Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

CAPITAL TRUST, INC.

AND

HUSKIES ACQUISITION LLC

September 27, 2012

Exhibit 2.1TOC

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4.17	Offering Memorandum	49

4.18	Fund Entity Reports	49

4.19	Fund Entity Financial Statements	50

4.20	Registration	51

4.21	Contracts; No Default	51

4.22	Leases	52

4.23	Servicing	52

4.24	ERISA	52

4.25	Disclosure	53

4.26	Sufficiency of Assets	53

4.27	Tangible Assets	53

4.28	CT Funds	53

4.29	Intellectual Property	54

4.30	Information Systems	56

4.31	No Reliance	56

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF CT WITH RESPECT TO THE NEW CT SHARES PURCHASE	57

5.1	Capitalization	57

5.2	CT SEC Documents; CT Financial Statements	58

5.3	Absence of Undisclosed Liabilities	60

5.4	Absence of Certain Changes	60

5.5	Taxes	61

5.6	Proceedings	62

5.7	Compliance with Laws; Permits	62

5.8	Environmental and Safety and Health Matters	63

5.9	Employee Matters and Benefit Plans	63

5.10	Arrangements with Certain Persons	64

5.11	Material Contracts; No Default	64

5.12	Leases	65

5.13	Servicing	65

5.14	Finder’s Fee	65

5.15	Investment Company	65

5.16	Insurance	66

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5.17	CDOs	66

5.18	Compliance with Guidelines, Policies and Procedures	66

5.19	Rights Agreement; State Takeover Statutes; Stock Ownership Restrictions in CT Charter	66

5.20	Opinion of Financial Advisor	67

5.21	Vote Required	67

5.22	No Reliance	67

5.23	No General Solicitation	68

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF PURCHASER	69

6.1	No Conflict; Required Filings	69

6.2	Corporate Status	69

6.3	Power and Authority	70

6.4	Proceedings	70

6.5	Finder’s Fee	70

6.6	Investment Intent	70

6.7	Information	70

6.8	Legends; Restrictions on Transfer	71

6.9	Common Stock Ownership	71

6.10	No Reliance	71

6.11	Owner of Purchaser	71

ARTICLE 7	COVENANTS	72

7.1	Conduct of Business	72

7.2	No Solicitation by CT; Other Offers	75

7.3	Preparation of the Proxy Statement; Stockholders Meeting	78

7.4	Confidentiality	80

7.5	Access; Publicity	80

7.6	Books and Records	81

7.7	Cooperation	81

7.8	Expenses	83

7.9	Employee Matters and Employee Benefit Plans	83

7.10	Insurance Matters	84

7.11	Board Designation Rights	85

7.12	Special Dividend	86

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7.13	Affiliate Contracts	86

7.14	Anti-Takeover Laws	86

7.15	Notification of Certain Matters	87

7.16	New CT Share Listing	87

7.17	Working Capital	87

7.18	Lease	87

ARTICLE 8	CERTAIN TAX MATTERS	89

8.1	Tax Returns	89

8.2	Transfer Taxes	90

8.3	Allocation of Taxes	90

8.4	Cooperation on Tax Matters	91

8.5	Tax Proceedings	91

8.6	Tax Sharing Agreements	91

8.7	Tax Indemnification	91

8.8	Election	92

ARTICLE 9	CONDITIONS PRECEDENT; CLOSING DELIVERIES	93

9.1	Conditions to Obligations of Each Party to Effect the Contemplated Transactions	93

9.2	Conditions to Obligations of CT	93

9.3	Conditions to Obligations of Purchaser	94

9.4	Closing Deliveries by CT. At the Closing	95

9.5	Closing Deliveries by Purchaser	97

ARTICLE 10	SURVIVAL; INDEMNIFICATION	99

10.1	Survival Limitation	99

10.2	Indemnification by Seller	99

10.3	Indemnification by Purchaser	100

10.4	Limitations	100

10.5	Defense of Third Party Claims	102

10.6	Direct Claims	103

10.7	Tax Treatment	103

10.8	No Contribution	103

10.9	Adjustment for Insurance	103

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ARTICLE 11	TERMINATION OF AGREEMENT	105

11.1	Termination	105

11.2	Effect of Termination	106

11.3	Expense Reimbursement	106

ARTICLE 12	MISCELLANEOUS	108

12.1	Notices	108

12.2	Severability	109

12.3	Entire Agreement; No Third Party Beneficiaries	109

12.4	Amendment; Waiver	109

12.5	Binding Effect; Assignment	109

12.6	Disclosure Schedules	110

12.7	Governing Law	110

12.8	Jurisdiction; Jury Trial	110

12.9	Equitable Remedies	110

12.10	Construction	111

12.11	Time of the Essence	111

12.12	Counterparts	111

INDEX OF SCHEDULES

Schedule I	CT Investment Management Interests
Schedule II	Disclosure Schedules
Schedule 2.1(e)	Wire Transfer Accounts
Schedule 5.17(a)	CDO Subs
Schedule 9.4(a)(viii)	Forms of FIRPTA Certificates
Schedule 9.4(b)(ii)	Form of Seller Secretary’s Certificate
Schedule 9.4(b)(iii)	Form of Officer’s Certificate of CT
Schedule 9.4(c)(i)	Forms of Skadden, Arps, Slate, Meagher & Flom LLP Opinions
Schedule 9.4(c)(ii)	Form of Venable LLP Opinion
Schedule 9.5(a)(ii)	Purchaser Consents
Schedule 9.5(b)(iii)	Form of Purchaser Secretary’s Certificate
Schedule 9.5(b)(iv)	Form of Officer’s Certificate of Purchaser

INDEX OF EXHIBITS

Exhibit A	Assignment of Lease
Exhibit B	Form of CT Charter Amendment
Exhibit C	Form of New CT Management Agreement
Exhibit D	Form of Old CT/CTIMCO Management Agreement Termination Agreement
Exhibit E	Form of Registration Rights Agreement between CT and Purchaser

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Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 27th day of September 2012, by and between Capital Trust, Inc., a Maryland corporation (“CT” or “Seller”), and Huskies Acquisition LLC, a Delaware limited liability company (“Purchaser”). Purchaser and Seller may also be referred to as a “Party” or collectively, as the “Parties.”

RECITALS

WHEREAS, CT currently owns one hundred percent (100%) of the issued and outstanding limited liability company interests (the “CTIMCO Interests”) in CT Investment Management Co., LLC, a Delaware limited liability company (“CTIMCO”);

WHEREAS, CT currently owns one hundred percent (100%) of the issued and outstanding limited liability company interests (the “CTOPI Co-Invest Interests”) in CT OPI Investor, LLC, a Delaware limited liability company, a wholly owned subsidiary of CT, and a limited partner (“CTOPI Co-Invest”) in CT Opportunity Partners I, L.P., a Delaware limited partnership (“CTOPI”);

WHEREAS, CT currently owns one hundred percent (100%) of the issued and outstanding limited liability company interests (the “CTHG2 Co-Invest Interests”) in CT High Grade Partners II Co-Invest, LLC, a Delaware limited liability company, a wholly owned subsidiary of CT, and a non-managing member (“CTHG2 Co-Invest”) of CT High Grade Partners II, LLC, a Delaware limited liability company (“CTHG2”);

WHEREAS, immediately prior to the Closing (as defined herein), CTIMCO will hold one hundred percent (100%) of the issued and outstanding Class A Preferred Stock, par value $0.001 per share (the “CTLR Preferred Stock”), of CT Legacy REIT Mezz Borrower, Inc., a Maryland corporation (“CT Legacy REIT”);

WHEREAS, the CTIMCO Interests, the CTOPI Co-Invest Interests, the CTHG2-Co-Invest Interests and the CTLR Preferred Stock are hereby collectively referred to as the “CT Investment Management Interests”;

WHEREAS, CT desires to sell to Purchaser, and Purchaser desires to purchase from CT, pursuant to this Agreement, the CT Investment Management Interests;

WHEREAS, CT desires to sell to Purchaser, and Purchaser desires to purchase from CT, five million (5,000,000) shares (the “New CT Shares”) of class A common stock, par value $0.01 per share, of CT (the “Common Stock”) pursuant to this Agreement;

WHEREAS, as a condition to the sale of the CT Investment Management Interests and the New CT Shares, it is advisable and in the best interests of CT for the Board of Directors of CT (the “CT Board”) to authorize and for CT to declare a special dividend in an amount per share equal to the Special Dividend Amount, on the Closing, payable to all holders of record of the Common Stock as of the close of business on the Meeting Record Date (as defined below), which shall be determined by the CT Board pursuant to this Agreement (the “Special Dividend”);

WHEREAS, in connection with the sale of the CT Investment Management Interests, CT desires to enter into the New CT Management Agreement (as defined below) governing the management of CT by New CT Manager (as defined below) following the Closing;

WHEREAS, to provide CT with the right to that certain carried interest to which CTOPI GP (as defined below) would otherwise be entitled, the Purchaser and Seller agree that an indirect wholly owned subsidiary of CT shall be admitted as a member of CTOPI GP pursuant to the Amended and Restated CTOPI GP Operating Agreement (as defined below) immediately prior to, and as a condition to, the sale of the CTIMCO Interests;

WHEREAS, Purchaser and Seller agree that, no later than the Closing Date, CTIMCO shall elect on IRS Form 8832 to be disregarded as a separate entity for U.S. federal income tax purposes, such election to be made effective as of a date prior to both (i) the date on which CT is admitted as a member of CTOPI GP and (ii) the Closing Date;

WHEREAS, as a condition to the sale of the CT Investment Management Interests, the sale of the New CT Shares and the entry into the New CT Management Agreement, it is advisable and in the best interests of CT for the CT Board to submit such transactions for approval by the stockholders of CT at the CT Stockholders Meeting;

WHEREAS, in order to induce Purchaser to enter into this Agreement, and as a condition to its doing so, simultaneously with the execution and delivery of this Agreement, Purchaser is entering into a Voting Agreement with certain stockholders of CT (the “Voting Agreement”), pursuant to which such stockholders have agreed to vote or cause to be voted all shares of Common Stock beneficially owned by such stockholders in favor of the transactions contemplated by this Agreement that will be submitted to a vote of CT stockholders in accordance with and subject to the terms set forth in the Voting Agreement; and

WHEREAS, Seller and Purchaser desire to enter into this Agreement and to consummate the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS; INTERPRETATION

1.1 Certain Defined Terms.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“1997 Director Stock Plan” shall have the meaning given such term in Section 5.1(b).

“2007 LTIP” shall have the meaning given such term in Section 5.1(b).

“2011 LTIP” shall have the meaning given such term in Section 5.1(b).

“Accounting Firm” shall have the meaning given such term in Section 2.4(d).

“Acquired Entities” means CTIMCO, CTOPI Co-Invest and CTHG2 Co-Invest.

“Acquired Entities Employee Plans” shall have the meaning given such term in Section 4.9(a).

“Acquired Entity Licensed Intellectual Property” means all Intellectual Property licensed to the Acquired Entities or any of their respective Subsidiaries pursuant to a Contract and used in the conduct of their respective businesses.

“Acquired Entity Owned Intellectual Property” means all of the Intellectual Property owned by the Acquired Entities or any of their respective Subsidiaries.

“Acquisition Proposal” means any offer, proposal or inquiry (other than an offer, proposal or inquiry by Purchaser or its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing 9.9% or more of the outstanding shares of any class of voting or equity securities of CT (or any parent company resulting from such transaction), or (ii) CT issues securities representing 9.9% or more of the outstanding shares of any class of voting or equity securities of CT (or any parent company resulting from such transaction);

(ii) any sale, lease, assignment, license, exchange, transfer, acquisition or disposition of any rights or assets (including equity interests of any Subsidiary of CT) that constitute or account for (i) 15% or more of the consolidated net revenues of CT and its Subsidiaries, consolidated net income of CT and its Subsidiaries or consolidated book value of CT and its Subsidiaries, or (ii) 15% or more of the fair market value of the assets of CT and its Subsidiaries;

(iii) any sale of all or substantially all of the assets or properties constituting, or the sale of Control of, the investment management business conducted by CT and its Subsidiaries, including any sale (whether by merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction) of a majority of the equity interests of CTIMCO;

(iv) any liquidation or dissolution of CT; or

(v) any combination of the foregoing.

“Affiliate” of a Person means a Person that Controls, is Controlled by, or is under common Control with, such Person.

“Affiliated Group” means an affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous state, local or foreign consolidated, combined or unitary Tax group under applicable Law.

“Agreement” shall have the meaning specified in the preamble to this Agreement, as the same may be amended from time to time.

“Amended and Restated CTOPI GP Operating Agreement” means the amended and restated CTOPI GP Operating Agreement in a form mutually agreed by Purchaser and Seller and containing the terms specified in Section 1.1(a)(I) of the Disclosure Schedules.

“Assignment of Lease” means the assignment of the Lease of even date herewith from CT to Purchaser or its designee, in the Form attached hereto as Exhibit A.

“Balance Sheets” shall have the meaning given such term in Section 4.19(b).

“Berkley Investors” means each of Admiral Insurance Company, Berkley Insurance Company and Berkley Regional Insurance Company.

“Bill of Sale” means the Bill of Sale, of even date herewith, between CT and CTIMCO, in the Form attached in Section 4.27 of the Disclosure Schedules.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are required or authorized to be closed.

“Business Employee” means any foreign or domestic current or former employee, director, consultant, independent contractor, or other service provider of CT, any Acquired Entity, any Fund Entity, or any of their respective Subsidiaries.

“Cap” shall have the meaning given such term in Section 10.4(a).

“CDO Subs” shall have the meaning given such term in Section 5.17.

“CDO Sub Consents” means the written consent of the CDO Subs authorized by the board of directors of each of the CDO Subs, which shall include those terms set forth in Section 1.1(a)(II) of the Disclosure Schedules or shall otherwise be in a form agreed upon by the Purchaser and the Seller.

“Change in CT Board Recommendation” shall have the meaning given such term in Section 7.2(d).

“Claim” means a claim for indemnity for Damages made by any Seller Indemnitee or Purchaser Indemnitee.

“Client” means any Person to which CT or any of its Subsidiaries provides Investment Management Services; provided, that in the case of a Fund, the definition of Client includes the Fund, but does not include each investor in respect of its investment in such Fund.

“Closing” shall have the meaning given such term in Section 2.2.

“Closing Date” shall have the meaning given such term in Section 2.2.

“Closing Employee Amounts” shall have the meaning given such term in Section 2.3(d).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Co-Invest Capital Contributions” shall have the meaning given such term in Section 2.3(b).

“Co-Invest Distributions” shall have the meaning given such term in Section 2.3(c).

“Common Stock” shall have the meaning given such term in the recitals of this Agreement.

“Confidentiality Agreement” shall have the meaning given such term in Section 7.4.

“Contemplated Transaction” means any transaction contemplated by this Agreement or any Transaction Document and “Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Transaction Documents.

“Continuing Employees” shall have the meaning given such term in Section 7.9(b).

“Contract” means any written, oral or implied contract, mortgage, deed of trust, lease, sublease, offer to lease, agreement to lease, sales order, purchase order, indenture, note, bond, loan, instrument, license, permit, franchise, commitment or other instrument, arrangement or agreement that is or purports to be binding on any Person or all or any part of its property or assets under applicable Law.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equity interests, as trustee or executor, by contract or credit arrangement or otherwise.

“CT” shall have the meaning given such term in the preamble to this Agreement.

“CT Acquisition Agreement” means any merger, acquisition or other agreement which gives effect to any Acquisition Transaction (other than the Contemplated Transactions).

“CT Balance Sheet” means that consolidated balance sheet of CT and its consolidated Subsidiaries as of June 30, 2012 included in CT’s Quarterly Report on Form 10-Q filed with the SEC on August 1, 2012.

“CT Balance Sheet Date” shall have the meaning given such term in Section 5.4.

“CT Board” shall have the meaning given such term in the recitals to this Agreement.

“CT Board Recommendation” means the recommendation by the CT Board for CT’s stockholders to approve each of (i) the CT Investment Management Interests Purchase, pursuant to the terms and subject to the conditions of this Agreement, (ii) the New CT Shares Purchase, pursuant to the terms and subject to the conditions of this Agreement, (iii) the New CT Management Agreement and (iv) the CT Charter Amendment Proposal.

“CT Bylaws” means the Capital Trust, Inc. Second Amended and Restated Bylaws, adopted as of February 27, 2007 and amended on July 20, 2011, as further amended in accordance with this Agreement.

“CT Charter” means the charter of Capital Trust, Inc., as amended, supplemented and restated through the date hereof.

“CT Charter Amendment Proposal” means the proposal to amend the CT Charter at the CT Stockholders Meeting to include those amendments attached hereto as Exhibit B.

“CT Employee Plans” shall have the meaning given such term in Section 5.9(a).

“CT Expense Reimbursement” shall have the meaning given such term in Section 11.3(c).

“CT Investment Management Interests” shall have the meaning given such term in the recitals to this Agreement.

“CT Investment Management Interests Purchase” shall have the meaning given such term in Section 2.1(a).

“CT Investment Management Interests Purchase Price” shall have the meaning given such term in Section 2.1(b).

“CT Legacy REIT” shall have the meaning given such term in the recitals to this Agreement.

“CT Legacy REIT Incentive Plan” means the rights of the employees of CTIMCO identified on Section 4.2(d) of the Disclosure Schedules to receive payments under the 2007 LTIP pursuant to award agreements related to distributions made by CT Legacy REIT.

“CT Management Business Material Contract” shall have the meaning given such term in Section 4.21(b).

“CT SEC Documents” shall have the meaning given such term in Section 5.2(a).

“CT Stockholder Approval” means approval of each of (i) the CT Investment Management Interests Purchase, pursuant to the terms and subject to the conditions of this Agreement, (ii) the New CT Shares Purchase, pursuant to the terms and subject to the conditions of this Agreement, (iii) the New CT Management Agreement, and (iv) the CT Charter Amendment Proposal, in each case, by the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date for the CT Stockholder Meeting and entitled to vote.

“CT Stockholders Meeting” shall have the meaning given such term in Section 7.3(b).

“CTHG1 Consent” means the written consent of each of the Berkley Investors, which shall include those terms set forth in Section 1.1(a)(III) of the Disclosure Schedules or shall otherwise be in a form agreed upon by the Purchaser and the Seller.

“CTHG1 Management Agreements” means, collectively, (a) the Investment Management Agreement, dated as of November 9, 2006, by and between CT High Grade Mezzanine Manager, LLC and Admiral Insurance Company, as amended by Amendment No. 1 thereto, dated as of July 20, 2007, and as further amended by Amendment No. 2 thereto, dated as of January 29, 2010, (b) the Investment Management Agreement, dated as of November 9, 2006, by and between CT High Grade Mezzanine Manager, LLC and Berkley Insurance Company, as amended by Amendment No. 1 thereto, dated as of July 20, 2007, and as further amended by Amendment No. 2 thereto, dated as of January 29, 2010, and (c) the Investment Management Agreement, dated as of November 9, 2006, by and between CT High Grade Mezzanine Manager, LLC and Berkley Regional Insurance Company, as amended by Amendment No. 1 thereto, dated as of July 20, 2007, and as further amended by Amendment No. 2 thereto, dated as of January 29, 2010.

“CTHG1 Management Agreement Amendments” means, collectively, three (3) separate amendments, each of which is applicable to one of each of the three (3) CTHG1 Management Agreements, to be entered into in connection with the Contemplated Transactions, in a form to be mutually agreed by the Purchaser and the Seller.

“CTHG1 Separate Accounts” means the three (3) separate accounts established pursuant to the CTHG1 Management Agreements.

“CTHG2” shall have the meaning given such term in the recitals to this Agreement.

“CTHG2 Co-Invest” shall have the meaning given such term in the recitals to this Agreement.

“CTHG2 Co-Invest Assignment and Assumption Agreement” means the Assignment and Assumption Agreement regarding the Purchaser’s acquisition of the CTHG2 Co-Invest Interests from the Seller, in a form to be mutually agreed by the Purchaser and the Seller.

“CTHG2 Co-Invest Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.

“CTHG2 Consent” means the written consent of each of NJDOI and CTHG2 Co-Invest, which shall include those terms set forth in Section 1.1(a)(IV) of the Disclosure Schedules or shall otherwise be in a form agreed upon by the Purchaser and the Seller.

“CTHG2 Management Agreement” means the Management Agreement, dated as of May 30, 2008, by and among CTHG2, CTHG2 MM and CT High Grade Partners II Manager, LLC.

“CTHG2 MM” means CT High Grade Partners II MM, LLC, a Delaware limited liability company, a wholly owned subsidiary of CTIMCO and the managing member of CTHG2.

“CTHG2 Operating Agreement” means the Second Amended and Restated Limited Liability Company Operating Agreement of CT High Grade Partners II, LLC, dated as of April 6, 2012.

“CTHG2 Operating Agreement Amendment” means the amendment to the CTHG2 Operating Agreement to be entered into in connection with the Contemplated Transactions in a form to be mutually agreed by the Purchaser and the Seller.

“CTHG2 Side Letter” means that certain letter agreement, dated as of April 6, 2012, by and among NJDOI, CTHG2 and CTHG2 MM, as the same may be amended from time to time in accordance with the terms thereof.

“CTHG2 Side Letter Amendment” means the amendment to the CTHG2 Side Letter to be entered into in connection with the Contemplated Transactions, in a form to be mutually agreed by the Purchaser and the Seller.

“CTIMCO” shall have the meaning given such term in the recitals to this Agreement.

“CTIMCO Assignment and Assumption Agreement” means the Assignment and Assumption Agreement regarding the Purchaser’s acquisition of the CTIMCO Interests from the Seller, in a form to be mutually agreed by the Purchaser and the Seller.

“CTIMCO Interests” shall have the meaning given such term in the recitals to this Agreement and set forth on Schedule I.

“CTLH” means CT Legacy Holdings, LLC, a Delaware limited liability company.

“CTLL” means CT Large Loan 2006, Inc., a Maryland corporation.

“CTLL Consent” means the written consent of the holders of a majority of the issued and outstanding shares of common stock of CTLL, which shall include those terms set forth in Section 1.1(a)(V) of the Disclosure Schedules or shall otherwise be in a form agreed upon by the Purchaser and the Seller.

“CTLL Management Agreement” means the Amended and Restated Management Agreement, dated as of June 26, 2006, by and between CTLL and CT Large Loan Manager, LLC, as amended by Amendment No. 1, dated as of October 18, 2006.

“CTLL Stockholders Agreement” means the Amended and Restated Stockholders Agreement of CTLL, dated as of June 26, 2006, by and among the holders of all of the issued and outstanding shares of the common stock of CTLL, as amended by Amendment No. 1 thereto, dated as of October 18, 2006, and as further amended by Amendment No. 2 thereto, dated as of April 26, 2007.

“CTLL Stockholders Agreement Amendment” means the amendment to the CTLL Stockholders Agreement to be entered into in connection with the Contemplated Transactions, in a form to be mutually agreed by the Purchaser and the Seller.

“CTLR Preferred Stock” shall have the meaning given such term in the recitals to this Agreement.

“CTOPI” shall have the meaning given such term in the recitals to this Agreement.

“CTOPI Co-Invest” shall have the meaning given such term in the recitals to this Agreement.

“CTOPI Co-Invest Assignment and Assumption Agreement” means the Assignment and Assumption Agreement regarding the Purchaser’s acquisition of the CTOPI Co-Invest Interests from the Seller, in a form to be mutually agreed by the Purchaser and the Seller.

“CTOPI Co-Invest Interests” shall have the meaning given such term in the recitals to this Agreement and as set forth on Schedule I.

“CTOPI Consent” means the written consent of the holders of 90% or more of the limited partner interests in CTOPI held by limited partners who are not Affiliates of the Seller, which shall include those terms set forth in Section 1.1(a)(VI) of the Disclosure Schedules or shall otherwise be in a form agreed upon by the Purchaser and the Seller.

“CTOPI GP” means CT OPI GP, LLC, a Delaware limited liability company, a wholly owned subsidiary of CTIMCO and the general partner of CTOPI.

“CTOPI GP Operating Agreement” means the Limited Liability Company Operating Agreement of CT OPI GP, LLC, dated as of September 28, 2007.

“CTOPI Incentive Plan” means the rights of the employees of CTIMCO identified on Section 4.2(d) of the Disclosure Schedules to receive payments pursuant to award agreements related to carried interest distributions made by CTOPI.

“CTOPI Management Agreement” means the Management Agreement, dated as of December 13, 2007, by and among CTOPI, CTOPI GP and CT OPI Manager, LLC, as amended by Amendment No. 1 thereto, dated as of April 16, 2008, and as further amended by Amendment No. 2 thereto, dated as of May 3, 2010.

“CTOPI Partnership Agreement” means that certain Second Amended and Restated Limited Partnership Agreement of CTOPI, dated as of April 16, 2008, by and among CTOPI GP and all of the limited partners of CTOPI, as amended by Amendment No. 1 thereto, dated as of July 8, 2008, and further amended by Amendment No. 2 thereto, dated as of May 3, 2010, and Amendment No. 3 thereto, dated as of December 13, 2011.

“CTOPI Partnership Agreement Amendment” means the amendment to the CTOPI Partnership Agreement to be entered in connection with the Contemplated Transactions, in a form to be mutually agreed by the Purchaser and the Seller.

“CTOPI PPM” means the Private Placement Memorandum of CTOPI, together with any supplements thereto.

“CTOPI REIT” means CT OPI REIT, Inc., a Maryland corporation.

“Damages” means any losses, damages (including all direct damages of whatever nature but excluding any indirect, exemplary or punitive damages, other than in respect of Third Party Claims, in which cases indirect, exemplary or punitive damages shall be included in addition to all other damages of whatever nature), injuries, liabilities, claims, demands, settlements, judgments, awards, fines, penalties, Taxes, fees (including reasonable attorneys’ fees and disbursements), charges, costs (including costs of investigation and defense) or expenses of any nature.

“Debt” means, with respect to any Person, (A) any indebtedness for borrowed money of such Person (including any interest accruing on such indebtedness), (B) any indebtedness of such Person evidenced by bonds, debentures, specified notes or similar instruments, (C) any indebtedness of such Person under any conditional sales or other title retention agreements relating to property or assets purchased by such Person, (D) any obligation of such Person issued or assumed as the deferred purchase price of property, assets or services (excluding trade accounts payable and accrued obligations incurred in the Ordinary Course of Business), (E) any capital lease obligation or any other similar capital obligation of such Person, (F) any synthetic lease obligation or any other similar lease obligation of such Person, (G) any purchase money obligation of such Person, (H) any obligation of such Person as an account party in respect of any letters of credit or bankers’ acceptances, (I) any obligation of such Person under any derivative agreement or any other similar agreement (including interest-rate, exchange-rate, commodity and equity-linked agreements), (J) any obligation of such Person in respect of any off-balance-sheet agreement or transaction that is in the nature of, or in substitution of, a financing, (K) any indebtedness or other obligation of any other Person of the type specified in any of the foregoing clauses, the payment or collection of which such Person has guaranteed or in respect of which such Person is liable, contingently or otherwise, including liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, (L) any indebtedness or other obligation of any other Person of the type specified in any of the foregoing clauses that is secured (or, pursuant to an existing right, could be secured at a later date) by an Encumbrance on any property or assets of such Person or (M) any obligation for penalties or collection costs in respect of any of the foregoing.

“Disclosure Schedules” means Schedule II attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“Dispute Notice” shall have the meaning given such term in Section 10.6.

“DOL” shall have the meaning given such term in Section 4.9(a).

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance, imposition, adverse claim, preferential arrangement, option, privilege, entitlement, right of first refusal, easement, encroachment, indenture, right of way, deed of trust, lease, security agreement or restriction of any kind.

“Environmental Claim” means any claim, demand, Order, Proceeding, cause of action or notice by any Person or Governmental Authority alleging or assessing liability arising out of, based on or resulting from (A) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at, on, in, under or from any location or (B) circumstances forming the basis of any violation or non-compliance or alleged violation or non-compliance, of any Environmental Law.

“Environmental Law” means any Laws relating to pollution or protection of human health, safety, or the environment, including any Law relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any harmful or deleterious substances.

“Environmental Permit” means any Permit under or pursuant to any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that is (or at any relevant time was) treated as a single employer with any other Person under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Balance Sheet” shall have the meaning given such term in Section 2.4(a).

“Estimated Closing Tangible Net Worth” shall have the meaning given such term in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Transaction Documents” means the New CT Management Agreement and the Registration Rights Agreement.

“Final Determination” means a determination as defined in Section 1313(a) of the Code (or any comparable provisions of state income Tax law) or any other event (including the execution of Form 870-AD) which finally and conclusively establishes the amount of any liability for Tax.

“Final Fund Documents” means, with respect to each Fund Entity, the final, executed organizational documents related thereto.

“Form 10-K” shall have the meaning given such term in Section 3.2(c).

“Fund” means any investment vehicle, including a general or limited partnership, a limited liability company, a trust, a company or a commingled fund, organized in any jurisdiction, and any alternative investment vehicles, co-investment vehicles and parallel funds formed in connection with any of such entities (i) sponsored or promoted by CT or any of its Subsidiaries, (ii) for which CT or any of its Subsidiaries acts as a general partner, trustee or managing member (or in a similar capacity) or (iii) for which CT or any of its Subsidiaries acts as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services, including the Fund Entities and CDO Subs.

“Fund Client” means, with respect to any Fund, each Person that is an investor in such Fund, with respect to its investment in such Fund.

“Fund Entities” means CTLL, CTOPI and CTHG2.

“Fund Entity Audited Balance Sheets” shall have the meaning given such term in Section 4.19(a).

“Fund Entity Audited Financial Statements” shall have the meaning given such term in Section 4.19(a).

“Fund Entity Reports” shall have the meaning given such term in Section 4.18(a).

“Fund Entity Unaudited Balance Sheets” shall have the meaning given such term in Section 4.19(b).

“Fund Entity Unaudited Financial Statements” shall have the meaning given such term in Section 4.19(b).

“Fund Financial Statements” shall have the meaning given such term in Section 4.19(b).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or authority or any court or tribunal or other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of government.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plans” means the CT Legacy REIT Incentive Plan and the CTOPI Incentive Plan.

“Incentive Plans Award Agreement Amendments” means the amendments to the award agreements under the Incentive Plans in a form to be mutually agreed by the Purchaser and the Seller, and to reflect the agreements contained in Section 7.9(c) of the Disclosure Schedules.

“Indemnification Arrangements” shall have the meaning given such term in Section 7.10(c).

“Information Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of a Person.

“Intellectual Property” means all (A) U.S. and foreign patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof, (B) U.S. and foreign trademarks, trade dress, service marks, service names, trade names, Internet domain names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith, (C) U.S. and foreign copyrights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (D) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques, and (E) computer software programs and software systems.

“Intervening Event” shall have the meaning given such term in Section 7.2(d)(B).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Advisory Contract” means a Contract (including the Organizational Documents of CT or any of its Subsidiaries, including any Fund Entity, any side letters or any other similar written agreements relating to such Contract) under which CT or any of its Subsidiaries, including CTIMCO and its Subsidiaries, provides investment advisory or sub-advisory services to, or manages any investment or trading account of, any Client whether as the general partner, managing member, adviser, or sub-adviser or otherwise.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Management Services” means any services that involve (i) the management of capital or assets of any Client (or any portions thereof), including, with respect to CT and its Subsidiaries, the management of the Fund Entities, CT Legacy REIT, the CDO Subs, and their respective Subsidiaries, (ii) the giving of investment advice or the provision of asset management services with respect to the investment and/or reinvestment of any capital or assets of any client, including, with respect to CT and its Subsidiaries, the management of the Fund Entities, CT Legacy REIT, the CDO Subs, and their respective Subsidiaries, or (iii) otherwise providing any services that result in any Person acting as an “investment adviser” under the Investment Advisers Act.

“IRS” shall have the meaning given such term in Section 4.9(a).

“Knowledge” means (A) with respect to an individual, actual knowledge (whether past or present) of a particular fact or other matter, (B) with respect to CT, the knowledge (whether past or present), after reasonable inquiry, of Stephen D. Plavin, Geoffrey G. Jervis, Thomas C. Ruffing, Douglas Armer and/or Jai Agarwal of a particular fact or other matter, (C) with respect to Purchaser, the knowledge (whether past or present), after reasonable inquiry, of Michael Nash, Randall Rothschild, Tim Johnson, Michael Eglit and/or Paul Quinlan and (D) with respect to any other Person who is not an individual, the knowledge (whether past or present) of any individual who is serving, or who has at any time served, as a director, executive officer, partner, executor or trustee of such Person (or in any similar capacity), of a particular fact or other matter.

“Landlord” means 410 Park Avenue Associates, L.P., as owner of the property subject to the Lease.

“Law” means any law, statute, ordinance, treaty, code, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority, or any principle of common law.

“Lease” means that certain Agreement of Lease dated as of May 3, 2000, by and between Landlord, as owner, and Capital Trust, Inc., as tenant, as amended by that certain Additional Space, Lease Extension and First Lease Modification Agreement, dated as of May 23, 2007, as further amended by that Second Lease Modification Agreement, dated as of May 26, 2009, as further amended by that certain Surrender and Third Lease Modification Agreement, dated as of August 31, 2009, and as further amended by that certain Fourth Lease Modification Agreement, dated as of September 17, 2009.

“Lease Deposit Amount” shall have the meaning given such term in Section 7.18.

“Lease Settlement” shall have the meaning given such term in Section 7.18.

“Leased Real Property” shall have the meaning given such term in Section 5.12.

“Loss of Special Servicer Status” means the loss by CTIMCO of its approved special servicer status by Standard & Poor’s, Moody’s and/or Fitch Ratings.

“Made Available to Purchaser” shall have the meaning given such term in Section 4.1.

“Material Adverse Effect” means, with respect to any Person, any change, development, effect or condition that, individually or in the aggregate with all other changes, developments, effects and conditions, (A) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole, or (B) will, or would reasonably be expected to, prevent or materially impair or delay the ability of such Person to fulfill its obligations under this Agreement or any Transaction Document; provided, however, that any such change, development, effect or condition having the results described in the foregoing clauses (A) and (B) that results from (i) a change in Law or GAAP or interpretations thereof or rules and policies of the Public Company Accounting Oversight Board that applies to such Person, in each case, occurring after the date of this Agreement, (ii) general economic, business or market conditions, general changes in the financial, credit or securities markets, including general changes in interest rates, exchange rates, stock, bond or debt prices, (iii) economic, business or market conditions that directly or indirectly affect the commercial real estate finance industry generally, (iv) any natural or man-made disasters or acts of war (whether or not declared), sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof in each case occurring after the date of this Agreement, (v) the entry into, announcement or performance of this Agreement and of the Contemplated Transactions or any action taken or omitted to be taken by CT at the written request of Purchaser (provided that this clause (v) shall not be applicable with respect to breaches of CT’s representations and warranties set forth in Sections 1.1(a) (No Conflict; Governmental Authorization), 4.7(d)(ii) (Compliance with Laws; Permits), 4.21(c) (Contracts; No Default) or 5.11(b) (Material Contracts; No Default) or CT’s failure to satisfy the conditions set forth in Section 9.3(a) (Conditions to Obligations of Purchaser) as they relate to the representations and warranties set forth in Sections 3.1(a) (No Conflict; Governmental Authorization), 4.7(d)(ii) (Compliance with Laws; Permits), 4.21(c) (Contracts; No Default) or 5.11(b) (Material Contracts; No Default)), (vi) any change in the market price or trading volume of the Common Stock or any failure to meet internal or published projections, forecasts, budgets, estimates or expectations of CT’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying cause of such change or failure shall not be excluded pursuant to this exception (vi)) or (vii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law to the extent arising out of or relating to this Agreement or the Contemplated Transactions shall not be considered when determining whether a Material Adverse Effect on such Person or its Subsidiaries has occurred, except with respect to foregoing clauses (i) through (iv) to the extent that such change, development, effect or condition disproportionately affects such Person or its Subsidiaries relative to other participants in the industry in which such Person and its Subsidiaries operate.

“Material Contract” means:

(i) any material contract required to be filed with the SEC by CT in accordance with Item 601(b)(10) of Regulation S-K;

(ii) any Servicing Agreement, Investment Advisory Contract, or Contract with any Client or Fund Client, including any side letters, amendments, supplements or ancillary documents to any such Contracts and any Contract for the placement, distribution or sale of shares, units or other ownership interests of a Fund, including solicitation agreements and investor referral agreements;

(iii) any Organizational Document of a Fund Entity including limited partnership agreements, limited liability company agreements and shareholder or other equityholder agreements, including any agreements with shareholders beneficially owning five percent (5%) or more of the Common Stock;

(iv) any Contract (A) relating to Debt, or any hedging, derivatives or similar Contract with a nominal amount, in any such case, in excess of, ten thousand dollars ($10,000); or (B) that is primarily a Contract of guarantee, support, indemnification, assumption, endorsement or similar obligation of or with respect to Liabilities of any Person other than CT or any of its Subsidiaries or, with respect to the Fund Entities, Subsidiaries of such Fund Entities other than portfolio companies where the potential exposure under such Contract exceeds ten thousand dollars ($10,000);

(v) any Contract entered into relating to the disposition or acquisition of any assets of CT or any of its Subsidiaries, and any joint venture, strategic alliance, distribution, partnership or similar Contract (other than involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of CT or any of its Subsidiaries (including CT Legacy REIT) or any Client);

(vi) any Contract for Intellectual Property granting or restricting the right to use material Intellectual Property used in the provision of Investment Management Services (other than Contracts granting rights to use readily available commercial “off the shelf” software and Contracts the restrictions of which would not reasonably be expected to interfere with the provision of Investment Management Services by CT or any of its Subsidiaries in any material respect);

(vii) any Contract (other than those set forth in clauses (i) through (vi) above or as disclosed in Section 1.1(a)(VII) of the Disclosure Schedules) having a duration in excess of one (1) year and not terminable without penalty or payment upon ninety (90) days or less prior notice to or by CT or any of its Subsidiaries involving annual payments in excess of $10,000 or aggregate remaining payments after the date hereof in excess of $10,000, including any Contract for the provision of administrative services (including any middle or back office service agreements), or any custodial agreement, brokerage agreement or other similar agreement;

(viii) any Contract containing (A) covenants of any of CT, CTIMCO or any of their respective Subsidiaries or Affiliates (before or after the Closing Date) not to compete or engage in any line of business or in any geographical area or covenants that in any way limit the ability of CT, CTIMCO or any of their respective Subsidiaries or Affiliates (before or after the Closing Date) to compete with any Person or (B) an exclusivity provision or a provision regarding the priority with respect to the allocation of investment opportunities;

(ix) any Contract requiring CT, CTIMCO or any of their respective Subsidiaries, including any Fund Entity (A) to co-invest with any other Person; (B) to provide seed capital or similar investment or (C) to invest in any investment product (including, any such Contract requiring additional or “follow-on” capital contributions to any Fund);

(x) any Contract that contains “key person” provisions pertaining to Business Employees; and

(xi) any Contract with any Governmental Authority.

“Materials of Environmental Concern” means any materials, substances or chemicals, pollutants, contaminants, wastes, including toxic substances, hazardous substances, radioactive materials, asbestos, asbestos-containing materials, lead-based paint, radon, mold, fungus, moisture, microbial contamination, pathogenic organisms, petroleum and petroleum products, regulated or that could result in liability under Environmental Laws.

“Meeting Record Date” shall have the meaning given such term in Section 7.3(b).

“MGCL” shall have the meaning given such term in Section 7.11(a).

“Multiemployer Plan” means any “multiemployer plan”, as defined in Section 3(37) or 4001(a) of ERISA or Section 414(f) of the Code that any Person or ERISA Affiliate maintains, sponsors, participates in or contributes to, or has maintained, established, sponsored, participated in, or contributed to within the last six (6) years, or under which such entity has or may incur any liability or obligation.

“New CT Management Agreement” means the Management Agreement, by and between CT and New CT Manager, in the Form attached hereto as Exhibit C.

“New CT Manager” means an Affiliate of Purchaser to be determined prior to Closing.

“New CT Shares” shall have the meaning given such term in the recitals of this Agreement.

“New CT Shares Purchase” shall have the meaning given such term in Section 2.1(c).

“New CT Shares Purchase Price” shall have the meaning given such term in Section 2.1(d).

“NJDOI” means Common Pension Fund E.

“Notice of Claim” shall have the meaning given such term in Section 10.6.

“NYSE” means the New York Stock Exchange.

“Objection Notice” shall have the meaning given such term in Section 2.4(c).

“Old CT/CTIMCO Management Agreement” means the Amended and Restated Investment Management Agreement, dated December 16, 2011, by and between CT and CTIMCO.

“Old CT/CTIMCO Management Agreement Termination Agreement” means the Termination Agreement, by and between CT and CTIMCO, whereby the Old CT/CTIMCO Management Agreement is terminated, in the Form attached hereto as Exhibit D.

“Order” means any order, writ, certificate, judgment, injunction, decree, stipulation, determination, assessment, decision, ruling, declaration, award, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or any arbitrator.

“Ordinary Course of Business” means any action taken by a Person that (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, and (B) except with respect to Subsidiaries of CT, does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority).

“Organizational Documents” shall have the meaning given such term in Section 4.1.

“Outside Date” shall have the meaning given such term in Section 11.1(b).

“Party” or “Parties” shall have the meaning specified in the preamble to this Agreement.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that any Person or, solely with respect to any Pension Plan that is subject to Title IV of ERISA, any ERISA Affiliate of any such Person maintains, sponsors, participates in or contributes to, or has within the last six (6) years maintained, established, sponsored, participated in, or contributed to, or under which any such Person has or may incur any liability or obligation.

“Permit” means any permit, consent, franchise, waiver, authorization, license, registration or other approval issued, granted, given, or otherwise made available by or under any Governmental Authority or pursuant to any Law.

“Permitted Encumbrance” means (A) any Encumbrance for Taxes and other similar charges of any Governmental Authority not yet due or delinquent or being contested in good faith by appropriate proceedings for which appropriate reserves have been made on the CT Balance Sheet or which may thereafter be paid without penalty, (B) any statutory Encumbrance arising in the Ordinary Course of Business by operation of Law with respect to a liability that is not yet due or delinquent and that is not material to CT, CTIMCO or their respective Subsidiaries, (C) any Encumbrance to secure lease obligations, to the extent set forth in Section 1.1(a)(VIII) of the Disclosure Schedules and (D) any imperfection of title or similar Encumbrance that, individually or in the aggregate with other such Encumbrances, does not result in a Material Adverse Effect with respect to CT, any Acquired Entity, any Fund Entity or any of their Subsidiaries, as the case may be.”

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including any Multiemployer Plan, Pension Plan, and Welfare Plan, and each other material employment, executive compensation, bonus, deferred compensation, pension, collective bargaining, stock option, stock appreciation right, stock purchase, equity-based compensation, incentive, voluntary employee benefit association within the meaning of Section 501(c)(9) of the Code, profit-sharing, retirement, medical, dental, life insurance, disability, vacation, sick pay, paid time off, salary continuation, retention, severance pay, fringe benefit, or employee loan plan, arrangement, agreement, program, policy or practice (including any severance, change in control or similar agreement) whether formal or informal, oral or written, and whether or not subject to ERISA, in each case under which (a) any foreign or domestic current or former employee, director, consultant, independent contractor, or other service provider of any Person or ERISA Affiliate, or their beneficiaries has any present or future right to benefits and which are contributed to, sponsored, or maintained by any Person or any ERISA Affiliate, or (b) with respect to which any Person or any ERISA Affiliate has, has had within the previous six (6) years or may incur any liability or obligation on behalf of any foreign or domestic current or former employee, director, consultant, independent contractor, or other service provider of any Person or ERISA Affiliate.

“Post-Closing Adjustment Certificate” shall have the meaning given such term in Section 2.4(b).

“Post-Closing Tax Period” means any taxable period ending after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Proceeding” means any claim, action, proceeding, investigation, audit, hearing, arbitration, administrative or agency complaint or charge, litigation or suit (whether civil, criminal, administrative, investigative or informal).

“Proxy Statement” shall have the meaning given such term in Section 7.3(a).

“Purchase Price” shall have the meaning given such term in Section 2.1(d).

“Purchase Price Adjustment Certificate” shall have the meaning given such term in Section 2.4(a).

“Purchaser” shall have the meaning given such term in the preamble to this Agreement.

“Purchaser Closing Balance Sheet” shall have the meaning given such term in Section 2.4(b).

“Purchaser Designees” shall have the meaning given such term in Section 7.11(a).

“Purchaser Expense Reimbursement” shall have the meaning given such term in Section 11.3(a).

“Purchaser Indemnitee” means Purchaser, its past, current and future Affiliates and Subsidiaries, including, after the Closing, any Acquired Entity, any Fund Entity and their respective Subsidiaries and Affiliates and the past, current and future respective stockholders, equity owners, members, partners, controlling Persons (if any), directors, trustees, managers, officers, employees, agents, successors, assigns and personal representatives of each of them.

“Purchaser Information” shall have the meaning given such term in Section 7.4(b).

“Purchaser’s Excluded Representations” shall have the meaning specified in Section 10.1.

“Recommendation Change Notice” shall have the meaning given such term in Section 7.2(e).

“Registration Rights Agreement” means the Registration Rights Agreement between CT and Purchaser in the Form attached hereto as Exhibit E.

“REIT” means a real estate investment trust as defined in Sections 856 through 860 of the Code.

“Relying Advisers” shall have the meaning given such term in Section 4.16.

“Representatives” shall have the meaning given such term in Section 7.3(a).

“Restricted Cash” means all cash of a Person which is restricted from use except for a contractually specified purpose; provided, that for the avoidance of doubt, “Restricted Cash” of CT and its Subsidiaries shall include any cash and cash equivalents held by CT Legacy REIT or any of its Subsidiaries.

“Restricted Share” shall mean a share of Common Stock held by or in the name of any Business Employee that is subject to vesting or delivery requirements.

“Retention Arrangement” shall mean any transaction, retention, change in control, or “stay” bonus, payment or award, or any similar arrangement, which is payable by an Acquired Entity, or Fund Entity, or any of their respective Subsidiaries, in each case, in connection with or after the Closing, including, for the avoidance of doubt, the Plans set forth on Section 1.1(a)(IX) of the Disclosure Schedules.

“Review Period” shall have the meaning given such term in Section 2.4(c).

“Rights Agreement” means the Tax Benefits Preservation Rights Agreement, dated as of March 3, 2011, by and between CT and American Stock Transfer & Trust Company, LLC.

“Sarbanes-Oxley Act” mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 7.9(c) Expense Amount” shall have the meaning given such term in Section 2.3(e).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning given such term in the preamble to this Agreement.

“Seller Indemnitee” means Seller, its Subsidiaries following the Closing, and the past, current and future directors, trustees, managers, officers, employees, agents and successors of each of them.

“Seller’s Excluded Representations” shall have the meaning given such term in Section 10.1.

“Servicing Agreement” means any servicing agreement, pooling and servicing agreement, mortgage selling and servicing contract, indenture or other agreement or instrument, whether written or oral, pursuant to which any Acquired Entity or any of their respective Subsidiaries provides servicing for loans directly or indirectly secured by commercial real estate (by mortgages thereon or otherwise) (such loans, collectively, the “Specially Serviced Loans”), all of which agreements are listed on Section 4.21(a) of the Disclosure Schedules (to the extent identified as such) and have been Made Available to Purchaser.

“Special Dividend” shall have the meaning given such term in the recitals to this Agreement.

“Special Dividend Amount” means (i) $2.00 minus (ii) the aggregate per share amount of any dividends declared or paid by CT after the date hereof and prior to the Closing (other than the Special Dividend).

“Special Dividend Payment Record Date” shall have the meaning given such term in Section 7.12.

“Specially Serviced Loans” shall have the meaning given such term in the definition of Servicing Agreement.

“Straddle Period” shall have the meaning given such term in Section 8.3.

“Subsidiary” means, with respect to any Person, any corporation or other legal entity (A) of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or (B) a majority of the capital stock or other equity interests of which generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries or Affiliates). For purposes of this Agreement, each CDO Sub shall be deemed a Subsidiary of CT (and for the avoidance of doubt, Subsidiaries of CT shall include each Acquired Entity, each Fund Entity, and their respective Subsidiaries).

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal obtained after the date of this Agreement in circumstances not involving a breach of Section 7.2 by CT for an Acquisition Transaction (a) of the type set forth in clause (i) of the definition thereof; provided that all references to “9.9%” therein shall be references to “50%”; (b) involving a majority of the assets of CT set forth on the adjusted balance sheet of CT and its Subsidiaries set forth in Section 1.1(a)(X) of the Disclosure Schedules or (c) involving (x) the acquisition (by whatever means, whether by merger, consolidation, share exchange, share or asset purchase or otherwise, as applicable) of either the CT Investment Management Interests or any sale described in clause (iii) of the definition of “Acquisition Transaction” and (y) the purchase of newly-issued shares of Common Stock representing more than 9.9% of the outstanding Common Stock at the time of such issuance, which, in any such case described in clauses (a), (b) or (c), the CT Board determines in good faith (after consultation with its outside counsel and financial advisor) (A) to be reasonably likely to be consummated if accepted and (B) to be more favorable to CT’s stockholders from a financial point of view than the Contemplated Transactions, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Purchaser in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Tangible Assets” shall have the meaning given such term in Section 4.27.

“Tangible Net Worth” means with respect to an Acquired Entity, an amount, determined in accordance with GAAP, equal to the entity’s cash and cash equivalents net of uncleared checks and drafts issued by such Acquired Entity and excluding Restricted Cash, increased by its: (i) accounts receivable, (ii) prepaid expenses (excluding prepaid income taxes) and (iii) other tangible assets (including, without limitation, investments in unconsolidated subsidiaries, but excluding furniture, fixtures and equipment); decreased by its (x) accounts payable and accrued expenses (except for: (a) accrued expenses related to the CT Legacy REIT Incentive Plan, (b) liabilities related to “straight-line” accounting for lease payments, (c) accrued income taxes payable and (d) the Section 7.9(c) Expense Amount), (y) unearned revenues (except for unearned revenues related to the CTOPI Incentive Plan) and (z) borrower expense deposits.

“Tax” or “Taxes” means any and all domestic or foreign, federal, state, local or other taxes, assessments, duties, charges, fees, levies or required deposits of any kind (together with any and all interest, penalties, additional tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes with respect to income, franchises, windfall or other profits, gross receipts, transfer, real, personal or intangible property, sales, use, capital stock, employment, unemployment, social security, workers’ compensation or net worth, ad valorem, value added, single business, taxes in the nature of excise or withholding and any liability under Treasury Regulation Section 1.1502-6 or as a transferee or successor, or by contract or agreement.

“Tax Proceeding” shall have the meaning given such term in Section 8.5.

“Tax Return” means any report, return or similar filing (including any schedule attached thereto) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Tax Sharing Agreement” means any written or oral agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between Seller, any Acquired Entity, any Fund Entity or their respective Subsidiaries and any Person.

“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

“Termination Date” shall have the meaning given such term in Section 7.11(a).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Purchaser or any of its Affiliates or CT and any of its Affiliates, and the Representatives of such Person, in their capacity as such.

“Third Party Claim” means any claim asserted by any Person (other than a Seller Indemnitee or a Purchaser Indemnitee) for Damages that may reasonably be expected to give rise to a Claim.

“Transaction Documents” means this Agreement, the Voting Agreement and the agreements, certificates and instruments executed by a Party or its Affiliate and delivered pursuant to Sections 9.4 and 9.5.

“Transfer Taxes” means all transfer, real property transfer, gains, stock transfer, documentary, sales, use stamp, registration value added, property, recording and other similar taxes and fees including penalties, interest and additions to such Taxes.

“Triggering Event” shall be deemed to have occurred if: (a) the CT Board shall have effected a Change in the CT Board Recommendation; (b) CT shall have failed to include in the Proxy Statement the CT Board Recommendation; (c) the CT Board or any committee thereof shall have adopted, approved, endorsed or recommended any Acquisition Proposal; (d) a tender or exchange offer relating to securities of CT shall have been commenced and CT shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the CT Board recommends rejection of such tender or exchange offer; or (e) CT shall have materially breached its obligations under Section 7.2 or 7.3.

“Voting Agreement” shall have the meaning given such term in the recitals of this Agreement.

“Warrants” means, collectively, the warrants issued pursuant to (i) that Warrant to purchase Common Stock issued by CT to JPMorgan Chase Funding, Inc., dated March 16, 2009, (ii) that Warrant to purchase Common Stock issued by CT to Morgan Stanley Asset Funding, Inc., dated March 16, 2009, and (iii) that Warrant to purchase Common Stock issued by CT to Citigroup Financial Products, Inc., dated March 16, 2009.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA that any Person maintains, sponsors, participates in or contributes to or under which any such Person has or may incur any liability or obligation.

1.2 Other Interpretive Provisions. When a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or a Section of, or Schedule to, this Agreement, unless otherwise indicated. The words “include,” “includes” or “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereunder,” “hereby” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used in their plural or singular forms, respectively. Reference in any Transaction Document to any Contract or document means such Contract or document as amended or modified and in effect from time to time in accordance with the terms thereof and includes all addenda, amendments, exhibits, and schedules (provided that, to the extent this Agreement or any Transaction Document requires the disclosure or provision of any such Contract or document to Purchaser, all such amendments, modifications, added, exhibits and schedules, as applicable, have been so disclosed to Purchaser). The inclusion of any matter in the Disclosure Schedules in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or “Material Adverse Effect” shall not be an admission by the Party delivering such Disclosure Schedule that such matter is material or would reasonably be expected to result in a Material Adverse Effect with respect to such Party.

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale.

(a) CT Investment Management Interests. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer and otherwise convey to Purchaser the CT Investment Management Interests free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities Laws), and Purchaser agrees to purchase the CT Investment Management Interests from Seller (the “CT Investment Management Interests Purchase”).

(b) Purchase Price for CT Investment Management Interests. Subject to the terms and conditions of this Agreement, at the Closing, the CT Investment Management Interests Purchase shall be consummated upon the payment by Purchaser of twenty million six hundred twenty-nine thousand and four dollars ($20,629,004) (as adjusted pursuant to Sections 2.3 and 2.4 below, the “CT Investment Management Interests Purchase Price”).

(c) Purchase of New CT Shares. Upon the terms and subject to the conditions of this Agreement, CT agrees to issue and sell to Purchaser the New CT Shares free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities Laws), and Purchaser agrees to purchase the New CT Shares from CT (the “New CT Shares Purchase”).

(d) Purchase Price for New CT Shares. The aggregate purchase price of the New CT Shares shall be ten million dollars ($10,000,000) (the “New CT Shares Purchase Price” and, together with the CT Investment Management Interests Purchase Price, the “Purchase Price”).

(e) Method of Payment of Purchase Price. The Purchase Price shall be payable in cash by wire transfer of immediately available funds to accounts designated in writing by CT on Schedule 2.1(e).

(f) Allocation. As promptly as practical after the date hereof and in any event prior to the Closing Date, the Parties shall allocate the CT Investment Management Interests Purchase Price (i) among the CT Investment Management Interests and (ii) further among the assets of CTIMCO and its Subsidiaries (after giving effect to CT’s contribution of the CTLR Preferred Stock prior to the Closing) in accordance with Section 1060 of the Code (and any similar provision of Law, as appropriate) (the “Closing Date Allocation”). If the Parties cannot agree on the Closing Date Allocation within 30 days following the date hereof, they shall submit any disputed items to the Accounting Firm and shall direct the Accounting Firm to render its determination prior to the Closing Date. The determination of the Accounting Firm, if applicable, shall be final and binding upon the Parties. After the final determination of the CT Investment Management Interests Purchase Price pursuant to Sections 2.3 and 2.4, the Parties shall agree on appropriate modifications to the Closing Date Allocation to take into account any adjustments under Sections 2.3 and 2.4, and such modified Closing Date Allocation shall be the

“Final Allocation.” From time to time as applicable, the Parties shall agree on appropriate modifications to the Final Allocation to take into account subsequent adjustments or additional payments which are treated as purchase price for U.S. federal income Tax purposes, and such modified Final Allocation shall become the new “Final Allocation.” Each Party shall cooperate fully with the other Party to prepare all Tax forms, including Internal Revenue Service Form 8594 relating to the Final Allocation. No Party shall take a position inconsistent with the Final Allocation on any Tax Return (including Internal Revenue Service Form 8594), unless otherwise required by a Final Determination by a Taxing Authority.

(g) Assumed Liabilities. Effective as of the Closing, Purchaser shall, or shall cause one or more of its Affiliates, including any Acquired Entity or any of its Subsidiaries to, assume and agree to pay, discharge or perform, as appropriate, the obligations of Seller under the Contracts set forth on Section 4.21(a) of the Disclosure Schedules relating to the CT Investment Management Interests to the extent such obligations accrue after the Closing. Except as set forth in the immediately preceding sentence, Sections 2.1(b), 2.1(d) and 2.1(e) and, subject to the provisions of this Agreement, with respect to liabilities of the Acquired Entities and their Subsidiaries (excluding the Fund Entities and their Subsidiaries), Seller acknowledges and agrees with Purchaser that Seller shall not convey to Purchaser, or cause or permit Purchaser to incur, assume or otherwise become liable for, and Purchaser shall not assume or otherwise be obligated for, in each case, any liability whatsoever (whether fixed or contingent, known or unknown, liquidated or unliquidated, suspected or unsuspected, material or immaterial, absolute or contingent, matured or unmatured, determinable or undeterminable, direct or indirect, secured or unsecured, or otherwise).

2.2 Closing. The closing of the purchase and sale transactions contemplated by Sections 2.1(a) and 2.1(c) (the “Closing”) will take place at the offices of Paul Hastings LLP, 75 East 55th Street, New York, NY, 10022, or at such other place as Purchaser and CT mutually agree, including by electronic exchange of documents. The Closing shall take place at 10:00 am on or prior to the second (2nd) Business Day following the date on which each of the conditions precedent in Article 9 have been satisfied or waived (other than those conditions that are to be satisfied at Closing, but subject to their due satisfaction or waiver at the Closing) or such other date as CT and Purchaser may agree in writing. The date upon which Closing actually occurs is referred to herein as the “Closing Date.”

2.3 Purchase Price Adjustments. The CT Investment Management Interests Purchase Price shall be increased or decreased in accordance with this Section 2.3 as follows:

(a) Increased to the extent the Estimated Closing Tangible Net Worth of CTIMCO exceeds zero dollars ($0) or decreased to the extent the Estimated Closing Tangible Net Worth of CTIMCO is less than zero dollars ($0);

(b) Increased by the amount of capital contributions funded subsequent to June 30, 2012 and prior to the Closing Date by CT in respect of capital commitments by CTOPI Co-Invest to CTOPI and by CTHG2 Co-Invest to CTHG2, in each case, solely to the extent consistent with the parameters set forth in Section 2.3(b) of the Disclosure Schedules (the “Co-Invest Capital Contributions”);

(c) Decreased by distributions received by CT subsequent to June 30, 2012 and prior to the Closing Date from CTOPI or CTHG2 in respect of CTOPI Co-Invest’s interest in CTOPI or CTHG2 Co-Invest’s interest in CTHG2 (the “Co-Invest Distributions”);

(d) Decreased by the amounts payable in respect of all Retention Arrangements, and all other accrued or historic employee-related liabilities that are outstanding and unpaid immediately prior to the Closing (to the extent not already taken into account in determining Tangible Net Worth of CTIMCO pursuant to the adjustment set forth in Section 2.3(a)) (collectively, the “Closing Employee Amounts”); and

(e) Increased by an amount equal to one half of amounts paid by CT for expenses incurred in connection with taking the actions specified in clause (1) of Section 7.9(c) of the Disclosure Schedules (such amount, the “Section 7.9(c) Expense Amount”).

2.4 Purchase Price Adjustment Certificate.

(a) No later than the close of business on the second Business Day immediately prior to the Closing Date, Seller shall deliver to Purchaser a certificate (the “Purchase Price Adjustment Certificate”), which shall set forth: (i) Seller’s good faith estimates of (A) the balance sheet of CTIMCO, prepared by CT and determined in accordance with GAAP, as of the close of business on the Business Day immediately prior to the Closing Date (the “Estimated Closing Balance Sheet”) and (B) the aggregate Tangible Net Worth of CTIMCO as of the close of business on the Business Day immediately prior to the Closing Date (the “Estimated Closing Tangible Net Worth”) and (ii) schedules of: (A) Co-Invest Capital Contributions, (B) Co-Invest Distributions and (C) the Section 7.9(c) Expense Amount, together with reasonable supporting detail therefor sufficient for Purchaser to confirm the amounts of Co-Invest Capital Contributions, Co-Invest Distributions and the Section 7.9(c) Expense Amount and, with respect to the Co-Invest Capital Contributions, the nature thereof (including whether they meet the parameters set forth in Section 2.3(b) of the Disclosure Schedules). The Estimated Closing Tangible Net Worth shall be prepared by CT consistent with past practices and the illustrative example set forth in Section 2.4(a) of the Disclosure Schedules and shall be reconciled to the Estimated Closing Balance Sheet on the Purchase Price Adjustment Certificate.

(b) Within sixty (60) calendar days after the Closing Date, Purchaser shall prepare and deliver to Seller a certificate (the “Post-Closing Adjustment Certificate”), which shall set forth: (i) the balance sheet of CTIMCO, prepared by Purchaser and determined in accordance with GAAP, as of the close of business on the Business Day immediately prior to the Closing Date (the “Purchaser Closing Balance Sheet”), (ii) Purchaser’s calculation of the aggregate Tangible Net Worth of CTIMCO as of the close of business on the Business Day immediately prior to the Closing Date, prepared in a manner consistent with the illustrative example set forth in Section 2.4(a) of the Disclosure Schedules and reconciled to the Purchaser Closing Balance Sheet on the Post-Closing Adjustment Certificate, and (iii) Purchaser’s calculation of the Co-Invest Capital Contributions, Co-Invest Distributions and the Section 7.9(c) Expense Amount.

(c) Seller shall notify Purchaser in writing of its acceptance or dispute of any amounts reflected on the Post-Closing Adjustment Certificate, including Purchaser’s calculation of the Tangible Net Worth of CTIMCO or the Co-Invest Capital Contributions, Co-Invest Distributions or Section 7.9(c) Expense Amount within forty-five (45) calendar days after Seller’s receipt of the Post-Closing Adjustment Certificate (such forty-five (45)-day period hereinafter referred to as the “Review Period”). Any such notice of disagreement (the “Objection Notice”) shall specify those items or amounts as to which Seller disagrees and describe the basis of such disagreement (and shall include Seller’s proposed changes to the calculation of the CT Investment Management Interests Purchase Price). Seller shall be deemed to have agreed with all other items and amounts included in the Post-Closing Adjustment Certificate delivered pursuant to Section 2.4(b) and not specifically identified in the Objection Notice.

(d) In the event of a dispute with respect to the Post-Closing Adjustment Certificate, Purchaser and Seller shall negotiate in good faith to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If Purchaser and Seller are unable to reach a resolution to such effect within thirty (30) calendar days after Purchaser’s receipt of the Objection Notice, Purchaser and Seller shall submit the amounts in dispute for resolution to the New York, New York office of an independent accounting firm of international reputation as is mutually agreed to and appointed by Seller and Purchaser (such independent accounting firm being herein referred to as the “Accounting Firm”). Seller and Purchaser shall use their commercially reasonable efforts to cause the Accounting Firm to, as soon as practicable but in any event within thirty (30) calendar days after such submission, determine and report to the Parties upon the disputed amounts with respect to the Post-Closing Adjustment Certificate and corresponding calculation of the CT Investment Management Interests Purchase Price, and such report shall be final, binding and conclusive on the Parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The Accounting Firm shall be authorized to resolve only those items in dispute between the Parties, within the range of the difference between Purchaser’s position with respect thereto and Seller’s position with respect thereto, and such resolution shall be based solely on the written materials submitted by the Parties and the terms and conditions of this Agreement and not on independent review. Purchaser, on the one hand, and Seller, on the other hand, will each bear fifty percent (50%) of the costs and expenses of the Accounting Firm. Purchaser and Seller shall make available to such accounting firm all relevant books and records relating to the calculations submitted and all other information reasonably requested by the Accounting Firm.

(e) No later than five (5) Business Days after the Co-Invest Capital Contributions, Co-Invest Distributions, Section 7.9(c) Expense Amount and Tangible Net Worth of CTIMCO as of the close of business on the Business Day immediately prior to the Closing Date shall be finally determined in accordance with Sections 2.4(c) and 2.4(d) above, Purchaser or Seller, as applicable, shall make the following payments (which may be offset against one another to arrive at a single adjustment amount payable pursuant to this Section 2.4(e)):

(i) If the Tangible Net Worth of CTIMCO as finally determined in accordance with Sections 2.4(c) and 2.4(d) above is less than the Estimated Closing Tangible Net Worth, Seller shall pay the amount of such shortfall to Purchaser.

(ii) If the Tangible Net Worth of CTIMCO as finally determined in accordance with Sections 2.4(c) and 2.4(d) above is greater than the Estimated Closing Tangible Net Worth, Purchaser shall pay the amount of such excess to the Seller.

(iii) If the Co-Invest Capital Contributions as finally determined in accordance with Sections 2.4(c) and 2.4(d) above are less than the Co-Invest Capital Contributions as set forth in the Purchase Price Adjustment Certificate, Seller shall pay the amount of such shortfall to Purchaser.

(iv) If the Co-Invest Capital Contributions as finally determined in accordance with Sections 2.4(c) and 2.4(d) above are more than the Co-Invest Capital Contributions as set forth in the Purchase Price Adjustment Certificate, Purchaser shall pay the amount of such excess to the Seller.

(v) If the Co-Invest Distributions as finally determined in accordance with Sections 2.4(c) and 2.4(d) above are less than the Co-Invest Distributions as set forth in the Purchase Price Adjustment Certificate, Purchaser shall pay the amount of such difference to Seller.

(vi) If the Co-Invest Distributions as finally determined in accordance with Sections 2.4(c) and 2.4(d) above are more than the Co-Invest Distributions as set forth in the Purchase Price Adjustment Certificate, Seller shall pay the amount of such difference to Purchaser.

(vii) If the Section 7.9(c) Expense Amount as finally determined in accordance with Sections 2.4(c) and 2.4(d) above is more than the Section 7.9(c) Expense Amount as set forth in the Purchase Price Adjustment Certificate, Purchaser shall pay the amount of such difference to Seller.

(viii) If the Section 7.9(c) Expense Amount as finally determined in accordance with Sections 2.4(c) and 2.4(d) above is less than the Section 7.9(c) Expense Amount as set forth in the Purchase Price Adjustment Certificate, Seller shall pay the amount of such difference to Purchaser.

(f) Any payment to be made as a result of an adjustment to the CT Investment Management Interests Purchase Price pursuant to Section 2.4(e) shall be paid by wire transfer of immediately available funds, together with interest thereon for the period commencing on the Closing Date through the date on which such payment is made calculated at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.

2.5 CT Restricted Shares.

(a) Effective as of the Closing, and without any further action on the part of CT or any holder of any Restricted Share, any vesting requirement or transfer restriction applicable to each Restricted Share granted under the 2011 LTIP or the 2007 LTIP that is outstanding as of the Closing Date (whether vested or unvested) shall be deemed satisfied or lapsed, as applicable, and each such Restricted Share shall be deemed 100% vested and non-forfeitable.

(b) CT shall, prior to the Closing, take or cause to be taken all actions necessary with respect to the 2007 LTIP, the 2011 LTIP, and any other applicable agreements to allow for the treatment of the Restricted Shares described herein.

ARTICLE 3

GENERAL REPRESENTATIONS AND WARRANTIES OF CT

CT hereby represents and warrants to Purchaser that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing Date, except (1) as expressly set forth herein, (2) subject to Section 12.6, as set forth in the Disclosure Schedules or (3) as set forth in the CT SEC Documents filed since January 1, 2012 and prior to the date hereof to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other statements that are similarly forward-looking in nature included therein to the extent that they are primarily cautionary in nature).

3.1 No Conflict; Governmental Authorization.

(a) The execution, delivery and performance of (1) this Agreement, (2) each of the Transaction Documents to which CT or its Subsidiaries is a party and (3) the consummation by CT and/or its Subsidiaries, as applicable, of the Contemplated Transactions do not and will not:

(i) violate, conflict with or result in the breach of any provision of the CT Charter or the CT Bylaws or any Organizational Documents of any of CT’s Subsidiaries;

(ii) conflict with or violate any Law or Order applicable to CT or any of its Subsidiaries or by which any property or assets of CT or any of its Subsidiaries is bound or subject;

(iii) require any consent or other action of or notice to, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of or result in any purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or other obligations pursuant to, any of the terms, conditions or provisions of any Contract to which CT or any of its Subsidiaries is a party or by which any of their respective properties or other assets is bound; or

(iv) result in the creation of an Encumbrance on any equity, property or asset of CT or any of its Subsidiaries;

except, with respect to clauses (ii) through (iv), for such triggering payments, Encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches or defaults, which would not, individually or in the aggregate, result in a Material Adverse Effect on CT, the Acquired Entities or any Fund Entity.

(b) No material consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by CT or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement, any Transaction Document to which it is a party or the consummation of the Contemplated Transactions, except for those set forth on Section 3.1(b) of the Disclosure Schedules.

3.2 Corporate Status.

(a) CT is duly incorporated, validly existing and in good standing under the laws of the State of Maryland, has the power and authority to own, lease and operate its properties and to carry on its business as currently conducted and is duly qualified, licensed or authorized to transact business and is in good standing in each jurisdiction in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to be so qualified, licensed or authorized or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect on CT, the Acquired Entities or any Fund Entity.

(b) Each Subsidiary of CT has been duly incorporated or otherwise formed, is validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own, lease and operate its properties and to carry on its business as currently conducted and is duly qualified, licensed or authorized to transact business and is in good standing in each jurisdiction in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to be so qualified, licensed or authorized or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect on CT, the Acquired Entities or any Fund Entity; all of the issued shares of capital stock or other equity interests (whether membership, partnership or otherwise) of each Subsidiary of CT have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by CT or indirectly through one of its wholly-owned Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances and those disclosed in Section 3.2(b) of the Disclosure Schedules).

(c) Except for the Subsidiaries listed in Exhibit 21.1 to CT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Form 10-K”), CT does not own or Control, directly or indirectly, any corporation, limited partnership, limited liability company, trust, association or other entity that would be required to be listed in an exhibit to an annual report on Form 10-K filed by CT with the SEC pursuant to Item 601(b)(21) of Regulation S-K.

3.3 Authority; Binding Effect. CT has the requisite power to execute and deliver this Agreement and CT and each of its Subsidiaries party to a Transaction Document have the requisite power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party, to perform its obligations hereunder or thereunder and to consummate the Contemplated Transactions. This Agreement has been and each of the Transaction Documents to which CT or any of its Subsidiaries is or will be a party have been (in the case of this Agreement) or will be when entered into (in the case of any other Transaction Document) duly authorized, executed and delivered by CT or its Subsidiary, as applicable, and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the

Transaction Documents to which CT or any of its Subsidiaries is a party, when executed and delivered, will constitute, the legal, valid and binding obligation of CT and/or its Subsidiaries, as applicable, enforceable against CT and/or its Subsidiaries, as applicable, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar Laws and principals affecting creditors’ rights generally and by general principles of equity.

3.4 Insurance. Section 3.4 of the Disclosure Schedules identifies all of the policies of insurance and bonds of CT, which insures the businesses of the Acquired Entities, the Fund Entities and each of their respective Subsidiaries. The policies set forth in Section 3.4 of the Disclosure Schedules are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar, respectively, to those of the Acquired Entities, the Fund Entities and each of their respective Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds of CT. All premiums due and payable under all such policies and bonds of CT have been paid and the Acquired Entities, the Fund Entities and each of their respective Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries have separate policies of insurance and bonds.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CT WITH RESPECT TO THE

CT INVESTMENT MANAGEMENT INTERESTS PURCHASE

CT hereby represents and warrants to Purchaser that the statements contained in this Article 4 are true and correct as of the date hereof and as of the Closing Date, except as expressly set forth herein or, subject to Section 12.6, in the Disclosure Schedules.

4.1 Corporate Status. Each of the Acquired Entities and Fund Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries is duly incorporated or otherwise formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and each such Person has the power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified, licensed or authorized to transact business and is in good standing in each jurisdiction, licensed or authorized in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to be so qualified, licensed or authorized or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect on any such Person. CT has Made Available to Purchaser true, complete and accurate copies of the certificate of incorporation or formation, limited liability company agreement, limited partnership agreement, by-laws, regulations or other organizational or governing documents (such certificates, documents and agreements, “Organizational Documents”) of each of the Acquired Entities and Fund Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries, each as in effect on the date hereof. When used in this Agreement, the term “Made Available to Purchaser” with respect to any document shall mean posted to the online data room at “projectnutmeg.box.com” and available as of the date immediately prior to the date of this Agreement.

4.2 Capitalization.

(a) Section 4.2(a) of the Disclosure Schedules sets forth a list of the authorized and outstanding equity interests, name and jurisdiction of organization of each Acquired Entity, Fund Entity and their respective Subsidiaries and beneficial and record owner of the equity interests of each Acquired Entity, Fund Entity and their respective Subsidiaries. All of such equity interests are duly authorized, validly issued, fully paid and nonassessable (except with respect to any capital commitments owed to a Fund Entity and not yet paid, the amounts and details of which, as existing as of the date hereof, are set forth in Section 4.2(a)(I) of the Disclosure Schedules), are free and clear of any and all Encumbrances, except for restrictions on transfer imposed under federal and state securities Laws and restrictions on transfer and ownership in the charter of Subsidiaries of the Fund Entities, and have not been issued in violation of any pre-emptive or similar rights or obligations. Except as set forth in Section 4.2(a) of the Disclosure Schedules, there are no outstanding equity interests (or any securities convertible into or exchangeable for equity interests) of any of the Acquired Entities, Fund Entities or their respective Subsidiaries.

(b) None of the Acquired Entities, Fund Entities or their respective Subsidiaries is a party, or is otherwise subject, to any voting trust or other voting agreement with respect to any equity interests or other securities of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, or, other than this Agreement, to any Contract relating to the issuance, sale, redemption, transfer, acquisition or other disposition of the stock, equity or other securities of any Acquired Entity, Fund Entity or any of their respective Subsidiaries. Except as disclosed in Section 4.2(b) of the Disclosure Schedules, as of the date of this Agreement, none of the Acquired Entities, Fund Entities or any of their respective Subsidiaries has any Debt.

(c) Except as disclosed in Section 4.2(c) of the Disclosure Schedules, there are no joint ventures or other Persons in which any Acquired Entity, any Fund Entity and their respective Subsidiaries own, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same.

(d) Section 4.2(d) of the Disclosure Schedules sets forth all outstanding grants and awards issued pursuant to the Incentive Plans, the 1997 Director Stock Plan, the 2007 LTIP, and the 2011 LTIP, and the number of performance units or other equity interests subject to each such grant or award.

(e) None of the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of any Contemplated Transaction will result in any violation of an Order or Law or cause any Person to accelerate the maturity or performance under, amend, call a default under or decrease any right or privilege of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.

(f) CT is the record and beneficial owner and holder of the securities and other interests to be sold to Purchaser pursuant to Section 2.1(a), free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities Laws), and on the Closing Date, Purchaser will receive good and valid title to the CT Investment Management Interests, free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities Laws).

4.3 Financial Statements.

(a) Each of the Acquired Entities and the Fund Entities and each of their respective Subsidiaries, as applicable, maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance of the following: (i) transactions are executed with management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Acquired Entities and the Fund Entities and each of their respective Subsidiaries, as applicable, in accordance with GAAP.

(b) Section 4.3(b) of the Disclosure Schedules sets forth (i) the unaudited financial statements as of and for the years ended December 31, 2011 and December 31, 2010 of CTIMCO which were used in the preparation of the consolidated financial statements as of and for the years ended December 31, 2011 and December 31, 2010 of CT and (ii) the unaudited financial statements as of and for the period ended June 30, 2012 of CTIMCO which were used in the preparation of the consolidated financial statements as of and for the period ended June 30, 2012 of CT.

(c) None of CTOPI Co-Invest and CTHG2 Co-Invest has any obligations or liabilities of any nature (whether known or unknown, absolute, accrued, matured or unmatured, fixed or contingent and whether due or to become due, asserted or unasserted) other than to make future capital contributions to CTOPI and CTHG2, as applicable, to the extent that any such capital contributions are called pursuant to the CTOPI Partnership Agreement and CTHG2 Operating Agreement, respectively, as applicable, and other than liabilities or obligations of its Subsidiaries. None of the Acquired Entities, Fund Entities or any of their respective Subsidiaries has any obligations or liabilities of any nature (whether known or unknown, absolute, accrued, matured or unmatured, fixed or contingent and whether due or to become due, asserted or unasserted) other than (i) those reflected or reserved against (in accordance with the past practice of the applicable Acquired Entity, Fund Entity or Subsidiary (which was in accordance with GAAP) with respect to the methodology used to calculate any such liabilities or obligations) in the financial statements of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries as of June 30, 2012 and set forth in Section 4.3(b) of the Disclosure Schedules or in the Fund Financial Statements, as applicable, or set forth in Section 4.3(c) of the Disclosure Schedules, (ii) those incurred in the Ordinary Course of Business since June 30, 2012 or that, individually or in the aggregate, are not material to any Acquired Entity or Fund Entity, as applicable, and its respective Subsidiaries, taken as a whole, (iii) contractual liabilities and contractual obligations incurred in the Ordinary Course of Business which are not required by GAAP to be reflected in the financial statements of such Acquired Entity or Fund Entity, as applicable, prepared in accordance with GAAP, (iv) those incurred in connection with the execution of this Agreement and the other Transaction Documents, and (v) the obligations of CTOPI GP, CTOPI Co-Invest and CTHG2 Co-Invest to make future capital contributions to CTOPI and CTHG2, as applicable, to the extent that any such capital contributions are called pursuant to the CTOPI Partnership Agreement and CTHG2 Operating Agreement, respectively.

4.4 Absence of Certain Changes.

(a) Since June 30, 2012, (i) there has been no change, development, effect or condition that, individually or in the aggregate with all other changes, developments, effects and conditions, has resulted or would reasonably be expected to result in a Material Adverse Effect on any Acquired Entity or any Fund Entity, and (ii) each Acquired Entity, each Fund Entity and each of their respective Subsidiaries has in all material respects, conducted its business in the Ordinary Course of Business consistent with past practice.

(b) Except as disclosed in Section 4.4(b) of the Disclosure Schedules, since June 30, 2012 through the date of this Agreement, none of the Fund Entities or Acquired Entities has made any capital contributions or made or received any dividends or distributions that would result in an adjustment to the Purchase Price pursuant to Section 2.3.

(c) There is no fact known to CT, any Acquired Entity or any Fund Entity or any of their respective Subsidiaries that now or, to the Knowledge of CT, any Acquired Entity or any Fund Entity, in the future would, individually or in the aggregate, result or would reasonably be expected to result in a Material Adverse Effect on any Acquired Entity or any Fund Entity.

4.5 Taxes.

(a) Each Acquired Entity, each Fund Entity and each of their respective Subsidiaries has (i) duly and timely filed (or there has been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Taxing Authority and all such Tax Returns are true, complete and accurate in all material respects and (ii) timely paid all material Taxes required to be paid whether or not shown as due on such Tax Returns. Adequate reserves in accordance with GAAP have been established by or on behalf of each Acquired Entity, Fund Entity and their respective Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof.

(b) There are no Encumbrances for Taxes upon any property or assets of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, except for Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP in the latest CT Balance Sheet.

(c) There is no notice of audit, examination, deficiency, assessment, refund litigation or proposed adjustment that has been received by, asserted or assessed in writing with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries with respect to any material Taxes. None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received notice of any claim made by a Taxing Authority in a jurisdiction where such Acquired Entity, such Fund Entity or such Subsidiary does not file a Tax Return, that such Acquired Entity, such Fund Entity or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to such Acquired Entity, such Fund Entity or such Subsidiary.

(d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any income Taxes or income Tax deficiencies against any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.

(e) Each Acquired Entity, each Fund Entity and each of their respective Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under U.S. federal, state and local, and non-U.S. Tax laws and each has timely withheld, collected, deposited, remitted and paid all required amounts with respect to all employee, independent contractor or service provider relationships.

(f) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has engaged in, entered into, participated or sponsored a listed transaction within the meaning of Treasury Regulation Sections 1.6011-4 or 301.6111-2 in any tax year for which the statute of limitations has not expired.

(g) Section 4.5(g) of the Disclosure Schedules lists (i) each pass through partnership or limited liability company or other entity that is treated as a partnership, trust or disregarded entity for U.S. federal income Tax purposes in which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has an equity interest and (ii) the entity classification of each Acquired Entity, Fund Entity and their respective Subsidiaries for U.S. federal income Tax purposes.

(h) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is a party to or is bound by any Tax Sharing Agreement.

(i) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has been a member of a group filing a U.S. federal consolidated income Tax Return or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and none of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has any liability for the Taxes of any Person as a transferee or successor. To the Knowledge of CT, no Tax Proceeding is being conducted with respect to any consolidated, combined, unitary or other affiliated group, for U.S. federal, state or local Tax purposes, of which any of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries was a member.

(j) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has agreed, or is required or has requested, to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise, which adjustment would result in an income inclusion, or disallowance of deductions, under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) in any period (or portion thereof) beginning after the Closing Date.

(k) No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries and there are no Tax rulings or requests for Tax rulings or closing agreements that could affect the liability for Taxes of any Acquired Entity after the Closing.

(l) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries will be required to include amounts in income, or exclude items of deduction, after the Closing as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing, (ii) any installment sale or open transaction disposition made on or prior to the Closing, (iii) the application of the long-term contract method of accounting on or prior to the Closing (iv) any agreement with a Governmental Authority entered into on or prior to the Closing, (v) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) or (vi) any prepaid amount received on or prior to the Closing Date.

(m) Except as provided on Section 4.5(m) of the Disclosure Schedules, none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is a foreign corporation for United States federal income Tax purposes.

(n) CT has Made Available to Purchaser true, complete and accurate copies of all material Tax Returns with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries for the last three (3) years, and examination reports, and statements of deficiencies assessed against or agreed to by, or with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries with respect to such Taxes for the last five (5) taxable years.

(o) No power of attorney that is currently in effect has been granted with respect to any matter relating to Taxes of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.

(p) Since December 31, 2011, none of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has (i) made, rescinded or changed any material Tax election or adopted or changed any method of accounting other than as reflected on the originally filed income Tax Returns of such entities for the taxable years of such entities ending on or before December 31, 2011, (ii) entered into any settlement of or compromise of any material Tax liability, (iii) changed any annual accounting period, (iv) entered into a closing agreement, (v) surrendered any right to any material Tax refund or (vi) filed any amended Tax return or refund claim with respect to any material Tax.

(q) Each of CTHG2 and CTOPI at all times has been properly treated as a partnership under the Code for U.S. federal income Tax purposes and for all state and local Tax purposes, and no election has been made to treat any such entity as a corporation or disregarded entity for Tax purposes. None of CTHG2 and CTOPI is or at any time has been or under applicable Law properly should be or should have been treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(r) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has constituted either a “distributing corporation” or a “controlled” corporation in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(s) Since its formation, CTOPI REIT has been organized in conformity with the requirements for qualification and taxation as a REIT, and its actual method of operation through the date hereof has enabled, and its proposed method of operation will continue to enable, it to meet the requirements for qualification and taxation as a REIT. CTOPI REIT has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no challenge to its status as a REIT is pending or has been threatened in writing. No Subsidiary of CTOPI REIT is a corporation for U.S. federal income Tax purposes, other than a corporation that is a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code. Any such Subsidiary that is a “taxable REIT subsidiary” has made a timely and valid election and is listed on Section 4.5(s) of the Disclosure Schedules.

(t) Neither CTOPI REIT nor any of its Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(u) Since its formation, CTOPI REIT has not incurred any liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code or any rules similar to Section 1374 of the Code which has not yet been paid. No event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentence will be imposed on CTOPI REIT. Neither CTOPI REIT nor any of its Subsidiaries (other than a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither CTOPI REIT nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

4.6 Proceedings.

(a) Except as disclosed in Section 4.6(a) of the Disclosure Schedules, there is no Proceeding commenced by or against, or otherwise involving or, to the Knowledge of CT, threatened against, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or to which any of their properties or assets are subject. There is no Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery or performance of this Agreement or any Transaction Document or the consummation of the Contemplated Transactions. To the Knowledge of CT, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to or serve as a basis for the commencement of any such Proceeding by or against, or otherwise involving, any Acquired Entity, any Fund Entity or any of the respective Subsidiaries of any Acquired Entity or Fund Entity. To the Knowledge of CT, no Proceeding is threatened (i) with respect to the record or beneficial ownership of, or the right to acquire the capital stock or other equity interest of any Acquired Entity, any Fund Entity or any of the respective Subsidiaries of any Acquired Entity or Fund Entity, (ii) that challenges any Contemplated Transaction, (iii) that would make any Contemplated Transaction illegal, (iv) that would impose any limitation on the ability of Purchaser to exercise its rights of ownership with respect to any CT Investment Management Interests, the New CT Shares or any property or assets to be acquired or otherwise assigned or transferred to Purchaser hereunder or pursuant to any Transaction Document or (v) that would otherwise delay, prohibit or restrict consummation of any Contemplated Transaction or materially impair the contemplated benefits to Purchaser of any Contemplated Transaction.

(b) There is no Order to which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or any of the assets or properties owned or used by or purported to be owned or used by any such entity, is subject. To the Knowledge of the Seller, no officer, director, agent or employee of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the provision of Investment Management Services.

(c)

(i) The Acquired Entities, the Fund Entities and their respective Subsidiaries are, and at all times have been, in material compliance with all of the terms and requirements of each Order to which it, or any of the assets or properties owned or used by it, is or has been subject; and

(ii) none of CT, the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received at any time any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any term or requirement of any Order to which any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries, or any of the assets or properties owned or used by it, is or has been subject.

4.7 Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Entities, the Fund Entities or their respective Subsidiaries, the Acquired Entities, the Fund Entities and their respective Subsidiaries are, and since January 1, 2009 have been, in compliance with all applicable Laws.

(b) To the Knowledge of CT, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to any obligation on the part of any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

(c) No investigation or review by any Governmental Authority with respect to the Acquired Entities, the Fund Entities or their respective Subsidiaries is pending or, to the Knowledge of CT, threatened, nor to the Knowledge of CT, has any Governmental Authority indicated an intention to conduct any such investigation or review with respect to non-compliance of such Laws that would, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Entities, the Fund Entities or their respective Subsidiaries.

(d) Section 4.7(d) of the Disclosure Schedules contains a complete and accurate list of each Permit that is held by any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries and identifies the holder thereof. The Acquired Entities, the Fund Entities and their respective Subsidiaries have obtained all material Permits that are necessary to the conduct of their respective businesses as presently being conducted and to the ownership of their respective assets and properties. All such material Permits are in full force and effect and:

(i) each of the Acquired Entities, Fund Entities and their respective Subsidiaries is and since January 1, 2009 has been, in material compliance with all such Permits, and no such Permits are subject to any pending or, to the Knowledge of CT, threatened revocation, withdrawal, suspension, cancellation, termination or modification Proceeding;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time, or both) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Permit listed or required to be listed in Section 4.7(d) of the Disclosure Schedules or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Permit listed or required to be listed in Section 4.7(d) of the Disclosure Schedules;

(iii) none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received, at any time since January 1, 2009, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual or alleged material violation of or material failure to comply with any term or requirement of any Permit or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Permit, which in each case has not been satisfied in all material respects; and

(iv) all applications required to have been filed for the renewal of all material Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such material Permit have been duly made on a timely basis with the appropriate Governmental Authority and no such application or other filing contained a material misrepresentation or omission of a material fact.

4.8 Environmental and Safety and Health Matters.

(a) Each Acquired Entity, Fund Entity and any of their respective Subsidiaries is, and, as applicable, any of their respective operations, businesses, assets and properties are, and at all times has or have been, in compliance in all material respects with all applicable Environmental Laws; and

(b) There is no Environmental Claim pending or, to the Knowledge of CT, threatened against any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, or, as applicable, relating to their respective operations, businesses, assets and properties, nor, to the Knowledge of CT, is there any basis for any such Environmental Claim that could reasonably be expected to be material.

4.9 Employee Matters and Benefit Plans.

(a) Section 4.9(a) of the Disclosure Schedules sets forth a true, complete and accurate list of all material Plans sponsored by or contributed to by the Acquired Entities, the Fund Entities and their respective Subsidiaries, and the ERISA Affiliates of the Acquired Entities and their respective Subsidiaries, or in respect of which any such entity has any liability or has a reasonably foreseeable risk of liability in respect of any Business Employee (collectively, whether or not material, but disregarding all CT Employee Plans, the “Acquired Entities Employee Plans”), and separately identifies those which contain provisions relating to any change of control or potential change in control of any entity. True, complete and accurate copies of each of the following documents have been made available by CT, the Acquired Entities and the Fund Entities (as applicable) to Purchaser:

(i) each Acquired Entities Employee Plan (and, if applicable, related trust agreements) and all amendments thereto, (including a written summary of any Acquired Entities Employee Plan that is not in writing) and, to the extent applicable, (A) any summary plan descriptions and summaries of material modifications which have been distributed to employees, or to participants or beneficiaries in such Acquired Entities Employee Plan, (B) all written Contracts, instruments or agreements relating thereto (including administrative service agreements, insurance contracts or other funding instruments), (C) the most recent actuarial reports, (D) the three (3) most recent annual reports (Form Series 5500), including all schedules and financial statements attached thereto, if any, required under ERISA and the Code, and (E) any reports, filings or other correspondence with the U.S. Department of Labor (“DOL”) or the Internal Revenue Service (“IRS”) within the last six (6) years; and

(ii) the most recent determination letter or opinion letter, if any, issued by the IRS with respect to each Acquired Entities Employee Plan that is a Pension Plan (or comparable letter, such as an opinion or notification letter as to the form of plan or prototype plan adopted by one or more of Seller, the Acquired Entities, the Fund Entities or their Subsidiaries or the ERISA Affiliates of Seller, the Acquired Entities and their respective Subsidiaries upon which such entity is permitted to rely).

(b) Each Acquired Entities Employee Plan and related trust that is intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, is the subject of a favorable determination letter from the Internal Revenue Service (or comparable letter, such as an opinion or notification letter as to the form of plan or prototype plan that has been adopted by the plan sponsor of an Acquired Entities Employee Plan), and, to the Knowledge of CT, no event has occurred since the date of the most recent determination letter, opinion letter or application thereof (whether by action or failure to act) that could reasonably be expected to affect its qualification or that caused or could cause the imposition or any material penalty or Tax liability.

(c) Each Acquired Entities Employee Plan has been established, administered, and operated in compliance in all material respects with its terms and with all applicable Laws (except that in any case in which any Acquired Entities Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision), and may by its terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Laws and the terms of each Acquired Entities Employee Plan.

(d) Each of the Acquired Entities, the Fund Entities and their respective Subsidiaries, and the ERISA Affiliates of the Acquired Entities, the Fund Entities, and their respective Subsidiaries has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Acquired Entities Employee Plan. To the knowledge of CT, there is no material default or violation by any Person other than a Business Employee with respect to, any of the Acquired Entities Employee Plans.

(e) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries, or the ERISA Affiliates of the Acquired Entities and their respective Subsidiaries, or, to the Knowledge of CT, any Acquired Entities Employee Plan or any party in interest (as defined in Section 3(14) of ERISA) with respect to any such Acquired Entities Employee Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code with respect to a Acquired Entities Employee Plan for which there is no statutory exemption under Section 408 of ERISA or Section 4975 of the Code. There is no action, suit, litigation, lien, disputed claim, governmental proceeding or investigation (other than routing claims for benefits in the ordinary course) pending, reasonably anticipated or, to the Knowledge of CT, threatened with respect to any of such Acquired Entities Employee Plans, the assets of such Acquired Entities Employee Plans, any related trusts, or any fiduciary, trustee, administrator or sponsor of such Acquired Entities Employee Plans, or any ERISA Affiliate, on behalf of any employee, director, or other service provider of the Acquired Entities, the Fund Entities or their respective Subsidiaries (whether current, former or retired) or their beneficiaries, and, to the Knowledge of CT, no facts or circumstances exist that could give rise to any such action, suit, litigation, lien, disputed claim, governmental proceeding or investigation. No administrative investigation, audit, or other administrative proceeding by the DOL, the IRS, or other governmental agencies are in progress, pending, or, to the Knowledge of CT, threatened.

(f) No Acquired Entities Employee Plan provides for, and none of the Acquired Entities, the Fund Entities, or any of their respective Subsidiaries has incurred any liability in respect of, any post-retirement medical, life insurance or disability benefits, except as required under the provisions of Part 6 of Title I of ERISA, Section 4980B of the Code, or any other applicable Law, and, to the Knowledge of CT, no fiduciary of any Acquired Entities Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA.

(g) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries or any ERISA Affiliate of Seller, any Acquired Entities or their respective Subsidiaries, or any of their respective predecessors, has at any time during the previous six (6) years maintained, contributed to or been required to contribute to or otherwise had any obligation or liability, directly or indirectly, with respect to (i) any Multiemployer Plan, (ii) any Pension Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(h) With respect to each Acquired Entities Employee Plan, all required payments, premiums, and contributions for all periods ending prior to the date hereof have been made or accrued on the books and records of the Acquired Entities, the Fund Entities or the applicable Subsidiaries or the ERISA Affiliate of the Acquired Entities and their respective Subsidiaries, and as of the Closing, all required payments, premiums, and contributions for all periods ending prior to or as of the Closing shall have been made or accrued on the books and records of the Acquired Entities, the Fund Entities or the applicable Subsidiaries or the ERISA Affiliate of the Acquired Entities and their respective Subsidiaries.

(i) (A) No payment made pursuant to any Contract or Acquired Entities Employee Plan has resulted or could reasonably be expected to result, individually or in the aggregate, in connection with this Agreement or any change of control of any Company, whether or not pursuant to the execution and delivery of this Agreement or the consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and (B) CT, the Acquired Entities, the Fund Entities, and their respective Subsidiaries have not made any payments, are not obligated to make any payments, and are not party to any Contract or Acquired Entities Employee Plan that could reasonably be expected to obligate it to make any payments that will not be deductible by reason of Sections 280G or 404 of the Code.

(j) Since the CT Balance Sheet Date, none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has adopted or entered into any formal plan or commitment (whether or not legally binding) either to create any plan or arrangement that would constitute an Acquired Entities Employee Plan, or to make any contributions, modifications, or changes to any Acquired Entities Employee Plan which would require the consent of Purchaser if such adoption or commitment occurred following the date hereof and prior to the Closing.

(k)

(i) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries currently maintains an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code).

(ii) Except as expressly described in Section 4.9(k)(ii) of the Disclosure Schedules, CT Stockholder Approval and the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), would not: (A) entitle any Business Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) result in any payment or funding (through a grantor trust or otherwise), an increase in the amount of compensation or benefits, or acceleration of the vesting or timing of payment of any benefits or compensation payable to, or required to be paid or accrued in respect of, any Business Employee under any Acquired Entities Employee Plan, (C) result in the limitation of or restriction of the right of the Acquired Entities, the Fund Entities, or their respective Subsidiaries or any successors thereof to merger, amend, or terminate any of the Acquired Entities Employee Plans, or (D) increase the obligation of the Acquired Entities, the Fund Entities or their respective Subsidiaries to make contributions or any other payments to fund benefits accrued under the Acquired Entities Employee Plans.

(iii) The Acquired Entities, the Fund Entities and their respective Subsidiaries and the ERISA Affiliates of the Acquired Entities or their respective Subsidiaries have complied in all material respects with (A) the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Acquired Entities Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code and (B) with the applicable provisions of HIPAA and the regulations issued thereunder.

(iv) There are no pending audits or investigations by any governmental agency involving any Acquired Entities Employee Plan, no termination proceedings involving any Acquired Entities Employee Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Acquired Entities Employee Plans), suits or proceedings involving any Acquired Entities Employee Plan or asserting any rights or claims to benefits under any Acquired Entities Employee Plan, nor, to the Knowledge of CT, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(v) To the extent that any Acquired Entities Employee Plan is or ever has been a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, such Acquired Entities Employee Plan (A) is identified on Section 4.9(k)(v)(A) of the Disclosure Schedules, (B) was operated in good faith compliance with Section 409A of the Code prior to January 1, 2009, and (C) has been operated in compliance with Section 409A of the Code in all material respects since January 1, 2009.

(vi) Except as disclosed in Section 4.9(k)(vi) of the Disclosure Schedules, no payment which is or may be made by, from or with respect to any Acquired Entities Employee Plan, to any employee, former employee, director or agent of the Acquired Entities, the Fund Entities and their respective Subsidiaries and the ERISA Affiliates of the Acquired Entities or their respective Subsidiaries, either alone or in conjunction with any other payment, event or occurrence will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).

(l) There are no collective bargaining agreements, memoranda of understanding, side letters or other written agreements with any union or labor organization applicable to the employees of any of the Acquired Entities, the Fund Entities and their respective Subsidiaries or to which any of the Acquired Entities, the Fund Entities and their respective Subsidiaries is a party, a signatory, or otherwise bound.

(m) There have not been and there are no pending or to the Knowledge of CT, threatened labor disputes, strikes, slow downs, picketings, work stoppages, concerted refusals to work overtime, or similar labor activities representation proceedings, or attempted union organizing campaigns with respect to any employees of the Acquired Entities, the Fund Entities or their respective Subsidiaries and there are no unions, work counsels or other organizations representing, purporting to represent or attempting to represent the employees of the Acquired Entities, the Fund Entities or their respective Subsidiaries or any other collective bargaining representative of such employees. None of the Acquired Entities, the Fund Entities or their respective Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Acquired Entities, the Fund Entities and their respective Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the WARN Act. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Acquired Entities, the Fund Entities or their respective Subsidiaries at any time during the past four (4) years and, to the Knowledge of CT, no facts exist that could reasonably be expected to give rise to such claims or actions. The Acquired Entities, the Fund Entities and their respective Subsidiaries are not required to have, and do not have, any affirmative action plans or programs. To the Knowledge of CT, no employees of the Acquired Entities, the Fund Entities or their respective Subsidiaries are in any material respect in violation of any term of any employment

Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Acquired Entities, the Fund Entities or their respective Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Acquired Entities, the Fund Entities or their respective Subsidiaries or to the use of trade secrets or proprietary information of others.

(n) Neither the consideration nor implementation of the Contemplated Transactions will increase (i) the obligation of the Acquired Entities, the Fund Entities or their respective Subsidiaries to make contributions or any other payments to fund benefits accrued under the Acquired Entities Employee Plans or (ii) the benefits accrued or payable with respect to any participant under the Acquired Entities Employee Plans.

(o) Section 4.9(o) of the Disclosure Schedules identifies all written employment, consulting or independent contractor agreements to which any of the Acquired Entities, the Fund Entities or their respective Subsidiaries is a party with respect to any employee of the Acquired Entities, the Fund Entities and their respective Subsidiaries that are in effect currently or under which any of the Acquired Entities, the Fund Entities or their respective Subsidiaries have any liability.

(p) CT has provided Purchaser with (i) a true, complete and accurate list, dated as of June 30, 2012, of all employees of the Acquired Entities, the Fund Entities and their respective Subsidiaries, including their names, date of hire, current rate of compensation, employment status (i.e., active, inactive, on authorized leave and reason therefor), department, title, exempt or non-exempt status, and full-time or part-time status; (ii) a copy of all employee handbooks, supervisory handbooks, employment procedures manuals, and written employment policies that are in effect currently; and (iii) a copy of all EEO-1 or similar reports and of all affirmative action plans prepared or submitted to any Governmental Authority by or on behalf of any of the Acquired Entities, the Fund Entities or their respective Subsidiaries since two (2) years prior to the Closing.

(q) Any individual who performs services for any of the Acquired Entities, the Fund Entities or their respective Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Acquired Entities, the Fund Entities or their respective Subsidiaries is not an employee under applicable Law or for any purpose including, for Tax withholding purposes or Acquired Entities Employee Plan purposes. Each employee of any of the Acquired Entities, the Fund Entities and their respective Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

4.10 Arrangements with Certain Persons.

(a) Excluding this Agreement and the Transaction Documents, and except as disclosed in Section 4.10(a) of the Disclosure Schedules, none of CT and its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), has any interest in or is a party to any Contract with, or relating to, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or their respective businesses.

(b) Except as disclosed in Section 4.10(b) of the Disclosure Schedules, as of the date of this Agreement, no Debt is owing by (i) CT or any of its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries) to any Acquired Entity, Fund Entity or any of their respective Subsidiaries or (ii) any Acquired Entity, Fund Entity or any of their respective Subsidiaries to CT or any of its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries).

4.11 Intercompany Accounts. The financial statements of CT and its Subsidiaries as of and for the period ended June 30, 2012 included in the CT SEC Documents accurately sets forth all intercompany transactions in accordance with GAAP between CT and its Subsidiaries (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), on the one hand, and any of the Acquired Entities, Fund Entities or their respective Subsidiaries, on the other hand.

4.12 Finder’s Fee. None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has incurred or will incur any obligation or liability to any Person for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the Contemplated Transactions.

4.13 Books and Records. The books of account, minute books, stock record books, and other records of the Acquired Entities, the Fund Entities and their respective Subsidiaries, the Fund Entities and their respective Subsidiaries, all of which have been Made Available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices applicable to companies comparable in size and nature to each of the Acquired Entities, the Fund Entities and their respective Subsidiaries, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Entities, the Fund Entities and their respective Subsidiaries contain accurate and complete records, in all material respects, of all duly-called and held meetings of, and actions taken by, the stockholders, the members, the boards of directors or trustees, and committees of the boards of directors or trustees of the Acquired Entities, the Fund Entities and their respective Subsidiaries, and no duly-called meeting of any such stockholders, members, boards of directors or trustees or committees has been held for which minutes have not been prepared and are not contained in such minute books. As of the date hereof and as of the Closing, all of such books and records of the Acquired Entities, the Fund Entities and their respective Subsidiaries will be in the possession of CTIMCO, physically or electronically (on a server located in CTIMCO’s office and dedicated to CTIMCO’s business) in its New York, New York office.

4.14 Fund Entities. Since each Fund Entity’s respective date of organization, such Fund Entity has not sponsored or participated in the distribution by public or private offering of any interests in such Fund Entity or other entities or Persons other than pursuant to the applicable Final Fund Documents and, with respect to CTOPI, the CTOPI PPM.

4.15 Investment Company.

(a) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is or has ever been, nor immediately following the consummation of Contemplated Transactions will be (assuming that each of these entities remains a separate entity immediately following the consummation of the Contemplated Transactions and is not merged with Purchaser or any of its Affiliates at such time), required to register as an investment company under the Investment Company Act.

(b) None of Acquired Entities or any Person who is an “affiliated person” (as defined in the Investment Company Act) or any other “interested person” of any of the Acquired Entities (as defined in the Investment Company Act), receives or is entitled to receive any compensation directly or indirectly from any of the Funds or Fund Entities or their security holders for other than bona fide investment advisory, administrative or other services.

4.16 Investment Advisor. Except for CTIMCO and its relying advisors identified in Section 4.16 of the Disclosure Schedules (the “Relying Advisers”), none of the Acquired Entities or any of their respective Subsidiaries is or has ever been, or immediately following the consummation of the Contemplated Transactions will be, required to register as an investment adviser under the Investment Advisers Act. CTIMCO and the Relying Advisers are and have been at all times as required by Law, duly registered as an investment adviser with the SEC under the Investment Advisers Act. CTIMCO and the Relying Advisers are not, nor is any of their “associated persons,” subject to a “statutory disqualification” (as such terms are defined in the Investment Company Act) or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of CTIMCO and the Relying Advisers as an investment adviser under the Investment Advisers Act. There are no proceedings or, to the knowledge of CT, investigations pending by any Governmental Authority that could result in any such censure, limitations, suspension or revocation. Each Form ADV and any amendments thereto filed with the SEC by CTIMCO and the Relying Advisers complied in all material respects at the time of filing with the Investment Advisers Act and was at the time of filing complete and accurate in all material respects. As to each Client, there has been in full force and effect an Investment Advisory Contract in writing at all times that any Acquired Entity or any of its Subsidiaries were performing investment advisory services for such Client as an investment adviser registered with the SEC under the Investment Advisers Act, and each such Investment Advisory Contract was duly approved in accordance with all applicable Laws. Except for the Clients listed on Section 4.16 of the Disclosure Schedules, none of the Acquired Entities or its Subsidiaries currently provides Investment Management Services to any Client.

4.17 Offering Memorandum. The CTOPI PPM and each of the other private placement or other offering memoranda of each of the other Funds sponsored or otherwise managed by CT and its Subsidiaries and the CDO Subs, together with any supplements thereto, when read together with, and as updated by, any such supplements in its entirety, did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.18 Fund Entity Reports.

(a) CT has previously Made Available to Purchaser true, complete and accurate copies of the last annual and periodic reports, and other communications, including but not limited to investor letters, furnished by the managing member and/or general partner to the members of each Fund Entity (collectively, the “Fund Entity Reports”).

(b) Each Fund Entity has made available all reports to its members that are required to be furnished by it under the respective certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of the Fund Entities. All financial statements contained in the Fund Entity Reports fairly present in all material respects in accordance with GAAP the financial position and results of operations of the respective Fund Entity at the date and for the periods indicated. The accountants who expressed an opinion on such financial statements are, with respect to each Fund Entity, reasonably believed to be independent public accountants.

(c) From the respective dates as of which information is given in any of the Fund Entity Reports and the CTOPI PPM (whichever is most recently distributed) to the date hereof, except as may otherwise be stated in or contemplated by such document, there has not been any material transaction entered into by the Fund Entity (except as otherwise in conformity with the investment objective of such Fund Entity), other than in the Ordinary Course of Business and other than as contemplated by the Contemplated Transactions.

(d) Each of the Fund Entities and their respective Subsidiaries, as applicable, maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization (including, with respect to the Fund Entities and their respective Subsidiaries, the authorization of the managing member thereof and required approval, if any, of any investment advisory or similar oversight committee, whether for interested party transactions or otherwise) and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of each of the Fund Entities in accordance with GAAP and to maintain accountability for the Fund Entities consolidated assets. To the Knowledge of CT, there are no significant deficiencies or material weaknesses in the design or operation of the internal control structure and procedures over financial reporting of the Fund Entities or any of their respective Subsidiaries.

4.19 Fund Entity Financial Statements.

(a) CT has delivered or otherwise Made Available to Purchaser copies of the audited balance sheets of each Fund Entity as of December 31, for all fiscal years since inception through December 31, 2011, inclusive (the “Fund Entity Audited Balance Sheets”) and the related audited consolidated statements of operations and cash flows of each such Fund Entity for all fiscal years since inception, through December 31, 2011, inclusive, in each case accompanied by the audit report of an independent certified public accounting firm (the “Fund Entity Audited Financial Statements”).

(b) CT delivered or otherwise Made Available to Purchaser copies of the unaudited balance sheets of each Fund Entity as of June 30, 2012 (the “Fund Entity Unaudited Balance Sheets” and together with the Fund Entity Audited Balance Sheets, the “Balance Sheets”) and the related unaudited statements of operations and cash flows of each such Fund Entity for the year then ended (the “Fund Entity Unaudited Financial Statements” and together with the Fund Entity Audited Financial Statements and the Balance Sheets, the “Fund Financial Statements”).

(c) The Fund Financial Statements, including the notes thereto, were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements, to the extent applicable, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto). The Fund Financial Statements fairly present in all material respects the consolidated financial position and results of operations and cash flows of each of the Fund Entities and their consolidated Subsidiaries at the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in the Fund Entities’ accounting policies except as described in the notes to the Fund Financial Statements.

(d) The Fund Financial Statements were prepared from and are in all material respects in accordance with, the books and records of the Fund Entities and their respective Subsidiaries, as applicable, which books and records have been maintained in all material respects in accordance with sound business practices and all applicable Laws and reflect all financial transactions of the Fund Entities and their respective Subsidiaries that are required to be reflected in accordance with GAAP.

(e) None of the Fund Entities has any obligations or liabilities of any nature (whether known or unknown, absolute, accrued, matured or unmatured, fixed or contingent and whether due or to become due, asserted or unasserted) other than (i) liabilities reserved on the applicable Balance Sheet as of June 30, 2012 set forth in the Fund Entity Unaudited Financial Statements, (ii) liabilities incurred since June 30, 2012 in the Ordinary Course of Business and (iii) contractual liabilities and obligations incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on such applicable Balance Sheet.

4.20 Registration. Assuming the truth of the representations and warranties of each of the investors in the Fund Entities and their Subsidiaries, the offer and sale of securities by any Fund Entity or any of its Subsidiaries was conducted in accordance with exemptions from registration under the Securities Act and applicable state securities Laws.

4.21 Contracts; No Default.

(a) (i) Section 4.21(a) of the Disclosure Schedules contains, as of the date of this Agreement, a true, complete and accurate list of the Servicing Agreements and each of the other Material Contracts to which any Acquired Entity, Fund Entity or any of their respective Subsidiaries is a party or by which their respective properties or assets are bound and (ii) CT has Made Available to Purchaser prior to the date hereof true, complete and accurate copies of each such Material Contract.

(b) Each such Material Contract made available or that should have been Made Available to Purchaser pursuant to Section 4.21(a) (a “CT Management Business Material Contract”) is in full force and effect, is a legal, valid and binding obligation of the applicable Acquired Entity, Fund Entity or Subsidiary and, to the knowledge of CT, each of the other parties thereto, in each case, enforceable against each party thereto in accordance with its terms.

(c) CT and each of its Subsidiaries party to a CT Management Business Material Contract and, to the Knowledge of CT, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under each such CT Management Business Material Contract, and, to the Knowledge of CT, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may contravene, conflict with, or result in a violation or breach of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such CT Management Business Material Contract.

(d) As of the date of this Agreement, none of CT or any of its Subsidiaries has received any notice from any other party of its intent to cancel or terminate any CT Management Business Material Contract or has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any such Material Contract.

(e) As of the date of this Agreement, no investor in any Fund Entity has been declared in default with respect to its capital commitment under the governing documents of the Fund Entities, and CTIMCO has not received notice from an investor that it intends to default with respect to its capital commitment.

(f) Other than as set forth in Section 4.21(f) of the Disclosure Schedules, no fees or other payments under any CT Management Business Material Contract have been paid to CTIMCO or any of its Subsidiaries in advance that would be allocable to any period from and after the close of business on the Closing Date.

4.22 Leases. Other than through investment vehicles and except as disclosed in Section 4.22 of the Disclosure Schedules, none of the Acquired Entities, the Fund Entities or their respective Subsidiaries owns or leases any real property nor is subject to any occupancy agreements, rights of first refusal, options to purchase or other rights of occupancy.

4.23 Servicing. Each of the Acquired Entities and their respective Subsidiaries has complied with (a) all applicable Laws in all material respects and rating agency servicing standards with respect to all outstanding Specially Serviced Loans as to which it acts as a servicer, whether as special servicer, subservicer or otherwise, and (b) the material terms of the applicable Servicing Agreement and mortgage loan documents relating to such Specially Serviced Loans. As of the date of this Agreement, (i) CTIMCO is an approved special servicer by Standard & Poor’s and Moody’s and has a special servicer rating of “CSS3+” by Fitch Ratings and (ii) CTIMCO has not received any notice of any ratings downgrade from Fitch Ratings.

4.24 ERISA. None of the Fund Entities are parties to, or have any liability or obligation with respect to, any Plan. With respect to each Fund Entity:

(a) such Fund Entity (i) is not (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (B) a “plan” defined in Section 4975 of the Code, (C) a governmental plan within the meaning of Section 3(32) of ERISA or (D) a collective investment vehicle made up of two (2) or more of such plans and (ii) no portion of the assets of any such Fund Entity constitutes “plan assets” within the meaning of Section 3(42) of ERISA or otherwise; and

(b) none of CT, any Fund Entity or their respective Subsidiaries, nor any party in interest (as defined in Section 3(14) of ERISA) with respect to any Fund Entity has engaged in any non-exempt prohibited transaction.

4.25 Disclosure. No representation or warranty of CT in this Agreement or any Transaction Document and no statement of CT in the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4.26 Sufficiency of Assets. The assets owned, leased and licensed by the Acquired Entities and their Subsidiaries, together with the rights to be granted to Purchaser pursuant to the Transactions Documents, will constitute all of the assets required for (i) the continued conduct of the business by any Acquired Entity and its Subsidiaries after the Closing as such business is currently conducted and (ii) the provision of Investment Management Services by CT and its Subsidiaries as provided as of the date hereof.

4.27 Tangible Assets. Section 4.27 of the Disclosure Schedules is a true, accurate and complete copy of the Bill of Sale pursuant to which CT will, at the Closing, transfer to CTIMCO all equipment, materials, tools, supplies, furniture and other tangible assets which are owned, leased or used by CTIMCO, or required for the operation of CTIMCO’s business as currently conducted, and located in the space which is the subject of the Lease (collectively, the “Tangible Assets”). Upon the Closing, CTIMCO will own, lease or have the legal right to use all of the Tangible Assets. At the time of the Closing, CTIMCO will have good and marketable title to, or a valid leasehold interest in, its Tangible Assets, free and clear of all Encumbrances.

4.28 CT Funds.

(a) Section 4.28(a) of the Disclosure Schedules contains a list of each Fund managed by CT or any of its Subsidiaries as of January 1, 2012 and which sets forth (i) the name of such Fund, (ii) the investors of such Fund other than the CDO Subs, (iii) with respect to the Fund Entities, the limited partners, members, or stockholders, as applicable, of each such Fund Entity, (iv) the amount of assets under management or aggregate capital commitments, as applicable, as of January 1, 2012, in respect of each such Fund, (v) the amount of undrawn capital commitments, if any, in respect of each such Fund which is a draw down fund and (vi) the amount of capital commitments or net asset value with respect to each Fund that is not subject to management fees and/or carried interest, if any.

(b) As of the date of this Agreement, no Fund managed by CT or any of its Subsidiaries has any investor which is in default under the terms of the governing documentation thereof or which is the subject of a pending default notice. As of the date of this Agreement, there are no disputes pending or, to the Knowledge of CT, threatened with any investors in any Fund managed by CT or any of its Subsidiaries.

(c) Except as disclosed in Section 4.28(c) of the Disclosure Schedules, no Fund managed by CT or any of its Subsidiaries is the subject of any priority or exclusivity arrangements with respect to the allocation of investment opportunities contained in the governing documentation of any such Fund or otherwise that would materially restrict the ability to allocate investment opportunities among such Fund and the Purchaser’s funds.

(d) CT owns all of the issued and outstanding limited liability company interests in CTIMCO, CTOPI Co-Invest and CTHG2 Co-Invest.

(e) CTLL, the CTHG1 Separate Accounts, CTOPI and CTHG2 are solely managed by Subsidiaries of CTIMCO pursuant to the CTLL Management Agreement, the CTHG1 Management Agreements, the CTOPI Management Agreement and the CTHG2 Management Agreement, respectively.

(f) CTIMCO and each of its Subsidiaries party to a management agreement is not in breach of, or default under (nor has any event occurred which, with notice, lapse of time or both would constitute a breach of, or default under), any management agreement for which CTIMCO or any of its Subsidiaries is acting as a manager, except for any breach or default that would not, individually or in the aggregate, have a Material Adverse Effect on CT; each management agreement is in full force and effect, has not been amended and constitutes the legal, valid and binding agreement of the parties thereto enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(g) Other than in respect of general partner or managing member obligations set forth in the respective Organizational Documents of CTLL, the CTHG1 Separate Accounts, CTOPI and CTHG2 or as set forth in Section 4.28(g) of the Disclosure Schedules, none of the Acquired Entities or any of its Subsidiaries (excluding the Fund Entities and their Subsidiaries) is liable in connection with, on behalf of, or for, any obligation of CTLL, the CTHG1 Separate Accounts, CTOPI, CTHG2 or any of their respective Subsidiaries.

(h) To the extent any Fund managed by CT or any of its Subsidiaries has an administrator, prime broker, custodian or trustee, such Person is a third-party entity independent of CTIMCO or any of its Subsidiaries undertaking asset management services for any such Fund.

(i) Except with respect to awards under the Incentive Plans, no carried interest, management fees or other fee revenue attributable to any Client or to CT Legacy REIT is payable to any Person other than CTIMCO and its Subsidiaries (other than the Fund Entities and their Subsidiaries).

4.29 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Entities, the Fund Entities and their respective Subsidiaries:

(a) The Acquired Entities, the Fund Entities and their respective Subsidiaries own or have a valid right to use all of the Intellectual Property used in or necessary to carry on the business of any Acquired Entity, any Fund Entity and their respective Subsidiaries as currently conducted

(b) Section 4.29(b) of the Disclosure Schedules sets forth all of the following that are owned by the Acquired Entities, the Fund Entities and their respective Subsidiaries or that any Acquired Entity, any Fund Entity and their respective Subsidiaries have a valid right to use: (i) patents and patent applications, registered trademarks and registered service marks and trademark and service mark applications and registered copyrights and copyright applications; (ii) Internet domain names; and (iii) proprietary and third party software applications (other than “off the shelf” software available to businesses and/or consumers generally, each with a value of less than ten thousand dollars ($10,000));

(c) No Acquired Entity Owned Intellectual Property or, to the Knowledge of CT, Acquired Entity Licensed Intellectual Property has been or is now the subject of any opposition or cancellation or other proceeding, and to the Knowledge of CT, no such proceeding is or has been threatened with respect to any of the foregoing;

(d) None of the Acquired Entities or any of their respective Subsidiaries has received any notice or claim challenging the validity, enforceability or ownership by the Acquired Entities or any of their respective Subsidiaries of any of the Acquired Entity Owned Intellectual Property nor, to the Knowledge of CT, is there a reasonable basis for any such claim. None of the Acquired Entities or any of their respective Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Acquired Entity Owned Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like) used in or necessary to carry on the business of any Acquired Entity, any Fund Entity or any of their Subsidiaries as currently conducted. Each of the Acquired Entities has obtained an assignment of all Intellectual Property rights by all employees, independent contractors and/or outside contractors that contributed to the creation, development or improvement of any Acquired Entity Owned Intellectual Property;

(e) The Acquired Entities, the Fund Entities and their respective Subsidiaries have taken reasonable steps in accordance with standard industry practices to protect their respective rights in the Acquired Entity Owned Intellectual Property and at all times have taken commercially reasonable steps to maintain the confidentiality of all information that constitutes a trade secret included therein; and

(f) To the Knowledge of CT, the activities of the Acquired Entities, the Fund Entities and their respective Subsidiaries, all as currently conducted, do not infringe upon, misappropriate, violate, or constitute the unauthorized use of, any Intellectual Property of any third party, and none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has, within the last two (2) years, received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, or unauthorized use is or may be occurring or has or may have occurred. To the Knowledge of CT, no third party is infringing, misappropriating or otherwise violating any Acquired Entity Owned Intellectual Property.

4.30 Information Systems.

(a) Each of the Acquired Entities, the Fund Entities and their respective Subsidiaries owns or has a valid and subsisting license for all of the Information Systems currently used by them in their business. Such Information Systems of the Acquired Entities are, in all material respects, operational and perform the functions for which they were intended to be used.

(b) Within the past twelve (12) months of the date hereof, none of the Acquired Entities, the Fund Entities or their respective Subsidiaries has experienced any material disruption to, or material interruption in, the conduct of its business and operations attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Information Systems. Each of the Acquired Entities, each of the Fund Entities and their respective Subsidiaries has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of its business and operations.

4.31 No Reliance. CT acknowledges and agrees that, except for the representations and warranties in this Agreement and the other Transaction Documents, none of Purchaser, its Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser, its Affiliates, its real property (whether owned or leased) or its business or other matters.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CT WITH RESPECT TO THE

NEW CT SHARES PURCHASE

CT hereby represents and warrants to Purchaser that the statements contained in this Article 5 are true and correct as of the date hereof and as of the Closing Date, except (1) as expressly set forth herein, (2) subject to Section 12.6, as set forth in the Disclosure Schedules or (3) as set forth in the CT SEC Documents filed since January 1, 2012 and prior to the date hereof, to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other statements that are similarly forward-looking in nature included therein to the extent that they are primarily cautionary in nature).

5.1 Capitalization.

(a) The CT Charter authorizes the issuance of 200,000,000 shares consisting of two (2) classes: (i) 100,000,000 shares of common stock, par value $0.01 per share, of which 100,000,000 shares are designated as Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share, of which 50,000 shares are designated as Series A Junior Participating Preferred Stock. As of the date hereof, the issued and outstanding shares of capital stock consist of 22,515,107 shares of Common Stock. All of the issued and outstanding shares of Common Stock (i) have been duly authorized and are validly issued, (ii) are fully paid and non-assessable, and (iii) are free and clear of any and all Encumbrances, except for restrictions on transfer imposed under federal and state securities Laws and the CT Charter. No shares of Common Stock are owned by any Subsidiary of CT.

(b) There is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Common Stock or other securities of CT or any stock appreciation right, “phantom” stock right, performance unit or other right that is linked to the value of Common Stock, including any right to receive cash in respect of the value of the shares of Common Stock, or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Common Stock, or an amount of cash determined with reference to the value of the shares of Common Stock, or other securities of CT or that otherwise has the right to vote on any matters on which the stockholders of CT have the right to vote, except for (a) 3,479,691 shares of Common Stock issuable upon the exercise of the Warrants, (b) 68,544 shares of Common Stock reserved for issuance pursuant to the 1997 Non-Employee Director Stock Plan (the “1997 Director Stock Plan”) to the holders of Stock Units (as defined in the 1997 Director Stock Plan); (c) 498,260 shares of Common Stock issuable pursuant to the Capital Trust, Inc. 2007 Long-Term Incentive Plan (the “2007 LTIP”) to the holders of Deferred Share Units (as defined in the 2007 LTIP); (d) 91,315 shares of Common Stock issuable pursuant to the Capital Trust, Inc. 2011 Long-Term Incentive Plan (the “2011 LTIP”) to the holders of Deferred Share Units (as defined in the 2011 LTIP); (e) 633,685 additional shares of Common Stock reserved for issuance pursuant to the 2011 LTIP; and (f) rights issuable pursuant to the Rights Agreement.

(c) Except as provided or disclosed in the Registration Rights Agreement, (i) CT has not granted any right that remains in effect as of the Closing Date or agreed to grant any right that will be effective at any time on or after the Closing Date, to require registration under the Securities Act, or under any applicable state securities or blue sky Laws, of any of CT’s presently outstanding securities or any of its securities that may be issued subsequently, and (ii) CT is not bound by any Contract with respect to the capital stock of or other voting or equity securities of CT, including any outstanding Contract, arrangement or obligations of any character, in any such case, calling for it to purchase, redeem or otherwise acquire, or, except as provided in Section 2.1(c) and Section 5.1(b), to sell, transfer or otherwise dispose of any shares of capital stock of or other voting or equity interests in CT, or securities or rights convertible into or exchangeable therefor, or any securities representing the right to purchase or redeem or otherwise receive any shares of capital stock of or other voting or equity interests in CT.

(d) The issuance of the New CT Shares has been duly authorized by all necessary corporate action by CT, including action by the CT Board, and, upon the issuance of such shares as provided herein, the New CT Shares will be validly issued, fully paid and nonassessable. Upon issuance, the New CT Shares will be free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities Laws and the CT Charter and any Encumbrance incurred by the Purchaser). There is no preemptive right that has not been waived or terminated with respect to such issuance of the New CT Shares. Section 5.1(d) of the Disclosure Schedules sets forth the capitalization of CT immediately following the Closing.

(e) Except as disclosed in Section 5.1(e) of the Disclosure Schedules, as of the date of this Agreement, none of CT or any of its Subsidiaries (excluding the Acquired Entities, Fund Entities and their respective Subsidiaries) has any Debt.

5.2 CT SEC Documents; CT Financial Statements.

(a) CT has timely filed or otherwise furnished (as applicable) all reports, schedules, forms, statements and other documents (including exhibits, other information incorporated therein, and any amendments thereto) with the SEC required to be filed by CT under the Securities Act or the Exchange Act, as the case may be, from (and including) January 1, 2009 (such documents, together with all exhibits and schedules thereto and other information incorporated therein, the “CT SEC Documents”).

(b) As of their respective dates, or if amended, as of the date of the last such amendment, the CT SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (to the extent applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the financial statements (which term as used in this Agreement includes the related notes thereto) contained in the CT SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and with applicable accounting requirements; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that have not been and are not expected to be individually or in the aggregate material to CT); and (iii) fairly present in all material respects the consolidated financial position of CT and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of CT and its consolidated Subsidiaries for the periods covered thereby.

(d) Ernst & Young LLP, which has expressed its opinion with respect to the financial statements and supporting schedules in the CT SEC Documents, are independent registered public accountants with respect to CT and its Subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board and as required by the Securities Act.

(e) CT and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and is designed to ensure that information required to be disclosed by CT in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to CT’s management as appropriate to allow timely decisions regarding required disclosure. CT and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(f) CT and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The chief executive officer and principal financial officer of CT have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC thereunder, and CT is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations issued thereunder by the SEC currently in effect and requiring compliance as of the date hereof and as of the Closing Date. Since the end of CT’s fiscal year, there has been no change in CT’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, CT’s internal control over financial reporting.

(g) CT has disclosed, based on the most recent evaluation, to Ernst & Young LLP and the audit committee of the CT Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the CT’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CT’s internal control over financial reporting.

(h) Since January 1, 2009, to the Knowledge of CT, (i) neither CT nor any of its Subsidiaries or any director, officer, employee, auditor, accountant or similar representative of CT or any of its Subsidiaries, has received knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CT or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CT or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing CT or any of its Subsidiaries, whether or not employed by CT or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by CT or any of its Subsidiaries or their respective officers, directors, employees or agents to the CT Board or any committee thereof or to any director or officer of CT.

(i) Neither CT nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

5.3 Absence of Undisclosed Liabilities. None of CT and its Subsidiaries has any material obligation or liability of any nature (whether known or unknown, absolute, accrued, matured or unmatured, fixed or contingent and whether due or to become due, asserted or unasserted) other than those (i) reflected or reserved against (in accordance with CT’s past practice with respect to the methodology used to calculate any such liabilities or obligations and otherwise in accordance with GAAP) in the CT Balance Sheet, (ii) incurred in the Ordinary Course of Business since the CT Balance Sheet Date or that, individually or in the aggregate, are not material to CT and its consolidated Subsidiaries, taken as a whole, (iii) contractual liabilities and contractual obligations incurred in the Ordinary Course of Business which are not required by GAAP to be reflected in the financial statements of CT prepared in accordance with GAAP or (iv) incurred in connection with the execution of this Agreement and the other Transaction Documents.

5.4 Absence of Certain Changes. Since December 31, 2011 (the “CT Balance Sheet Date”), (a) there has been no change, development, effect or condition that, individually or in the aggregate with all other changes, developments, effects and conditions, has resulted or would reasonably be expected to result in a Material Adverse Effect on CT and (b) CT and its Subsidiaries have, in all material respects, conducted their business in the Ordinary Course of Business consistent with past practice and have not undertaken any act that, if taken as of or after the date hereof, would have required the consent of Purchaser pursuant to Section 7.1.

5.5 Taxes.

(a) CT and its Subsidiaries have filed all material Tax Returns and have paid all material Taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them. CT has made adequate charges, accruals and reserves in the applicable financial statements contained in the CT SEC Documents in respect of all Taxes for all periods as to which the Tax liability of CT, any of its Subsidiaries has not been finally determined. There is no notice of audit, examination, deficiency, assessment, refund litigation or proposed adjustment that has been received by, asserted or assessed in writing with respect to CT or any of its Subsidiaries with respect to any material Taxes.

(b) Since January 1, 2003, CT has been organized in conformity with the requirements for qualification and taxation as a REIT, and CT’s actual and proposed method of operation has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT.

(c) The entities listed on Section 5.5(c) of the Disclosure Schedules are wholly-owned Subsidiaries of CT that are “taxable mortgage pools” within the meaning of Section 7701(i) of the Code. Neither CT nor any of its other Subsidiaries is or has ever been a taxable mortgage pool.

(d) As of January 1, 2012, CT had no accumulated earnings or profits attributable to any period for which it did not qualify as a REIT.

(e) Since its formation, CT Legacy REIT has been organized in conformity with the requirements for qualification and taxation as a REIT, and its actual method of operation through the date hereof has enabled, and its proposed method of operation will continue to enable, it to meet the requirements for qualification and taxation as a REIT.

(f) Neither CT nor CT Legacy REIT has taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no challenge to its status as a REIT is pending or has been threatened in writing. No Subsidiary of CT or CT Legacy REIT is a corporation for U.S. federal income Tax purposes, other than a corporation that is a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code, other than a Subsidiary listed on Section 5.5(f) of the Disclosure Schedules. Any such Subsidiary that is a “taxable REIT subsidiary” has made a timely and valid election and is listed on Section 5.5(f) of the Disclosure Schedules.

(g) None of CT, CT Legacy REIT or any of their Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(h) Since its formation, neither CT nor CT Legacy REIT has incurred any liability for taxes under Sections 857(b), 860(c) or 4981 of the Code or any rules similar to Section 1374 of the Code which has not yet been paid. No event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentence will be imposed on either CT or CT Legacy REIT. None of CT, CT Legacy REIT or any of their Subsidiaries (other than a “taxable REIT subsidiary”) has engaged at any time in any

“prohibited transactions” within the meaning of Section 857(b)(6) of the Code. None of CT, CT Legacy REIT or any of their Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

5.6 Proceedings.

(a) Except as disclosed in the CT SEC Documents filed since January 1, 2012 and prior to the date hereof to the extent that the relevance of such disclosure to the applicable representation and warranty below in this Section 5.6(a) is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other statements that are similarly forward-looking in nature included therein to the extent that they are primarily cautionary in nature) or as would not, individually or in the aggregate, result in a Material Adverse Effect on CT:

(i) there is no Proceeding pending or, to the Knowledge of CT, threatened against, CT, any of its Subsidiaries or any of its officers or directors; and

(ii) there is no Order to which CT or any of its Subsidiaries, or any of the assets or properties owned or used by CT or any of its Subsidiaries, is subject.

(b) There is no pending, or to the Knowledge of CT, threatened Proceeding that challenges, or that, if decided adversely to CT or any of its Subsidiaries, would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery or performance of this Agreement or any Transaction Document or the consummation of the Contemplated Transactions.

5.7 Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, result in a Material Adverse Effect on CT, CT and each of its Subsidiaries are, and have been since January 1, 2009, in compliance, with all applicable Laws. No investigation or review by any Governmental Authority with respect to CT or any of its Subsidiaries is pending or, to the Knowledge of CT, threatened, nor to the Knowledge of CT, has any Governmental Authority indicated an intention to conduct any such investigation or review with respect to non-compliance of such Laws that would, individually or in the aggregate, result in a Material Adverse Effect on CT.

(b) Except as would not, individually or in the aggregate, result in a Material Adverse Effect on CT, CT and its Subsidiaries hold all Permits that are necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Permits are in full force and effect. Each of CT and its Subsidiaries is in material compliance with all such Permits, and no such Permits are subject to any pending or, to the Knowledge of CT, threatened revocation, withdrawal, suspension, cancellation, termination or modification Proceeding.

(c) None of CT or any of its Subsidiaries or any of their respective directors, officers, agents, employees or other Persons (in their capacities as such) that act for or on behalf of CT or any of its Subsidiaries has (i) made any bribe, rebate, payoff, influence payment, kickback or other payment that would be unlawful under any applicable Law or (ii) without limiting the foregoing, offered, paid, promised to pay or offered, given, promised to give or authorized the giving of anything of value to any Person acting in an official capacity for any Governmental Authority for the purpose of influencing any act or decision of such government official, securing any improper advantage or inducing such government official to assist CT or any of its Subsidiaries in obtaining or retaining business for or with, or in directing business to, any Person.

5.8 Environmental and Safety and Health Matters.

(a) (i) Each of CT and its Subsidiaries is in compliance in all material respects with all, and has not violated in any material respects any, applicable Environmental Laws; (ii) each of CT and its Subsidiaries possesses and is in material compliance with all applicable Environmental Permits required under Environmental Laws to operate as each currently operates, no such Environmental Permits are subject to any pending or, to the Knowledge of CT, threatened revocation, withdrawal, suspension, cancellation, termination or modification Proceeding; (iii) neither CT nor any of its Subsidiaries have generated, treated, stored, used, emitted, released, discharged, transported or disposed of any Materials of Environmental Concern except in material compliance with applicable Environmental Laws and in a manner that could not reasonably be expected to result in a material liability to any of CT or its Subsidiaries; (iv) neither CT nor any of its Subsidiaries have received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local law concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (v) there is no Environmental Claim pending, or to the Knowledge of CT, threatened against CT or any of its Subsidiaries, nor, to the Knowledge of CT, is there any basis for any such Environmental Claim that could reasonably be expected to be material.

5.9 Employee Matters and Benefit Plans.

(a) With the exception of the Acquired Entities Employee Plans (as defined and addressed in Section 4.9(a) above), Section 5.9(a) of the Disclosure Schedules lists all material Plans, written or otherwise, as amended, modified or supplemented, sponsored by or contributed to by, CT or any of its Subsidiaries or any other Person (whether or not incorporated) which is an ERISA Affiliate of CT or any of its Subsidiaries, or in respect of which any such entity has any liability or has a reasonably foreseeable risk of any liability in respect of any Business Employee (collectively, whether or not material, but without regard to Acquired Entity Employee Plans, the “CT Employee Plans”), and separately identifies those which contain provisions relating to any change of control or potential change in control of any entity. CT has Made Available to Purchaser copies of (i) each such CT Employee Plan (including a written summary of any CT Employee Plan that is not in writing), all amendments thereto and all related trust agreements, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each CT

Employee Plan, summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to employees, plan participants or their beneficiaries; (ii) with respect to any such CT Employee Plan and related trust which is intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, the most recent favorable determination or opinion letter from the IRS as to its qualified status under the Code; (iii) the three (3) most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each CT Employee Plan required to make such a filing; (iv) any reports which have been filed with the DOL or the IRS within the last six (6) years with respect to each CT Employee Plan required to make such filing; and (v) all correspondence between the IRS and/or the DOL and CT, its Subsidiaries and/or ERISA Affiliates.

(b) All CT Employee Plans have been established, administered, operated, and maintained substantially in accordance with their terms (except that in any case in which any CT Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision) and have been operated in compliance in all respects with all applicable Laws, and may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Laws and the terms of each CT Employee Plan. There are no pending audits or investigations by any governmental agency involving any CT Employee Plan, and no pending or, to the Knowledge of CT, threatened claims (except for individual claims for benefits payable in the normal operation of the CT Employee Plans), suits or proceedings involving any CT Employee Plan or asserting any rights or claims to benefits under any CT Employee Plan, nor, to the Knowledge of CT, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

5.10 Arrangements with Certain Persons. There is no transaction, arrangement or other relationship among CT, any of its Subsidiaries and/or any unconsolidated or other off-balance sheet entity that is required to be disclosed by CT in its filings with the SEC and is not so disclosed.

5.11 Material Contracts; No Default.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CT, each Material Contract to which the Company or any of its Subsidiaries is a party or by which their properties or assets is bound is valid and in full force and effect, and is enforceable by CT or its Subsidiaries and to the Knowledge of CT, each other party thereto, in accordance with its terms.

(b) To the Knowledge of CT, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach of any provision of any Material Contract to which the Company or any of its Subsidiaries is a party or by which their properties or assets is bound; (ii) give any Person the right to declare a default or exercise any remedy under any such Material Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any such Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any such Material Contract; or (v) give any Person the right to cancel, terminate or modify any such Material Contract, in each case of clauses (i) through (v) above, except as would not, individually or in the aggregate, result in a Material Adverse Effect on CT.

5.12 Leases. Neither CT nor any of its Subsidiaries owns any real property or any interest in any real property, other than through investment vehicles. Other than the Lease, CT has no leasehold interests. To the Knowledge of CT, CT has a good and valid leasehold interest in the parcel of real property subject to the Lease to the extent necessary for the conduct of the business of CT (the “Leased Real Property”), which leasehold interest is free and clear of all Encumbrances (other than Permitted Encumbrances). (a) CT has the right to use and occupancy of the Leased Real Property for the full term of the Lease, (b) the Lease for the Leased Real Property is in good standing, legal, binding, valid and effective and enforceable agreement of CT and of the other party thereto in accordance with its terms, and neither CT nor any of its Subsidiaries has received written notice of any default (or any condition or event, which, after notice or a lapse of time or both, would constitute a default thereunder) and (c) CT has not assigned its interest under the Lease, except as contemplated by the Assignment of Lease being entered into pursuant to the Contemplated Transactions. To the Knowledge of CT, there are no pending or threatened condemnation proceedings with respect to the Leased Real Property that would materially and adversely affect the use, occupancy or value thereof.

5.13 Servicing. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on CT, each of CT and its Subsidiaries has complied with (a) all applicable Laws and rating agency servicing standards with respect to all outstanding Specially Serviced Loans as to which it acts as a servicer, whether as a master servicer, special servicer, subservicer or otherwise and (b) the material terms of the applicable Servicing Agreement.

5.14 Finder’s Fee. Except for fees payable to Evercore Partners (whose fees are the sole responsibility of CT), no Person is entitled to any broker’s, finder’s financial advisor’s or other similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of CT or any of its Subsidiaries.

5.15 Investment Company.

(a) CT is not and, after giving effect to the Contemplated Transactions, will not be required to register as an “investment company” as such term is defined in the Investment Company Act

(b) None of CT or its Subsidiaries has at any time (i) sponsored any collective investment vehicles required to be registered as an investment company under the Investment Company Act, (ii) provided Investment Management Services to or through any investment company registered, or required to be registered, under the Investment Company Act, or any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for one or more of the exclusions provided in Section 3(c) of the Investment Company Act other than Sections 3(c)(1), 3(c)(7) or 3(c)(5)(C) (assuming in the case of reliance on the exclusion provided by Section 3(c)(7), the truth and accuracy of the investment representations made by investors) and, in the case of any non-United States issuer that might be relying on the exclusion afforded by Section 3(c)(1) or Section 3(c)(7) for offers and sales made to U.S. persons, Section 7(d), or (iii) provided Investment Management Services to or through any issuer or other Person that is required to be registered under the applicable Laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

5.16 Insurance. Each of CT and its Subsidiaries are insured in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses, including, but not limited to, policies covering real and personal property owned or leased by CT and its Subsidiaries against theft, damage, destruction, acts of vandalism, general liability and directors’ and officers’ liability. Neither CT, nor its Subsidiaries have received notice that it will not be able to or has reason to believe that it will not be able to (i) renew their existing insurance coverage as and when such policies expire, or (ii) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their business as now conducted and at a cost that would not, individually or in the aggregate, have a Material Adverse Effect on CT.

5.17 CDOs.

(a) CT indirectly owns all of the interests listed in Schedule 5.17(a) attached hereto (the “CDO Subs”).

(b) Neither CT nor any of its Subsidiaries has been asked to replace or substitute collateral in any of its collateralized debt obligations or to indemnify any party under any collateralized debt obligations except for with respect to the indemnification of certain parties such as underwriters, trustees and hedge counterparties in connection with collateralized debt obligation issuances.

(c) Neither CTIMCO nor any of its Subsidiaries (excluding the Fund Entities and their Subsidiaries) are subject to any obligations to repurchase, redeem or otherwise acquire any Debt issued or held by the CDO Subs or their Subsidiaries.

5.18 Compliance with Guidelines, Policies and Procedures. CT and its Subsidiaries are as of the date hereof, have been during the period from January 1, 2012 until the date hereof, and will be as of the Closing Date, in compliance with their respective investment, underwriting and risk-adjusted capital guidelines, policies and procedures, except where any noncompliance would not, individually or in the aggregate, result in a Material Adverse Effect on CT, any Acquired Entity or any Fund Entity.

5.19 Rights Agreement; State Takeover Statutes; Stock Ownership Restrictions in CT Charter.

(a) CT has taken all necessary actions to render the Rights Agreement inapplicable to the Contemplated Transactions (including to the extent Purchaser assigns any rights hereunder to any Affiliate of Purchaser pursuant to Section 12.5).

(b) The CT Board has amended the CT Bylaws to provide that Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition of shares of Common Stock by (i) Purchaser or any of its present Affiliates or (ii) The Blackstone Group L.P. or any of its present or future Affiliates and such bylaw provision further provides that, unless this Agreement is terminated pursuant to Article 11, it will not be altered or repealed without the consent of Purchaser or The Blackstone Group L.P., as applicable.

(c) The CT Board has irrevocably resolved that, pursuant to Section 3-603(c) of the MGCL, Section 3-602 of the MGCL shall not apply to any “business combination” (as defined in Section 3-601 of the MGCL) between CT and (i) Purchaser or any of its present Affiliates or (ii) The Blackstone Group L.P. and any of its present or future Affiliates; provided, however, that Purchaser or any of its present Affiliates or The Blackstone Group L.P. and any of its present or future Affiliates shall not enter into any “business combination” with CT without the prior approval of at least a majority of the directors who are not Affiliates or associates of Purchaser or The Blackstone Group L.P.; provided further, that the foregoing exemption shall terminate and be void ab initio if this Agreement is terminated in accordance with Article 11.

(d) No action is required pursuant to Section 7.2.7 of the CT Charter or otherwise, to exempt Purchaser and any Affiliate of Purchaser holding Common Stock from the Aggregate Stock Ownership Limit (as defined in the CT Charter).

(e) CT and the CT Board has otherwise taken all action required to be taken by it so that the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions, including the issuance of the New CT Shares to Purchaser (and/or any assignee pursuant to Section 12.5), will be exempt from the requirements of any “fair price”, “moratorium”, “control share acquisition”, “affiliate transaction”, “business combination” or other anti-takeover statute of the State of Maryland.

5.20 Opinion of Financial Advisor. CT has received the opinion of Evercore Group LLC, dated September 27, 2012, to the effect that, as of such date, the Purchase Price to be received by CT is fair, from a financial point of view, to CT.

5.21 Vote Required. The CT Stockholder Approval is the only vote of the holders of any class or series of CT’s capital stock necessary to approve the Contemplated Transactions.

5.22 No Reliance. Each of CT and its Subsidiaries acknowledges and agrees that, except for the representations and warranties in this Agreement and the other Transaction Documents, none of Purchaser, its Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser, its Affiliates, its real property (whether owned or leased) or its business or other matters. Without limiting the generality of the foregoing, none of Purchaser, its Affiliates or any other Person has made a representation or warranty to CT or any of its Subsidiaries with respect to (a) any projections, estimates or budgets for the businesses of Purchaser or any of its Affiliates or (b) any material, documents or information relating to Purchaser or any of its Affiliates made available to CT, any of its Subsidiaries, or their counsel, accountants or advisors, except as expressly covered by this Agreement or any Transaction Document.

5.23 No General Solicitation. Neither Seller nor any person acting on its behalf has offered to sell the New CT Shares by any form of general solicitation or general advertising.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to CT that the statements contained in this Article 6 are true and correct as of the date hereof and as of the Closing Date:

6.1 No Conflict; Required Filings.

(a) Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 6.1(b), the execution, delivery and performance of this Agreement and any Transaction Document by Purchaser does not and will not (with or without notice or lapse of time, or both) (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of Purchaser, (ii) contravene, conflict with or violate any Law or Order applicable to Purchaser in any material respect, (iii) conflict in any material respect with or violate or breach in any material respect any provision of, or give any third party the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract of Purchaser, (iv) result in the creation of any Encumbrance (other than restrictions on transfer under applicable state and federal securities Laws) on any of the properties or assets of Purchaser pursuant to any Contract to which Purchaser is a party or by which any of Purchaser’s properties or assets are or purported to be bound or affected, (v) entitle any Person to any right or privilege to which such Person was not entitled immediately before this Agreement or any Transaction Document was executed, or (vi) create any obligation on the part of Purchaser that it was not obligated to perform immediately before this Agreement or any Transaction Document was executed, except in the case of clauses (ii) through (vi) above, for such contraventions, conflicts, violations, breaches, defaults, exercises, accelerations, cancellations, terminations, modification and creations which would not result in a Material Adverse Effect on Purchaser.

(b) No consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement, any Transaction Document or the Contemplated Transactions which have not been obtained prior to the Closing, other than (i) those set forth in Section 6.1(b) of the Disclosure Schedules and (ii) those that, if not made or obtained would not, individually or in the aggregate, materially hinder or materially delay the Closing or would not reasonably be expected to result in a Material Adverse Effect on Purchaser.

6.2 Corporate Status. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and Purchaser (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not result in a Material Adverse Effect on Purchaser.

6.3 Power and Authority. Purchaser has all necessary power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and to consummate the Contemplated Transactions. This Agreement and the Transaction Documents to which it is a party have been (in the case of this Agreement) or will be when executed and delivered (in the case of the other Transaction Documents) duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller or its Subsidiaries, as applicable) this Agreement and the Transaction Documents to which Purchaser is a party constitute or will constitute, as applicable, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

6.4 Proceedings. As of the date hereof, there are no Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its properties that would result in a Material Adverse Effect on Purchaser, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the Contemplated Transactions by Purchaser.

6.5 Finder’s Fee. Purchaser has not incurred any obligation or liability to any party for any brokerage or finder’s fee or agent’s commission or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser for which CT or any of its Subsidiaries following the Closing would be liable.

6.6 Investment Intent. Purchaser has knowledge and experience in financial and business matters such that it (i) is capable of evaluating the risks and merits associated with the acquisition of the New CT Shares, (ii) is an “accredited investor” as defined in Regulation D as promulgated under the Securities Act and (iii) is acquiring the New CT Shares for its own account for investment, with no present intention of making a public distribution thereof. Purchaser will not sell or otherwise dispose of the New CT Shares in violation of the Securities Act or any state securities Laws.

6.7 Information. Purchaser and its Representatives have been furnished with or have otherwise had access to materials relating to the business, finances and operations of the CT and Acquired Entities and materials relating to the offer and sale of the New CT Shares, including the CT SEC Documents. Purchaser has been afforded the opportunity to ask questions of CT. Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or its Representatives shall modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of the CT SEC Documents and CT’s representations and warranties contained herein.

6.8 Legends; Restrictions on Transfer. Purchaser understands any certificate representing the New CT Shares will bear restrictive legends as required by the CT Charter and in the following form (and a stop-transfer order may be placed against transfer of any certificate for such New CT Shares):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, OR IF PURSUANT TO RULE 144, A WRITTEN STATEMENT, SATISFACTORY TO THE ISSUER, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.”

Purchaser further understands that any New CT Shares held in book-entry format will be similarly restricted and that a stop-transfer order may be placed against the transfer of any New CT Shares held in book-entry format.

6.9 Common Stock Ownership. Except as contemplated in the Transaction Documents, including this Agreement and the Voting Agreement, and in connection with the Contemplated Transactions, as of the date hereof, the Purchaser does not, and at all times from the date hereof until the Closing, the Purchaser will not, Beneficially Own (as such term is defined in the Rights Agreement) any shares of Common Stock.

6.10 No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties in this Agreement and the other Transaction Documents, none of CT, the Acquired Entities, the Fund Entities, their respective Subsidiaries, or any other Person acting on behalf of any of the foregoing has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Acquired Entities, the Fund Entities, their respective Subsidiaries, their real property (whether owned or leased) or their business or other matters.

6.11 Owner of Purchaser. The Blackstone Group L.P. controls a majority of the authorized and outstanding equity interests in Purchaser.

ARTICLE 7

COVENANTS

7.1 Conduct of Business.

(a) Except as required by applicable Law or expressly required by this Agreement, or as described in Section 7.1(a) of the Disclosure Schedules, during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement is terminated pursuant to Article 11), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), CT shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the Ordinary Course of Business. Without limiting the foregoing, CT shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to (i) preserve its and each of its Subsidiaries’ business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees, Governmental Authorities and other Persons with whom CT or its Subsidiaries have business relationships, assets, rights and properties and (ii) preserve the status of each of CT, CTOPI REIT and CT Legacy REIT as a REIT. Without limiting the generality of the foregoing, and except (w) as required by applicable Law, (x) as expressly required or contemplated by this Agreement, (y) as described in Section 7.1(a) of the Disclosure Schedules or (z) solely in respect of the Fund Entities and the CDO Subs and the Subsidiaries of the Fund Entities and the CDO Subs, to the extent that the failure to take any such action described in this Section 7.1(a) below would, based on the advice of CT’s outside counsel, constitute a breach of the duties of the general partner, managing member, collateral manager or similar governing body of such Fund Entity or CDO Sub, as applicable (or in the case of a Subsidiary of a Fund Entity or CDO Sub, the Fund Entity or CDO Sub controlling such Subsidiary) under applicable Law or the Organizational Documents of such Fund Entity or CDO Sub, as applicable (in which case CT shall give prompt written notice to Purchaser of any such determination prior to undertaking any such action), during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement is terminated pursuant to Article 11), CT shall not, and shall not permit any of its Subsidiaries to, unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned):

(i) amend or propose to amend the CT Charter or CT Bylaws, or cause or permit any of its Subsidiaries to amend or propose to amend its Organizational Documents, including any operating agreements or partnership agreements;

(ii) (A) declare, set aside or pay any dividends on, or make any distributions (whether in cash, securities or other property) in respect of its capital stock, or securities convertible into or exchangeable or exercisable for, any of its capital stock or other equity interests (other than, with respect to any Subsidiaries of CT, as required pursuant to the Organizational Documents of such Subsidiary), except as required to maintain REIT status; (B) adjust, split, combine or reclassify any of its capital stock or equity interests; or (C) purchase, redeem or otherwise acquire any of its equity interests or other securities;

(iii) increase the number of directors on the CT Board to greater than eight (8) members or change the current structure of the CT Board or enter into any agreement or arrangement relating thereto;

(iv) (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class of capital stock of or other equity interest in CT or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the CT or any of its Subsidiaries (including any right to participate in the revenue, earnings or distributions of or from CT or any of its Subsidiaries), other than (x) in accordance with the Rights Agreement and (y) the issuance of CT Common Stock (and associated rights issued in accordance with the Rights Agreement) issuable pursuant to the Warrants, (B) enter into any amendment of any term of any of its outstanding securities or waive or modify any rights thereunder or (C) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock or other equity interests (or to participate in the revenue, earnings or distributions of or from CT or any of its Subsidiaries) to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests as in effect as of the date hereof;

(v) (A) incur, assume, guarantee, issue, modify, renew, syndicate, refinance or become obligated with respect to any Debt, (B) enter into any swap or hedging transaction or other derivative agreements or (C) make any loans, capital contributions or advances to any Person (other than CT and any of its wholly-owned Subsidiaries) other than in an amount not to exceed two hundred fifty thousand dollars ($250,000) in the aggregate and otherwise in the Ordinary Course of Business;

(vi) sell, license, or lease, in a single transaction or series of related transactions, or otherwise subject to any Encumbrance (other than Permitted Encumbrances), any of its properties or assets (including any shares or other equity interests of any of its Subsidiaries), other than any such sales, licenses, leases or Encumbrances of properties or assets in the Ordinary Course of Business and in an amount not to exceed two hundred fifty thousand dollars ($250,000) in the aggregate;

(vii) make or authorize any capital expenditures except in an amount not to exceed one hundred thousand dollars ($100,000) in the aggregate;

(viii) make any acquisition (including by merger) of the capital stock or the assets of any other Person, in any transaction or series of related transactions for consideration in excess of two hundred fifty thousand dollars ($250,000) in the aggregate;

(ix) make any investment in another Person or Persons with a value in excess of two hundred fifty thousand dollars ($250,000) in the aggregate;

(x) (A) increase or accelerate the timing of payment of compensation or benefits to any Business Employee, other than increases in salary or hourly wage rates for non-management employees in the Ordinary Course of Business consistent with past practice, as required by the terms of any CT Employee Plans set forth on Section 5.9(a) of the Disclosure Schedules or applicable Law, or pursuant to this Agreement, (B) loan or advance any money or other property to any Business Employee, (C) enter into any transaction, retention, change in control, or “stay” bonus, payment or award, or severance protection or change-in-control agreement with any Business Employee, (D) hire any Business Employee for a position having a total annual cash compensation opportunity of fifty thousand dollars ($50,000) or more, or terminate a Business Employee from such a position other than for “cause”, or (E) terminate, establish, adopt, enter into, or amend any Acquired Entities Employee Plan or CT Employee Plan or any plan, program, arrangement, practice or agreement that would be an Acquired Entities Employee Plan or CT Employee Plan if it were in existence on the date hereof, except an amendment to any such plan, program, arrangement, practice or agreement to the extent that such amendment is required by the applicable terms of the Acquired Entities Employee Plan or CT Employee Plan or by Law;

(xi) make any changes in financial accounting methods, principles or practices (or change an annual accounting or period) materially affecting the consolidated assets, liabilities or results of operations of CT and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including statutory or regulatory accounting rules;

(xii) modify, amend, terminate or waive any material right under any Material Contract (except for any modification or amendment to any Material Contract that is beneficial to CT and/or its Subsidiaries) or, except in the Ordinary Course of Business, enter into any Contract which if entered into prior to the date hereof would have been a Material Contract if entered into as of the date hereof;

(xiii) (A) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CT or any of its Subsidiaries or (B) file, or consent by answer or otherwise to the filing against CT or any of its Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, make any assignment for the benefit of creditors or consent to the appointment of any custodian, receiver, trustee or other officer with similar powers;

(xiv) settle or compromise any pending or threatened suit, action, claim or other Proceeding;

(xv) make or change any material election, change any material method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle or compromise any material Tax liability, surrender any right to claim a refund of Taxes, or enter into any agreement or waiver extending the period for assessment or collection of any Taxes, provided, however, that notwithstanding anything in this Section 7.1(a)(xv), each of CT, CTOPI REIT and CT Legacy REIT shall continue to file Tax Returns in accordance with past practice and shall be permitted to make elections or take other actions that are required in order to preserve their status as a REIT;

(xvi) make or change any election relating to the entity classification of any Acquired Entity for U.S. federal income Tax purposes;

(xvii) reduce or agree to reduce any investors’ unfunded commitments in any Fund Entity other than to the extent required by the existing Organizational Documents;

(xviii) initiate or threaten any litigation or the institution of any Proceeding against any Client or any investor in any Fund;

(xix) wind up, terminate or dissolve any Fund;

(xx) extend or otherwise modify any investment period with respect to any Fund; or

(xxi) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Subject to the terms and conditions of this Agreement and the rights of Purchaser hereunder, Purchaser agrees that, from the date hereof until the Closing Date (or such earlier date on which this Agreement is terminated pursuant to Article 11), without the prior written consent of CT, except as required by applicable Law, Purchaser shall not knowingly, and shall use commercially reasonable efforts to cause each of its Affiliates not to, take or omit to take any action that would reasonably be expected to prevent or delay the consummation of the Contemplated Transactions.

(c) Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct CT’s or its Subsidiaries’ operations.

7.2 No Solicitation by CT; Other Offers.

(a) Subject to Section 7.2(b), from the date of this Agreement until the Closing Date or, if earlier, the date on which this Agreement is terminated pursuant to Article 11, CT shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly through another Person: (i) solicit, initiate or knowingly encourage, knowingly induce or knowingly take any other action which would reasonably be expected to lead to, the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) enter into, continue or participate in any discussions or any negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, any Acquisition Proposal; (iii) furnish any non-public information regarding CT or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal or otherwise knowingly facilitate any Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal; (iv) waive, terminate or modify or fail to enforce any provision of any “standstill” or similar obligation of any Third Party existing on the date hereof, including waiving or exempting any Person from any ownership restrictions under the CT Charter or applicability of any provisions of the Rights Agreement (or from applicability of any antitakeover statute of Maryland law); or (v) resolve or agree to do any of the foregoing. CT shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Acquisition Proposal. CT shall promptly deny access to any data room (whether virtual or actual) containing any confidential information previously furnished to any Third Party relating to the consideration of any Acquisition Proposal by any such Third Party and request the prompt return or destruction of all confidential information previously furnished.

(b) Notwithstanding anything in this Section 7.2 to the contrary, at any time prior to obtaining the CT Stockholder Approval, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement by a Third Party in circumstances not involving a breach of this Agreement (including this Section 7.2) that the CT Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes, or would reasonably be expected to result in, a Superior Proposal, CT may, upon a good faith determination by the CT Board (after receiving the advice of its outside legal counsel) that failure to take such action would reasonably be expected to constitute a breach of the CT Board’s duties to CT or CT’s stockholders under applicable Law: (i) furnish information (including by providing access to a data room, whether virtual or actual) with respect to the Acquired Entities to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that all such information shall have been previously provided to Purchaser or is provided to Purchaser at substantially the same time that it is provided by CT to such Person and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal; and provided, further, that, prior to taking any of the actions described in clauses (i) or (ii) above, CT and such Person enter into a confidentiality agreement in customary form that is no less restrictive on such Third Party and its Representatives as the Confidentiality Agreement is on Purchaser and its Affiliates and Representatives.

(c) CT shall: (i) promptly (and in any event within twenty-four (24) hours) after receipt, notify Purchaser in writing of any Acquisition Proposal, inquiry or request relating to an Acquisition Proposal or request for non-public information relating to an Acquisition Proposal and, in any such notice to Purchaser, indicate the identity of the Person making such Acquisition Proposal, inquiry or request and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person that describe the material terms and conditions of such proposal, inquiry or request); (ii) promptly (and in any event within twenty-four (24) hours) after the meeting of the CT Board to consider such Acquisition Proposal, notify Purchaser as to whether CT intends to participate or engage in discussions or negotiations with, or furnish nonpublic information to, such Person; (iii) keep Purchaser informed of all material developments affecting the status and terms of any such proposals, inquiries and requests, and (iv) promptly (and in any event within twenty-four (24) hours) provide Purchaser with copies of any additional written materials that describe the material terms and conditions of such proposal, inquiry or request.

(d) The CT Board shall not: (i) fail to make the CT Board Recommendation to CT’s stockholders (including through any failure to include the CT Board Recommendation in the Proxy Statement); (ii) withhold, withdraw, amend or modify in a manner adverse to Purchaser, or publicly propose (whether through CT, its Subsidiaries or any of its Representatives) to withhold, withdraw, amend or modify in a manner adverse to Purchaser, the CT Board Recommendation; (iii) in the event that an Acquisition Proposal is publicly announced or disclosed, fail to publicly reaffirm the CT Board Recommendation within ten (10) Business Days after Purchaser’s written request to do so; (iv) adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal or publicly propose to adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal; or (v) resolve to take any such actions (each such foregoing action or failure to act in clauses (i) through (v) of this Section 7.2(d) being referred to as a “Change in CT Board Recommendation”). Notwithstanding the foregoing, the CT Board may, at any time prior obtaining CT Stockholder Approval, take any of the actions set forth in Sections 7.2(d)(A) or 7.2(d)(B) below; provided, however, that prior to taking any such action CT complies with Section 7.2(e) of this Agreement:

(A) effect a Change in CT Board Recommendation in response to an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement in circumstances not involving a breach of this Agreement (including any violation of this Section 7.2) that is not withdrawn if the CT Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its duties to CT or CT’s stockholders under applicable Law and the CT Board concludes in good faith, after consultation with outside legal counsel and CT’s financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; and

(B) effect a Change in CT Board Recommendation in response to a material development or material change in circumstances occurring or arising after the date of this Agreement with respect to CT and/or its Subsidiaries that was neither known to the CT Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal or any development or change relating to Purchaser or any of its Affiliates) (any such material development or material change in circumstances, an “Intervening Event”) if the CT Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its duties to CT or CT’s stockholders under applicable Law.

(e) Notwithstanding anything to the contrary set forth in Section 7.2(d), CT shall not be entitled to make a Change in CT Board Recommendation pursuant to Section 7.2(d)(A) or Section 7.2(d)(B), unless: (A) CT shall have first provided prior written notice to Purchaser that it is prepared to make a Change in CT Board Recommendation (a “Recommendation Change Notice”), which notice shall, if the basis for the proposed action by the CT Board is related to an Intervening Event, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the

CT Board is a Superior Proposal, contains the identity of the Third Party and a description of all of the material terms and conditions of such Superior Proposal, including a copy of CT Acquisition Agreement in the form to be entered into (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in CT Board Recommendation) and CT has otherwise provided or made available to Purchaser all information concerning CT and/or its Subsidiaries delivered or made available to the Third Party; (B) CT shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiated in good faith with), Purchaser in making adjustments to the terms and conditions of this Agreement during a five (5) Business Day period following receipt by Purchaser of the Recommendation Change Notice as would enable CT to proceed with the Contemplated Transactions; and (C) the CT Board shall have determined in good faith (after consultation with outside legal counsel and, in the case of a Superior Proposal, CT’s financial advisor and considering the results of any negotiations and the revised proposals made by Purchaser in connection therewith), after the end of such five (5) Business Day period after the date of receipt of the Recommendation Change Notice, that the Intervening Event continues to require the CT Board to effect a Change in CT Board Recommendation or that the Acquisition Proposal previously constituting a Superior Proposal continues to constitute a Superior Proposal, as applicable. Any material changes with respect to the Intervening Event, or material changes to the material terms of such Superior Proposal (whether financial or otherwise), as the case may be, occurring prior to CT’s effecting a Change in CT Board Recommendation in accordance with the terms hereof shall require CT to provide to Purchaser a new Recommendation Change Notice and a new five (5) Business Day period in which to negotiate.

(f) Nothing contained in this Section 7.2 or elsewhere in this Agreement shall prohibit CT from: (i) taking and disclosing to CT’s stockholders a position with respect to a tender or exchange offer by a Third Party contemplated by Rule 14e-2(a) or making a statement required under Rule 14d-9 under the Exchange Act or (ii) making any disclosure to CT’s stockholders if, in the good faith judgment of the CT Board, after consultation with outside legal counsel, the failure to so disclose would reasonably be expected to constitute a breach of its duties to CT or CT’s stockholders under applicable Law; provided, however, that this Section 7.2(f) shall not affect the obligations of CT and the CT Board and the rights of Purchaser under Sections 7.2(d), 7.2(e) or Article 11 of this Agreement, to the extent applicable to such disclosure (it being understood that any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in CT Board Recommendation).

7.3 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As soon as reasonably practicable after the execution of this Agreement, CT shall prepare and file with the SEC a proxy statement relating to the CT Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”). CT shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. CT shall notify Purchaser promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the

SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Purchaser with copies of all correspondence between CT or any of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”), on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Purchaser shall cooperate with CT in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to CT in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Purchaser shall ensure that such information supplied by it in writing specifically for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of CT and at the time of the CT Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement, or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, CT shall provide Purchaser with a reasonable opportunity to review and comment on such document or response and shall, to the extent consistent with its disclosure obligations, include in such documents or responses such comments reasonably proposed by Purchaser, and, to the extent practicable, CT will provide Purchaser with the opportunity to participate in any substantive telephone calls between CT or any of its Representatives and the SEC concerning the Proxy Statement. CT shall ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of CT and at the time of the CT Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Purchaser and CT each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. CT assumes no responsibility with respect to information supplied in writing by or on behalf of Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement.

(b) CT shall take all actions in accordance with applicable Law, the CT Charter or the CT Bylaws and the rules of NYSE to set a record date (the “Meeting Record Date”) for stockholders entitled to vote at, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “CT Stockholders Meeting”) for the purpose of obtaining the CT Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 7.2, the CT Board shall include the CT Board Recommendation in the Proxy Statement and CT shall solicit or cause to be solicited from its stockholders proxies in favor of approval of each of the matters subject to the CT Stockholder Approval. CT shall keep Purchaser informed on a reasonably current basis of any information relating to the CT Stockholders Meeting, including any vote of the stockholders. Notwithstanding anything to the contrary contained in this Agreement, CT may (after consultation with Purchaser and based upon the advice of any third party proxy solicitor, where applicable) postpone or adjourn the CT Stockholders Meeting, (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by applicable Law (based upon the advice of outside counsel) or otherwise agreed between Purchaser and Seller is provided to the stockholders of CT within a reasonable amount of time in advance of the CT Stockholders Meeting or (ii) if as of the time for which the CT Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CT Stockholders Meeting. Unless this Agreement shall have been terminated in accordance with Section 11.1, CT shall hold the CT Stockholders Meeting regardless of whether the CT Board has made a Change in CT Board Recommendation.

7.4 Confidentiality.

(a) Purchaser and Seller each acknowledges that the information being provided or made available to it by the other Party and their respective Subsidiaries or Affiliates (or their respective agents or representatives) is subject to the terms of a confidentiality agreement dated January 18, 2012, between CT and Blackstone Real Estate Advisors L.P., as amended by Amendment No. 1 thereto, dated May 22, 2012 (the “Confidentiality Agreement”), and the terms of which (other than Section 10 thereof) are incorporated herein by reference and shall continue to be in force even though the Parties understand that by its terms the Confidentiality Agreement no longer is in force.

(b) CT shall, and shall cause its Subsidiaries, in each case, after the Closing to, to the extent any of them has any nonpublic information relating to Purchaser and/or its Affiliates, including the Acquired Entities and Fund Entities (any such information, “Purchaser Information”), (i) treat the Purchaser Information strictly confidentially, except as and to the extent otherwise required by Law (provided, that, in the event that CT is required to so disclose any such information, it shall promptly notify Purchaser thereof and cooperate, at Purchaser’s expense, in taking such measures as reasonably requested by Purchaser to limit such disclosure) and (ii) not use the Purchaser Information for any purpose except as and to the extent expressly permitted by Purchaser.

7.5 Access; Publicity.

(a) At all times from the date of this Agreement until the Closing Date or, if earlier, the date on which this Agreement is terminated pursuant to Article 11, CT shall, and shall cause its Subsidiaries to, afford Purchaser, its Affiliates and its and their Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of CT and its Subsidiaries, including all correspondence with investors in any Fund; provided, however, that CT may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires CT to restrict or otherwise prohibit access to such documents or information or (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information (in which case CT shall use reasonable best efforts to make substitute arrangements) and provided, further, that no information or knowledge obtained by Purchaser, its Affiliates or its or their Representatives in any investigation conducted pursuant to the access contemplated by this Section 7.5(a) shall affect or be deemed to modify any representation or warranty of CT set forth in this Agreement or any Transaction Document or otherwise impair the rights and remedies available to Purchaser hereunder or in any Transaction Document. Any investigation conducted pursuant to the access contemplated by this Section 7.5(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of CT and its Subsidiaries.

(b) Neither CT nor Purchaser shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Contemplated Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party).

7.6 Books and Records.

(a) As of the Closing Date, CT will deliver to Purchaser all books, records, Contracts, information and any other documents relating to the business of any Acquired Entity, any Fund Entity and their respective Subsidiaries that are not already in the possession or control of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.

(b) Subject to the requirements of Section 7.6(a), CT and Purchaser agree that each of them will preserve and keep the records held by it relating to the business of CT, any Acquired Entity, any Fund Entity and their respective Subsidiaries as of the Closing for the longer of (i) a period of five (5) years from the Closing Date and (ii) such period as is required under any Final Fund Documents or related side letters; provided, however, that prior to disposing of any such records in accordance with such policies, the applicable Party shall provide written notice to the other Party of its intent to dispose of such records and shall provide such other Party the opportunity to take ownership and possession of such records (at such other Party’s sole expense) within thirty (30) days after such notice is delivered. If such other Party does not confirm its intention in writing to take ownership and possession of such records within such thirty (30)-day period, the Party who possesses the records may proceed with the disposition of such records. Seller and Purchaser shall make such records available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by or Proceedings or governmental investigations involving Seller or Purchaser or any of their respective Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement or any Transaction Document.

7.7 Cooperation.

(a) Subject to the terms and conditions of this Agreement, each Party hereto shall cooperate with the other Party and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as soon as practicable and to consummate and make effective as promptly as practicable, the Contemplated Transactions, including (i) preparing and filing promptly and fully all documentation to effect all necessary registrations, notices and forms and other documents, (ii) obtaining all approvals, consents, waivers and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions; provided, that, notwithstanding anything herein to the contrary, none of CT, its Subsidiaries or Purchaser (or Purchaser’s Affiliates) will be required to (nor, without the prior written consent of Purchaser, will CT, its Subsidiaries or their respective Representatives on behalf of them) (A) pay or agree to pay any consent, approval or waiver “fee”, discount, rebate or any money or other consideration beyond administrative costs, including a de minimis review charge, to any Person (excluding costs and expenses incurred in connection with obtaining the CT Stockholder Approval, including printing and mailing fees for the Proxy Statement), (B) initiate any Proceeding against any Person or (C) accept any material conditions or obligations, including to existing conditions and obligations (except, in each case, for such changes to existing conditions and obligations as mutually agreed between Seller and Purchaser) in order to obtain any consent, approval or waiver of any third person, including any investor in any Fund managed by CT or any of its Subsidiaries; and provided, further, that in seeking any consents or approvals from any Fund investors, CT shall be subject to the provisions of Section 7.7(b), (iii) executing and delivering any additional instruments necessary to consummate the Transactions and (iv) subject to Section 7.7(c), defending or contesting any action or other proceeding brought by a third party that would otherwise prevent or materially delay the consummation of the Contemplated Transactions.

(b) CT shall, and shall cause its Subsidiaries to, provide Purchaser and its Representatives with the opportunity to attend and participate in any meetings with the Clients or any investors in any Fund managed by CT or any of its Subsidiaries during the period after the date hereof and prior to the Closing (and shall provide notice of any such meeting to Purchaser at least 24 hours in advance), unless specifically objected to by the relevant Client or investor. CT shall, and shall cause its Subsidiaries to and use reasonable best efforts to cause its Representatives to, ensure that all communications to any Client or Fund investor relating to the Contemplated Transactions (other than those that would not reasonably be expected to be material to CT, the Fund Entities, the CDO Subs or Purchaser and its Affiliates) shall be jointly reviewed and approved by each of Purchaser and Seller (and CT shall, and shall cause its Subsidiaries to, incorporate any modifications to any such communications reasonably proposed by Purchaser). During the period from the date hereof and prior to the Closing, neither CT nor any of its Subsidiaries shall deliver, send or otherwise distribute any communication or other information or documentation to any Client or investor in any Fund managed by CT or any of its Subsidiaries, including the Fund Entities, without the prior consent of Purchaser; provided, that with respect to any communication or other information or documentation required to be sent or otherwise distributed to any such investor pursuant to the terms of the Organizational Documents of the applicable Fund, CT may make any such distribution, but solely to the extent that (i) Purchaser has been provided with a written copy of such communication, information or other documentation at least one (1) Business Day prior to the date of delivery or distribution and (ii) CT includes any modifications to any such communication, information or other documentation reasonably proposed by Purchaser. To the extent permitted by applicable Law and the terms and conditions of any applicable Contract with such investors, CT shall, and shall cause its Subsidiaries to, provide Purchaser with copies of any correspondence received from any Fund investor after the date hereof and prior to the Closing.

(c) CT shall give Purchaser notice of and shall reasonably consult with and consider in good faith any recommendations made by Purchaser in connection with CT’s defense of any allegation, claim or other Proceeding commenced or made on or after the date hereof by any holder of securities of CT (on their own behalf or on behalf of CT) relating to this Agreement, the Transaction Documents or any Contemplated Transactions.

(d) CT, on the one hand, and Purchaser, on the other hand, agree to cooperate fully after the Closing with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party or Parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of the Transaction Documents.

7.8 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the Contemplated Transactions shall be paid by the Party incurring such expenses, and no such cost or expense will be paid or payable by any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.

7.9 Employee Matters and Employee Benefit Plans.

(a) No CT Employee Plan assets or liabilities will be transferred to Purchaser or its Affiliates; rather, all such CT Employee Plan assets and liabilities shall be retained by CT and its Subsidiaries and ERISA Affiliates, other than any Acquired Entity and any Fund Entity.

(b) Effective immediately following the Closing, and until the earlier of December 31, 2013 or the first anniversary of the Closing, all Business Employees who continue employment with Purchaser and its affiliates (including an Acquired Entity or Fund Entity), (the “Continuing Employees”) shall receive, subject to such Continuing Employees’ continued employment, total compensation and benefit opportunities that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Purchaser and its affiliates. For all purposes (other than pension benefit accrual), and except as would result in a duplication of benefits, each Continuing Employee shall be credited with all years of service with any Acquired Entity (or their Affiliates and predecessors) to the extent such service would be credited under a corresponding Acquired Entities Employee Plan or CT Employee Plan providing similar benefits. In addition, except as restricted by the insurance carriers for any Plan, no pre-existing condition limitation or exclusion that would not have been applicable under the Acquired Entities Employee Plans shall apply to participation and coverage for the Continuing Employees, and any amounts previously expended by Continuing Employees and their covered dependents for the current plan year for purposes of satisfying out-of-pocket requirements, deductibles and co-payments under the Acquired Entities Employee Plans that are group health plans shall be credited for purposes of satisfying out-of-pocket requirements, deductibles and co-payments, under any Purchaser Plan that is a group health plan

(c) CT shall take or cause to be taken each of those matters set forth in Section 7.9(c) of the Disclosure Schedules.

(d) No provision of this Agreement shall create any third party beneficiary or confer any rights or remedies in any employee or former employee (including any beneficiary or dependent thereof) of CT, any Acquired Entity, any Fund Entity or their respective Subsidiaries, including in respect of continued employment (or resumed employment) with any Acquired Entity, any Fund Entity, Purchaser or any of its Affiliates; no provision of this Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Plan or any plan of any Acquired Entity, any Fund Entity, or Purchaser, and nothing herein, whether express or implied, shall be deemed to establish any Plan, or constitute an amendment or other modification under any Plan or any plan of Purchaser, or shall limit the right of any Acquired Entity, any Fund Entity, or Purchaser or its Affiliates to amend, terminate or otherwise modify any of their Acquired Entities Employee Plans following the Closing. If (i) a party other than the Parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any such Plan or plan and (ii) such provision is deemed to be an amendment to such Plan or plan even though not explicitly designated as such in this Agreement, then, solely with respect to such Plan or plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

7.10 Insurance Matters.

(a) Following the Closing, Purchaser shall cause any Acquired Entity, any Fund Entity (to the extent controlled by Purchaser or its Affiliates) or any of their respective Subsidiaries (as applicable), (i) to reasonably cooperate with CT, at the request and at the expense of CT, to assist CT in pursuing coverage for any claims made by or against CT or its respective Subsidiaries (other than any Acquired Entity, any Fund Entity and their respective Subsidiaries) with respect to actions taken prior to the Closing and (ii) subject to the provisions of Article 10, to reasonably cooperate with CT, at the request and at the expense of CT, to assist CT in the defense of any claims made against any Seller Indemnitee by a third party with respect to actions taken prior to the Closing.

(b) CT acknowledges and agrees that with respects to acts, omissions, events or circumstances relating to any Acquired Entity, Fund Entity or any of the respective Subsidiaries that occurred or existed prior to the Closing that are covered by insurance policies under which any Acquired Entity, Fund Entity or any of the respective Subsidiaries is an insured on, prior to or after the Closing, any such Acquired Entity, Fund Entity or Subsidiary may make claims under such policies subject to the terms and conditions of the policies or, in the alternative, if the Acquired Entity, Fund Entity or any respective Subsidiary cannot directly make such claims under the terms of the insurance policies, CT agrees to make the claim on their behalf. Without limiting the rights of the Purchaser Indemnitees to indemnification pursuant to Article 10, but subject to the provisions of Article 10, CT agrees to reasonably cooperate with Purchaser and its Affiliates, including, after the Closing, the Acquired Entities, Fund Entities and their respective Subsidiaries, at the request and at the expense of Purchaser, to assist Purchaser and/or its Affiliates, including, after the Closing, the Acquired Entities, Fund Entities and their respective Subsidiaries in the defense of any claims made against any Acquired Entity, Fund Entity or their respective Subsidiaries by a third party with respect to actions taken by any Acquired Entity, Fund Entity or their respective Subsidiaries prior to the Closing.

(c) From and after the Closing, each of Purchaser, CT, each Acquired Entity and each Fund Entity agrees that all rights of its officers and directors to exculpation, advances of expenses and indemnification under any indemnification arrangements contained in such entity’s trust agreement, certificate of incorporation or organization, limited liability company operating agreement or by-laws (“Indemnification Arrangements”) for acts or omissions occurring at or prior to the Closing shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms and that such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the officers and directors, in each case with respect to matters occurring on or prior to the Closing. CT, each Acquired Entity and each Fund Entity covenants and agrees that it shall not amend or modify after the Closing any Indemnification Arrangements in a manner that would deprive CT’s officers and directors of (or adversely modify) their rights to exculpation, advances of expenses and indemnification under any Indemnification Arrangements with respect to matters prior to the time of any such amendment. From and after the Closing, CT shall purchase and maintain (i) for a period of six (6) years, a directors’ and officers’ liability insurance policy or, in the alternative, obtain a six (6)-year extended reporting period or tail policy, insuring the current or former officers or directors of CT with respect to any acts or omissions occurring at or prior to the Closing; and (ii) for a period of six (6) years, an investment fund professional and management liability policy or, in the alternative, obtain a six (6)-year extended reporting period or tail policy, insuring the current or former officers or directors of CT with respect to any acts or omissions occurring at or prior to the Closing. The provisions of this Section 7.10(c) are intended to be for the benefit of, and shall be enforceable by, each of the directors and officers of CT, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.11 Board Designation Rights.

(a) Effective as of the Closing, CT shall, in accordance with and subject to the Maryland General Corporation Law (“MGCL”), acting through the CT Board, appoint to the CT Board two (2) directors designated by Purchaser, one of whom shall, subject to the MGCL, be appointed as Chairman of the CT Board. From and after the Closing Date until such time as Purchaser and its Affiliates collectively shall have disposed of more than fifty percent (50%) of the New CT Shares purchased by Purchaser hereunder (appropriately adjusted for any stock splits, reverse stock splits or similar events) (the “Termination Date”), CT shall, in accordance with and subject to the MGCL and the rules of the NYSE, acting through the CT Board, (i) nominate for election to the CT Board two (2) director nominees designated by Purchaser (the “Purchaser Designees”) at each annual or special meeting of CT stockholders at which directors are to be elected and use its best efforts to cause the election of such Purchaser Designees by CT’s stockholders and (ii) ensure that the CT Bylaws provide that the CT Board shall be comprised of no more than eight (8) members unless otherwise agreed to in writing by Purchaser.

(b) For so long as Purchaser and/or its Affiliates are entitled to designate Purchaser Designees pursuant to this Section 7.11, Purchaser shall, subject to the rules of the NYSE, be entitled to proportionate representation (for such purposes, calculated rounding the number of committee members to be comprised of Purchaser Designee(s) up to the nearest whole number) on each committee of the CT Board, other than CT’s audit and compensation committees. Subject to the foregoing and acting through the CT Board, CT agrees to cause the Purchaser Designee(s) required to provide such proportionate representation to be appointed to and maintained as such committee member(s).

(c) In the event that a vacancy in the CT Board or committee of the CT Board is created at any time by the death, disability, retirement, resignation or removal of a Purchaser Designee, Purchaser shall have the right to designate any Person as a replacement Purchaser Designee to fill such vacancy and, subject to the MGCL and the rules of the NYSE, CT agrees to use its best efforts to cause such vacancy to be filled as promptly as possible with a replacement Purchaser Designee. Subject to the MGCL and the rules of the NYSE, CT shall not take any action to cause the removal of a Purchaser Designee.

(d) Until the later to occur of (i) such time as Purchaser and/or its Affiliates, as applicable, do not have the right to designate Purchaser Designees to the CT Board pursuant to this Section 7.11, and (ii) Affiliates of Purchaser cease to manage the business of CT and its Subsidiaries, through the New CT Management Agreement or otherwise, CT shall not, without the prior written consent of Purchaser, (x) amend the CT Charter to remove or otherwise modify the provisions of the CT Charter that are the subject of the CT Charter Amendment Proposal or (y) otherwise amend the CT Charter or CT Bylaws or enter into any Contract or otherwise take any action that could reasonably be expected to (A) result in CT being unable to fulfill its obligations under this Agreement or (B) discriminate against Purchaser or any of its Affiliates, whether on the basis of its holdings in CT or otherwise.

(e) For the avoidance of doubt, Purchaser shall be entitled to assign any of its rights pursuant to this Section 7.11 to any of its Affiliates without the consent of CT.

7.12 Special Dividend. Concurrently with the setting of the Meeting Record Date for the CT Stockholders Meeting, the CT Board shall adopt the resolutions with respect to the declaration of the Special Dividend to all holders of record of the Common Stock on the date set as the Meeting Record Date (the “Special Dividend Payment Record Date”) and shall provide the notice of the dividend in accordance with applicable Law, the CT Charter or the CT Bylaws and the rules of NYSE, and as soon as practicable following the Closing, CT shall pay the Special Dividend to all holders of record of the Common Stock on the Special Dividend Payment Record Date. For the avoidance of doubt, Purchaser, in its capacity as the holder of the New CT Shares, shall not be entitled to participate in the Special Dividend.

7.13 Affiliate Contracts. CT shall cause each Contract between CT or any its Subsidiaries (other than any Acquired Entity, Fund Entity or any of their respective Subsidiaries), on the one hand, and any Acquired Entity, Fund Entity or any of their respective Subsidiaries, on the other hand, other than this Agreement, the Transaction Documents and other than those agreements and arrangements set forth in Section 7.13 of the Disclosure Schedules, to be terminated prior to the Closing.

7.14 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement, the Transaction Documents or any of the Contemplated Transactions, CT and Purchaser shall use their respective reasonable best efforts to ensure that the Contemplated Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Transaction Documents and the Contemplated Transactions.

7.15 Notification of Certain Matters. At all times from the date of this Agreement until the Closing Date or, if earlier, the date on which this Agreement is terminated pursuant to Article 11, (a) CT shall give prompt written notice to Purchaser of the occurrence or non-occurrence of any event known to CT the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 3, Article 4 or Article 5 to be untrue, or the failure of CT to comply with or satisfy any covenant or agreement under this Agreement and (b) Purchaser shall give prompt written notice to CT of the occurrence or non-occurrence of any event known to Purchaser the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 6 to be untrue, or the failure of Purchaser to comply with or satisfy any covenant or agreement under this Agreement; provided, that, in each case, the giving of such notice shall not (and no investigation conducted by any Party with respect to, or any knowledge acquired by any Party, whether before or after the date hereof, in respect of, the accuracy or inaccuracy of or compliance with any representation, warranty, covenant, obligation or other agreement in this Agreement or in any other Transaction Document) affect the rights or remedies of any party hereunder (including any right to indemnification).

7.16 New CT Share Listing. CT shall use reasonable best efforts to cause the New CT Shares issuable hereunder to be authorized for listing on the NYSE, upon official notice of issuance, as of the Closing.

7.17 Working Capital. CT shall use commercially reasonable efforts to have cash and cash equivalents (determined in accordance with GAAP) net of uncleared checks and drafts issued by CT and/or its Subsidiaries and excluding Restricted Cash of CT and/or its Subsidiaries as of the close of business on the Business Day immediately prior to the Closing Date of at least five million dollars ($5,000,000).

7.18 Lease. Purchaser and Seller each agree to use commercially reasonable efforts to cause the Landlord to either (i) consent to the Assignment of Lease or (ii) agree to terminate the Lease, in each case, upon the Closing (clause (i) or (ii) of the foregoing, as applicable, the “Lease Settlement”). If the Landlord consents to the Assignment of Lease at Closing, then at Closing (A) the Lease shall be assigned to or at the direction of Purchaser and (B) Purchaser shall post a replacement deposit with the Landlord and the security deposit posted by Seller shall be returned to Seller, after taking into account amounts deducted by Landlord, if any, for matters which arose or accrued prior to the Closing (the “Lease Deposit Amount”) or the Lease Deposit Amount shall, to the extent that the security deposit is assignable pursuant to Law and is assigned to the Purchaser at Closing, be paid by the Purchaser to the Seller at Closing, and, after the Closing, Seller shall have no further right to the security deposit posted under the Lease. To the extent the Lease Settlement has not occurred by the Closing, (a) the Lease shall not be assigned to Purchaser and Seller shall remain liable on the Lease, (b) the Lease Deposit Amount shall be paid by the Purchaser to the Seller at Closing and thereafter Seller shall have no further right to the security deposit posted under the Lease and shall promptly remit all amounts received in respect thereof to Purchaser, (c) Purchaser shall promptly reimburse Seller for all amounts payable by the Seller under the Lease that first arise or accrue from and after the Closing, (d) Purchaser shall have the right, in its discretion, to market the Lease for assignment or sublet and (e) Seller shall not, without the prior written consent of Purchaser, which may be granted or withheld in its sole discretion, amend or modify the terms of the Lease, grant or waive any rights, consents or approvals thereunder or default in the performance of its obligations thereunder in any material respect. Seller shall reasonably cooperate with Purchaser’s efforts to assign the Lease or sublet the premises, including (1) provide Purchaser, its representatives and potential assignees or subtenants with access to the premises and any information with respect to the premises or the Lease in Seller’s possession or control, (2) if requested by Purchaser, facilitate and participate in any submissions to or conversations with Landlord in connection therewith and (3) execute and deliver any documents reasonably requested by Purchaser and/or the Landlord to implement such assignment or sublet. If the Lease is assigned to a third party following the Closing, then upon the effectiveness of such assignment, to the extent Seller has no further obligations or liabilities under the Lease after such assignment, Purchaser shall have no further obligations or liabilities to Seller with respect to the Lease for the period from and after such assignment. If the Lease is assigned to Purchaser following the Closing, Purchaser shall become primarily liable on the Lease. If the Premises are sublet at any time following the Closing and while the Seller remains liable on the Lease, then any rents paid by such subtenant shall be credited against the amount payable by Purchaser to Seller pursuant to clause (b) above. Except as expressly provided in this Section 7.18 to the contrary, upon the assignment or termination of the Lease following the Closing, Purchaser shall have no further obligations or liabilities to Seller with respect to the Lease. The terms of this Section 7.18 shall survive the Closing. For so long as Seller is the lessee under the Lease and the Lease has not been assigned to Purchaser or its designee, the Seller shall not take any action without the prior written consent of Purchaser that would reasonably be expected to result in a claim by the landlord or any other person against the security deposit for the Lease.

ARTICLE 8

CERTAIN TAX MATTERS

8.1 Tax Returns.

(a) Seller shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to each of CT, any Acquired Entity, any Fund Entity and their respective Subsidiaries on or before the Closing, and CT shall remit or cause to be remitted all Taxes shown due on such Tax Returns.

(b) Purchaser shall prepare and file or cause to be prepared and filed when due all Tax Returns that Purchaser is required by applicable Law to file by or with respect to each Acquired Entity and each of its Subsidiaries after the Closing, and Purchaser shall remit or cause to be remitted any Taxes shown due on such Tax Returns. Prior to Purchaser filing, or causing to be filed any such Tax Return of any Acquired Entity or its Subsidiaries for (A) a Pre-Closing Tax Period or (B) a Straddle Period, to the extent CT could have any liability for Taxes with respect to such Tax Return in accordance with this Agreement, Purchaser shall provide to CT, at least thirty (30) days prior to the filing deadline for such Tax Return (taking into account any applicable extensions), a draft of such Tax Return. Within twenty (20) days of delivery to CT of any such draft Tax Return, CT shall inform Purchaser of any objections CT has to such draft Tax Return, and if CT has no such objections, then Purchaser shall cause to be timely filed such Tax Return completed on the basis of the draft provided to CT. If within twenty (20) days of delivery to CT of any such draft Tax Return, CT informs Purchaser of CT’s objection(s) to such draft Tax Return, then CT and Purchaser shall negotiate in good faith to resolve such objection(s). If CT and Purchaser are able to resolve such objection(s) prior to the filing deadline for such Tax Return (taking into account any applicable extensions), then Purchaser shall cause to be timely filed such Tax Return on the basis agreed upon by CT and Purchaser. If despite such good faith efforts, CT and Purchaser are unable to resolve such objection(s) within such period of time, then the matter shall be submitted to an independent accounting firm reasonably acceptable to each of CT and Purchaser for review and resolution by such accounting firm, which review and resolution shall (i) occur no later than five (5) days prior to the filing deadline of such Tax Return (taking into account any applicable extensions), and (ii) be limited to such objection(s); and, thereafter, Purchaser shall cause to be timely filed such Tax Return on the basis of the draft provided to CT, as modified to reflect such accounting firm’s resolution of CT’s objection(s) thereto. The fees and expenses of the independent accounting firm shall be paid one-half by CT and one-half by Purchaser. CT shall pay to Purchaser CT’s portion of the Taxes due with respect to any Tax Return referred to in this Section 8.1(b), which equals the entire amount of Taxes due with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date determined pursuant to the last two (2) sentences of Section 8.3, no later than three (3) days prior to the due date of such Tax Return.

(c) Purchaser shall pay to CT (a) all refunds of Taxes actually received by any Acquired Entity or any of its Subsidiaries after the Closing Date and attributable to Taxes paid by such Acquired Entity or any of its Subsidiaries with respect to a Pre-Closing Tax Period and

(b) the portion of all refunds of Taxes actually received by any Acquired Entity or any of its Subsidiaries after the Closing Date and attributable to Taxes paid by such Acquired Entity or any of its Subsidiaries with respect to the portion of any Straddle Period ending on the Closing Date (such portion to be allocated consistent with the principles set forth in Section 8.3), in each case, net of any Taxes imposed on such refund amount.

8.2 Transfer Taxes. All applicable Transfer Taxes incurred in connection with the Contemplated Transactions and all out-of-pocket expenses incurred in connection with the filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be borne fifty percent (50%) by each of CT and Purchaser. To the extent allowed by applicable Law, Purchaser shall duly and timely prepare, execute and file all necessary Tax Returns, questionnaires, applications or other documents with respect to any Transfer Taxes in connection with the Contemplated Transactions. If required by applicable Law, CT will join in the execution of any such Tax Return. Purchaser shall provide CT with a copy of such Tax Returns no later than ten (10) Business Days prior to the date of filing. CT and Purchaser shall jointly participate in the defense and settlement of any audit of, dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to the liability for Transfer Taxes incurred in connection with this Agreement; provided, however, that neither CT nor Purchaser shall settle any such audit, examination or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld. Each of CT and Purchaser shall bear its own costs in participating in any such audit, examination or proceeding.

8.3 Allocation of Taxes. To the extent applicable for purposes of this Agreement and within the control of Purchaser and/or CT, Purchaser and CT shall cause any Acquired Entity, Fund Entity and any of their respective Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes to elect the closing of the books method to allocate items of income, gain, loss, deduction and credit through the Closing Date. For any taxable period of any Acquired Entity or any of its Subsidiaries that includes, but does not end on, the Closing Date (any such taxable period, a “Straddle Period”), the allocation of Taxes as between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date shall be made as follows: (i) in the case of Taxes based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Straddle Period shall be determined by closing the books of such Acquired Entity as of the close of business on the Closing Date and by treating the portion of such Straddle Period ending on and including the Closing Date and the portion beginning after the Closing Date as, respectively, separate taxable years (provided, that any exemptions, allowances or deductions that are calculated on an annual basis (including but not limited to depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date in proportion to the number of days in each such period); and (ii) in the case of Taxes that are determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes shall be allocable to the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date based on a pro ration of days in such Straddle Period. For purposes of this Article 8, any transaction that takes place after the Closing, including transactions taking place after the Closing but on the Closing Date, shall be considered made after the Closing Date.

8.4 Cooperation on Tax Matters. Purchaser and CT shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns and any audit, inquiry, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, inquiry, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

8.5 Tax Proceedings. Notwithstanding anything to the contrary contained herein, Purchaser shall have the right to control any audit or examination by any Taxing Authority, initiate any claim for refund, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes (a “Tax Proceeding”) of, or relating to, the income, assets or operations of any of any Acquired Entity, any Fund Entity and their respective Subsidiaries; provided, however, that CT shall have the right, at its expense, to participate in any Tax Proceeding with respect to a Pre-Closing Tax Period or a Straddle Period, and the Purchaser may not settle or compromise any Tax Proceeding with respect to a Pre-Closing Tax Period or a Straddle Period that could result in an indemnity payment from CT without CT’s consent, which consent shall not be unreasonably withheld or delayed.

8.6 Tax Sharing Agreements. Prior to the Closing, CT shall cancel or cause to be cancelled any Tax Sharing Agreements to which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is a party.

8.7 Tax Indemnification.

(a) From and after the Closing, the Seller shall pay and shall indemnify, defend and hold harmless each Purchaser Indemnitee from and against any and all Damages asserted against, resulting to, imposed upon or suffered by any Purchaser Indemnitee, arising out of or related to:

(i) all Taxes imposed on or payable with respect to the Acquired Entities or their respective Subsidiaries or their businesses relating or attributable to any Pre-Closing Tax Period and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date (in the manner determined pursuant to Section 8.3);

(ii) Taxes of a person other than any of the Acquired Entities or their respective Subsidiaries for which the Acquired Entities or their respective Subsidiaries may be liable (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Tax Law) as a result of being a member of any group which files or has filed a Tax Return on a consolidated, combined, or unitary basis for a Pre-Closing Tax Period or (B) as a transferee or successor, by contract, or otherwise;

(iii) any breach of or inaccuracy in any representation or warranty contained in Section 4.5 or 5.5 hereof;

(iv) any payments required to be made after the Closing Date under any Tax Sharing Agreement or similar contracts (whether or not written) to which the Acquired Entities or any of their Subsidiaries was obligated, or was a party, on or prior to the Closing Date; and

(v) any breach by the Seller or the failure by the Seller to perform any of the covenants made by it or agreements entered into contained in this Article 8.

(b) From and after the Closing, Purchaser shall pay and shall indemnify, defend and hold harmless each Seller Indemnitee from and against any and all Damages asserted against, resulting to, imposed upon or suffered by any Seller Indemnitee, arising out of or related to:

(i) all Taxes imposed on or payable by the Acquired Entities or their respective Subsidiaries relating or attributable to any Post-Closing Tax Period and the portion of any Straddle Period deemed to begin after the Closing Date (in the manner determined pursuant to Section 8.3);

(ii) the Taxes set forth in Section 8.7(b)(ii) of the Disclosure Schedules; and

(iii) any breach by Purchaser or the failure by Purchaser to perform any of the covenants made by it or agreements entered into contained in this Article 8.

(c) In calculating amounts payable to a Purchaser Indemnitee or a Seller Indemnitee under this Section 8.7, the amount of any Damages shall be determined without duplication of any other Damages for which an indemnification claim has been made under any other covenant, agreement, representation or warranty, including Article 10 hereof. Any Purchaser Indemnitee or Seller Indemnitee having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Purchaser Indemnitee or Seller Indemnitee under applicable insurance policies so as to reduce the amount of any Damages hereunder, provided that such recovery is not reasonably anticipated to result in an increase in the insurance premiums to be paid by such Purchaser Indemnitee or Seller Indemnitee. The foregoing shall not require the maintenance of any insurance. The amount of any Damages shall be reduced to the extent that the Purchaser Indemnitee or Seller Indemnitee receives any insurance proceeds or other payment with respect to any Damages from an unaffiliated party (it being understood that the Acquired Entities and their respective Subsidiaries shall not be considered, for this purpose, Affiliates of the Seller or its Affiliates).

8.8 Election. Prior to or on the Closing Date, Seller will cause a valid election on IRS Form 8832 to be made with respect to CTIMCO under Treas. Reg. Section 301.7701-3(c), to treat CTIMCO as an entity that is disregarded from its owner, CT, for U.S. federal income Tax purposes as of a date prior to both (i) the date on which CT is admitted as member of CTOPI GP and (ii) the Closing Date, and shall provide a copy of such Form 8832 to Purchaser along with proof of filing no later than the Closing Date. CT shall provide such draft Form 8832 to Purchaser at least five (5) Business Days prior to the intended date of filing for review and approval.

ARTICLE 9

CONDITIONS PRECEDENT; CLOSING DELIVERIES

9.1 Conditions to Obligations of Each Party to Effect the Contemplated Transactions. The obligations of each Party hereto to consummate the Closing are subject to satisfaction (or waiver by each Party if permissible under applicable Law) of the following conditions as of the time of Closing:

(a) Stockholder Approval. The CT Stockholder Approval shall have been obtained.

(b) Consents. All necessary consents, Orders, approvals and waivers of any Governmental Authority and NYSE required for the consummation of the Contemplated Transactions, if any, shall have been obtained.

(c) No Injunctions or Restraints. No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect, which prohibits, renders illegal or enjoins (whether on a temporary, preliminary or permanent basis) the consummation of the Contemplated Transactions.

9.2 Conditions to Obligations of CT. The obligations of CT to consummate the Closing are subject to satisfaction (or waiver by CT in whole or in part, if permissible under applicable Law) of the following conditions as of the time of Closing:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser contained in Sections 6.2 (Corporate Status) and 6.3 (Power and Authority) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date) and (ii) the other representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), interpreted without giving effect to any Material Adverse Effect or materiality qualifications, except where all failures of all such representations and warranties to be true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Closing Deliveries. Seller shall have received all of the Closing deliveries to be provided to Seller pursuant to Section 9.5.

9.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to satisfaction (or waiver by Purchaser in whole or in part, if permissible under applicable Law) of the following conditions as of the time of Closing:

(a) Representations and Warranties. (i) The representations and warranties of CT contained in Sections 3.2 (Corporate Status), 3.3 (Authority; Binding Effect), 4.1 (Corporate Status), 4.12 (Finder’s Fee), 4.15 (Investment Company), 4.4 and 5.4 (Absence of Certain Changes), 5.14 (Finder’s Fee), 5.15 (Investment Company), 5.19 (Rights Agreement; State Takeover Statutes; Stock Ownership Restrictions in CT Charter) and 5.21 (Vote Required) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), (ii) the representations and warranties contained in Sections 4.2 and 5.1 (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such dates, except for any inaccuracy that results in de minimis liability, expense or cost to Purchaser and its Affiliates, including, following the Closing, the Acquired Entities, Fund Entities and their respective Subsidiaries and (iii) the other representations and warranties of CT contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), interpreted without giving effect to any Material Adverse Effect or materiality qualifications, except where all failures of all such representations and warranties to be true and correct, in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect on (x) CT, (y) the Acquired Entities or (z) the Fund Entities.

(b) Performance of Obligations of CT. CT shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall have not occurred any change, development, effect or condition that, individually or in the aggregate with all other changes, developments, effects and conditions occurring since the date of this Agreement, has had, or would reasonably be expected to have, a Material Adverse Effect on any of (x) CT, (y) the Acquired Entities or (z) the Fund Entities.

(d) No Loss of Special Servicer Status. Since the date of this Agreement, there shall not have occurred, and as of the Closing, there shall not be in effect any, and no applicable rating agency shall have announced (whether publicly or otherwise) its intention to issue or otherwise implement, any Loss of Special Servicer Status.

(e) Listing of New CT Shares. The New CT Shares deliverable to Purchaser as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Working Capital. There shall be at least five million dollars ($5,000,000) of cash and cash equivalents (determined in accordance with GAAP) net of uncleared checks and drafts issued by CT and/or its Subsidiaries and excluding Restricted Cash of CT and/or its Subsidiaries as of the close of business on the Business Day immediately prior to the Closing Date.

(g) Closing Deliveries. Purchaser shall have received all of the Closing deliveries to be provided to Purchaser pursuant to Section 9.4.

9.4 Closing Deliveries by CT. At the Closing:

(a) CT Investment Management Interests Purchase. In respect to the CT Investment Management Interests Purchase, CT shall deliver to Purchaser, the delivery of which shall be a condition to the obligation of Purchaser to consummate the Closing:

(i) the Old CT/CTIMCO Management Agreement Termination Agreement, duly executed by CT;

(ii) the New CT Management Agreement, duly executed by CT;

(iii) the Bill of Sale, duly executed by CT and CTIMCO;

(iv) the Amended and Restated CTOPI GP Operating Agreement, duly executed by CTIMCO and CT;

(v) the CTOPI Co-Invest Assignment and Assumption Agreement, duly executed by CT, as assignor;

(vi) the CTIMCO Assignment and Assumption Agreement, duly executed by CT, as assignor;

(vii) the CTHG2 Co-Invest Assignment and Assumption Agreement, duly executed by Purchaser, as assignor;

(viii) FIRPTA certificates in substantially the Form attached hereto as Schedule 9.4(a)(viii), duly executed by an executive officer of CT;

(ix) the CTLL Stockholders Agreement Amendment, duly adopted by the holders of a majority of the issued and outstanding shares of common stock of CTLL;

(x) the CTHG1 Management Agreement Amendments, duly executed by CT High Grade Mezzanine Manager, LLC and the Berkley Investors;

(xi) the CTOPI Partnership Agreement Amendment, duly adopted by CTOPI GP and limited partners holding a majority of the partner interests in CTOPI;

(xii) the CTHG2 Operating Agreement Amendment, duly executed by CTHG2 MM, CTHG2 Co-Invest and NJDOI;

(xiii) the CTLL Consents, duly executed by holders of a majority of the issued and outstanding shares of common stock of CTLL;

(xiv) the CTHG1 Consents, duly executed by each of the Berkley Investors;

(xv) the CTOPI Consents, duly executed by the holders of 90% or more of the limited partner interests in CTOPI held by limited partners who are not Affiliates of the Seller;

(xvi) the CTHG2 Consents, duly executed by each of NJDOI and CTHG2 Co-Invest;

(xvii) the CDO Sub Consents, duly executed by the board of directors of each of the CDO Subs;

(xviii) the CTHG2 Side Letter Amendment, duly executed by CTHG2, CTHG2 MM, CT, and NJDOI;

(xix) an Incentive Plan Award Agreement Amendment, duly executed by CT and each recipient of an award under either of the Incentive Plans; and

(xx) a copy of IRS Form 8832, as approved by Purchaser pursuant to Section 8.8 of this Agreement, and evidence of filing of such Form 8832.

(b) New CT Shares Purchase. In respect to the New CT Shares Purchase, CT shall deliver to Purchaser, the delivery of which shall be a condition to the obligation of Purchaser to consummate the Closing:

(i) (A) a direct registration statement or other document evidencing the book-entry issuance of the New CT Shares to Purchaser or (B) if the New CT Shares are to be issued in certificated form, share certificates(s) representing the New CT Shares in the name of the Purchaser;

(ii) a certificate in substantially the Form attached hereto as Schedule 9.4(b)(ii), duly executed by any Secretary or any Assistant Secretary of CT, dated as of the Closing Date;

(iii) a certificate in substantially the form attached hereto as Schedule 9.4(b)(iii), duly executed by an executive officer of CT, dated as of the Closing Date; and

(iv) the Registration Rights Agreement, duly executed by CT.

(c) Opinions. CT shall deliver to Purchaser opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP as to the REIT status of CT, CTOPI REIT and CT Legacy REIT and (ii) Venable LLP, each dated as of the Closing Date, in substantially the forms attached hereto as Schedules 9.4(c)(i) and 9.4(c)(ii), respectively. In addition, CT shall deliver to Purchaser the opinion of Paul Hastings LLP, dated as of the Closing Date, in a form agreed upon by the Purchaser and the Seller.

9.5 Closing Deliveries by Purchaser. At the Closing:

(a) CT Investment Management Interests Purchase. In respect to the CT Investment Management Interests Purchase, Purchaser shall deliver to CT, the delivery of which shall be a condition to the obligation of CT to consummate the Closing:

(i) the CT Investment Management Interests Purchase Price in accordance with Section 2.1(b) (reflecting the adjustments made pursuant to Section 2.3 on the basis of the Purchase Price Adjustment Certificate delivered pursuant to Section 2.4(a));

(ii) evidence of the consents or approvals of the Persons whose consents or approvals are required for Purchaser to consummate the Contemplated Transactions, which consents are set forth on Schedule 9.5(a)(ii);

(iii) the Lease Deposit Amount, to the extent due pursuant to Section 7.18;

(iv) the Old CT/CTIMCO Management Agreement Termination Agreement, duly executed by CTIMCO;

(v) the New CT Management Agreement, duly executed by New CT Manager;

(vi) the CTIMCO Assignment and Assumption Agreement, duly executed by Purchaser, as assignee;

(vii) the CTOPI Co-Invest Assignment and Assumption Agreement, duly executed by Purchaser, as assignee;

(viii) the CTHG2 Co-Invest Assignment and Assumption Agreement, duly executed by Purchaser, as assignee; and

(ix) the CTHG2 Side Letter Amendment, duly executed by Purchaser.

(b) New CT Shares Purchase. In respect to the New CT Shares Purchase, Purchaser shall deliver to CT, the delivery of which shall be a condition to the obligation of CT to consummate the Closing:

(i) the New CT Shares Purchase Price in accordance with Section 2.1(d);

(ii) the Registration Rights Agreement, duly executed by Purchaser;

(iii) a certificate in substantially the form attached hereto as Schedule 9.5(b)(iii), duly executed by the Secretary, Assistant Secretary or manager of Purchaser, dated as of the Closing Date; and

(iv) a certificate in substantially the form attached hereto as Schedule 9.5(b)(iv), duly executed by an executive officer of Purchaser, dated as of the Closing Date.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1 Survival Limitation. All of the representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing; provided, however, that (x) all the representations and warranties contained in Sections 5.5 and 4.5 (Taxes) and 5.9 and 4.9 (Employee Matters and Benefits Plans) shall survive the Closing until the date that is thirty (30) days after the expiration of the applicable statute of limitations period (taking into account any waiver, extension or tolling thereof), (y) the representations and warranties contained in Sections 3.1(a) and 3.1(a)(ii), (No Conflict; Governmental Authorization), Sections 3.2 and 4.1 (Corporate Status), 3.3 (Authority; Binding Effect), 4.2 and 5.1 (Capitalization) and 4.12 and 5.14 (Finder’s Fee) (collectively, the “Seller’s Excluded Representations”) shall survive indefinitely and (z) the representations and warranties contained in Sections 6.1(a)(i) and 6.1(a)(ii) (No Conflict; Required Filings), 6.3 (Power and Authority) and 6.5 (Finder’s Fee) shall survive indefinitely and the representations and warranties contained in Section 6.6 (Investment Intent) shall survive the Closing until the date that is six (6) months following the Closing (collectively, the “Purchaser’s Excluded Representations”); and provided, further, that if, at any time prior to such expiration of the representations and warranties, any indemnified Party delivers to any indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by any indemnifying Party and asserting a Claim for recovery under Section 10.2 or 10.3 based on such alleged inaccuracy or breach, then the representation or warranty underlying the Claim asserted in such notice shall continue to survive (solely with respect to the alleged inaccuracy or breach and to no other fact, event, occurrence, circumstance or condition) until such time as such Claim is fully and finally resolved. The covenants, agreements and obligations of the Parties contained in this Agreement shall survive the Closing.

10.2 Indemnification by Seller. CT shall, from and after the Closing, indemnify, defend and hold harmless each Purchaser Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages that are or may be directly or indirectly suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and arise out of, are caused by, or result from:

(a) any inaccuracy in, or breach of, any representation or warranty of Seller set forth in this Agreement or any Transaction Document (other than the Excluded Transaction Documents), including Article 3, Article 4 and Article 5, in each case relating to any representation or warranty set forth in this Agreement, interpreted without giving effect to any Material Adverse Effect or materiality qualifications (other than the representations and warranties set forth in Section 4.4(a)(i));

(b) any breach of any covenant or obligation of CT set forth in this Agreement or any Transaction Document (other than any material breach of any covenant or obligation of CT that is caused by New CT Manager acting in such capacity under the New CT Management Agreement (it being understood and agreed that New CT Manager’s actions under the New CT Management Agreement are subject to the supervision and control of the CT Board));

(c) the ownership, management or operation of any Acquired Entity, including, for the avoidance of doubt, the CTHG2 Co-Invest Interests and the CTOPI Co-Invest Interests, any Fund Entity or any of their respective Subsidiaries and the respective businesses, properties and assets of each of the foregoing or any other CT Investment Management Interests at or prior to the Closing (whether or not disclosed in any Disclosure Schedules);

(d) any liabilities that CT should have taken into account and set forth on the Estimated Closing Balance Sheet, provided such liabilities were not taken into account in adjusting the CT Investment Interests Purchase Price pursuant to Section 2.4; and

(e) any claims by any Continuing Employees or current or former officers, directors or employees of the Acquired Entities or their respective Subsidiaries relating to matters arising (i) on or prior to the Closing (whether or not disclosed in the Disclosure Schedules) (other than to the extent (and solely to the extent) the Damages are indemnifiable by Purchaser pursuant to Section 10.3(c)), or (ii) in respect of or related to any Taxes or additional Taxes arising out of or related to the Incentive Plans, or claims by any Continuing Employees or current or former officers, directors or employees of the Acquired Entities or their respective Subsidiaries related to or arising out of such Taxes or additional Taxes, and any Closing Employee Amounts to the extent not taken into account in connection with the calculation of the CT Investment Management Interests Purchase Price pursuant to Section 2.3.

10.3 Indemnification by Purchaser. Purchaser shall, from and after the Closing, indemnify, defend and hold harmless each Seller Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages that are or may be directly or indirectly suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and arise out of, are caused by, or result from:

(a) any inaccuracy in, or breach of, any representation or warranty of Purchaser set forth in this Agreement or any Transaction Document (other than the Excluded Transaction Documents), including Article 6;

(b) any breach of any covenant or obligation of Purchaser in this Agreement or any Transaction Document (other than the Excluded Transaction Documents); and

(c) any actions taken pursuant to clause (1) of Section 7.9(c) of the Disclosure Schedules to the extent not otherwise taken into account in determining the CT Investment Management Interests Purchase Price pursuant to Section 2.3(e); provided that Purchaser shall only be obligated to indemnify, defend and hold the Seller Indemnitees harmless from and against 50% of any such Damages.

10.4 Limitations.

(a) CT shall have no liability (for indemnification or otherwise) under this Agreement to any of the Purchaser Indemnitees unless the aggregate amount of all Damages incurred by the Purchaser Indemnitees exceeds five hundred thousand dollars ($500,000) and CT shall be liable only to the extent such Damages exceed the initial five hundred thousand dollars ($500,000); provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of the Seller’s Excluded Representations or (ii) any Claim made against CT pursuant to Section 8.7, 10.2(b), 10.2(d), or 10.2(e). CT shall not be liable under this Agreement to the Purchaser Indemnitees for any Damages which are otherwise indemnifiable hereunder in an amount that exceeds ten million dollars ($10,000,000) (the “Cap”); provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of Seller’s Excluded Representations, and (ii) any Claim made against CT pursuant to Section 8.7, 10.2(b), 10.2(c), 10.2(d) or 10.2(e). The foregoing limitations in this Section 10.4(a) shall not apply to any claim arising from the fraud, willful or criminal misconduct of any indemnifying Party. For the avoidance of doubt, the limitations in this Section 10.4(a) shall not apply to claims arising out of, caused by, or resulting from agreements entered into at the Closing between or among the Parties that relate to ongoing business relationships among the Parties, including the Excluded Transaction Documents. Notwithstanding anything to the contrary contained herein, except as set forth in the immediately preceding sentence, the maximum liability of CT to Purchaser Indemnitees for any and all Damages that are otherwise indemnifiable hereunder shall be equal to an amount not to exceed one hundred percent (100%) of the Purchase Price.

(b) Purchaser shall have no liability (for indemnification or otherwise) under this Agreement to any of the Seller Indemnitees unless the aggregate amount of all Damages incurred by the Seller Indemnitees exceeds five hundred thousand dollars ($500,000) and Purchaser shall be liable only to the extent such Damages exceed the initial five hundred thousand dollars ($500,000); provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of the Purchaser’s Excluded Representations or (ii) any Claim made against Purchaser pursuant to Section 10.3(b) or Section 10.3(c). Purchaser shall not be liable under this Agreement to the Seller Indemnitees for any Damages which are otherwise indemnifiable hereunder in an amount that exceeds the Cap; provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of Purchaser’s Excluded Representations and (ii) any Claim made against Purchaser pursuant to Section 10.3(b) or Section 10.3(c). Purchaser shall not be liable to the Seller Indemnitees for any Damages which are otherwise indemnifiable hereunder in an amount that exceeds one hundred percent (100%) of the Purchase Price. The foregoing limitations in this Section 10.4(b) shall not apply to any claim arising from the fraud, willful or criminal misconduct of any indemnifying Party. For the avoidance of doubt, the limitations in this Section 10.4(b) shall not apply to claims arising out of, caused by, or resulting from agreements entered into at the Closing between or among the Parties that relate to ongoing business relationships among the Parties, including the Excluded Transaction Documents.

(c) Except for actions grounded in fraud, willful or criminal misconduct, from and after the Closing, the indemnities provided in Section 8.7 and this Article 10 shall, together with the remedies provided in Sections 2.1(f) and 2.4 with respect to the matters set forth therein, constitute the sole and exclusive remedy of any indemnified Party for Damages arising out of, resulting from or incurred in connection with any Claims related to this Agreement or arising out of the transactions contemplated hereby (excluding, for the avoidance of doubt, any Claims related to, arising out of or resulting from the Excluded Transaction Documents); provided, however, that this exclusive remedy for Damages does not preclude any Party from bringing an action for specific performance or other equitable remedy to require any Party to perform its obligations under this Agreement.

10.5 Defense of Third Party Claims.

(a) Promptly following receipt by an indemnified Party of notice of a Third Party Claim with respect to which such indemnified Party may be entitled to indemnification pursuant hereto, such indemnified Party shall provide written notice thereof to the Party obligated to indemnify under this Agreement; provided, however, that the failure to so notify the indemnifying Party shall not relieve the indemnifying Party from liability hereunder with respect to such Third Party Claim, except to the extent that the indemnifying Party is materially prejudiced thereby, and in any event, only to the extent of such prejudice. The indemnifying Party shall have the right, upon written notice delivered to the indemnified Party within twenty (20) days thereafter, to assume the defense of such Third Party Claim. In the event, however, that the indemnifying Party declines or fails to assume the defense of the Third Party Claim within such twenty (20)-day period, then the indemnified Party shall assume the defense of such Third Party Claim. With respect to any Third Party Claim, the indemnified Party or the indemnifying Party, whichever is not assuming the defense thereof, shall have the right to participate in such defense and to retain its own counsel at such Party’s own expense; provided, however, that if the indemnifying Party assumes the defense of such Third Party Claim, the indemnified Party shall be entitled to participate in such defense and to retain its own counsel at the indemnifying Party’s expense if (i) requested by the indemnifying Party to employ such counsel, (ii) in the opinion of counsel to the indemnified Party (which counsel shall be reasonably satisfactory to the indemnifying Party) the indemnified Party has potential defenses or counter-claims available to it that are inconsistent with or in addition to those available to the indemnifying Party or (iii) the indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Article 10. In such circumstances, the indemnifying Party shall reimburse the indemnified Party for all reasonable fees and expenses of a single counsel (plus all reasonable fees and expenses of a single local counsel in each applicable jurisdiction) associated with such defense. The indemnifying Party or the indemnified Party (as the case may be) shall at all times use commercially reasonable efforts to keep the other Party reasonably apprised of the status of the defense of any matter the defense of which it is maintaining. If the indemnifying Party shall assume the defense and control of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and/or consultants, as necessary, of recognized standing and competence after consultation with the indemnified Party and shall use commercially reasonable efforts in the defense or settlement of such Third Party Claim. Each of the indemnifying Parties and the indemnified Parties shall reasonably cooperate with each other with respect to the defense of any such matter. In the event of a conflict between this Section 10.5 and Section 8.5, the provisions of Section 8.5 shall control.

(b) No indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the indemnifying Party (which may not be unreasonably withheld or delayed), unless such settlement, compromise or consent includes an unconditional release of each indemnifying Party from all liability arising out of or resulting from such Third Party Claim. No indemnifying Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the indemnified Party (which may not be unreasonably withheld or delayed) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified Party from all liability arising out of, or related to, such Third Party Claim (and does not impose any equitable or similar remedies on the indemnified Party) and (y) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified Party.

10.6 Direct Claims. In the event an indemnified Party asserts a Claim with respect to any matter not involving a Third Party Claim, such indemnified Party shall promptly provide written notice of such Claim to the appropriate indemnifying Party (a “Notice of Claim”) specifying in reasonable detail the basis for such Claim; provided, however, that the failure to so notify the indemnifying Party shall not relieve the indemnifying Party from liability hereunder with respect to such Claim, except to the extent that the indemnifying Party is materially prejudiced thereby. The indemnifying Party may, within twenty (20) days following its receipt of a Notice of Claim, object to a claim specified in such notice by delivering a written notice (a “Dispute Notice”) specifying in reasonable detail the basis for such objection. If the indemnifying Party has timely delivered a Dispute Notice, then the indemnifying Party and the indemnified Party shall, during a period of thirty (30) days from the indemnified Party’s receipt of such Dispute Notice, negotiate in good faith to resolve such dispute and, if not resolved through negotiations, such dispute shall be resolved according to the provisions set forth in Section 12.8. If the indemnifying Party fails to timely deliver a Dispute Notice to the indemnified Party, then the amount specified by the indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the indemnifying Party under this Article 10.

10.7 Tax Treatment. The Parties shall report any payment made pursuant to Article 8 or this Article 10 as an adjustment to the Purchase Price unless otherwise required by applicable Law.

10.8 No Contribution. In no event shall CT or any Seller Indemnitee have any right to contribution from, or any other right against, any Acquired Entity, any Fund Entity, any of their respective Subsidiaries, or any of their shareholders, officers, directors, employees, agents, members or managers, as the case may be, with respect to any Claim, Third Party Claim or other payment owing by Seller or any of its Subsidiaries.

10.9 Adjustment for Insurance. Any indemnification amount payable pursuant to this Article 10 shall be net of any amounts actually recovered (after deducting related costs and expenses) by the indemnified Party for the Damages for which such indemnification payment is made, under any insurance policy (it being understood and agreed that a Party may seek indemnification under this Article 10 while concurrently using commercially reasonable efforts to recover under any insurance policy). In the event that any indemnified Party recovers amounts under any insurance policy as it relates to a particular Claim for which an indemnification payment has already been made pursuant to this Article 10, the indemnified Party shall reimburse the indemnifying Party an amount equal to the lesser of the amount of such insurance recovery (after deducting related costs and expenses) and the amount for which the indemnifying Party was obligated to indemnify the indemnified Party pursuant to this Article 10. Each indemnified Party shall use commercially reasonable efforts to recover maximum amounts available under any applicable insurance policy.

ARTICLE 11

TERMINATION OF AGREEMENT

11.1 Termination. This Agreement may be terminated prior to the Closing Date, whether before or after the CT Stockholder Approval:

(a) by mutual written consent of Purchaser and CT;

(b) by either Purchaser or CT, upon written notice to the other party, if the Closing shall not have occurred on or prior to 5:00 p.m., New York time, on June 27, 2013 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 11.1(b) if the failure to consummate the Closing by the Outside Date is attributable to the breach by such party of any provision of this Agreement;

(c) by either Purchaser or CT, upon written notice to the other party, if a court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to a party if the issuance of such final, non-appealable Order, decree or ruling is attributable to the breach by such party of any provision of this Agreement;

(d) by either Purchaser or CT, upon written notice to the other party, if: (i) the CT Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and CT’s stockholders shall have taken a vote on the matters subject to the CT Stockholder Approval and (ii) the CT Stockholder Approval was not obtained;

(e) by Purchaser, upon written notice to CT (at any time prior to the CT Stockholder Approval) if a Triggering Event shall have occurred;

(f) by Purchaser, upon written notice to CT, if: (i) any of CT’s representations and warranties shall have been inaccurate, such that the condition set forth in Section 9.3(a) would not be satisfied; or (ii) any of CT’s covenants or agreements contained in this Agreement shall have been breached, such that the condition set forth in Section 9.3(b) would not be satisfied, and in the case of both clauses (i) and (ii), such breach is not curable within thirty (30) days following notice of such breach, or, if curable, is not cured within thirty (30) days following notice of such breach; or

(g) by CT, upon written notice to Purchaser, if: (i) any of Purchaser’s representations and warranties shall have been inaccurate, such that the condition set forth in Section 9.2(a) would not be satisfied or (ii) any of Purchaser’s covenants or agreements contained in this Agreement shall have been breached, such that the condition set forth in Section 9.2(b) would not be satisfied, and in the case of both clauses (i) and (ii), such breach is not curable within thirty (30) days following notice of such breach, or, if curable, is not cured within thirty (30) days following notice of such breach.

11.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 7.8, this Section 11.2, Section 11.3 and Article 12 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) nothing herein shall relieve any party for liability for any willful or intentional breach of this Agreement prior to such termination.

11.3 Expense Reimbursement.

(a) In the event that (i) CT or Purchaser shall terminate this Agreement pursuant to Section 11.1(b) (other than due to CT’s inability to satisfy the closing conditions specified in Sections 9.4(a)(xiii) through 9.4(a)(xviii) despite its good faith efforts to comply with such conditions) and within twelve (12) months of such termination of this Agreement CT or any of its Subsidiaries enters into a Contract with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, (ii) CT or Purchaser shall terminate this Agreement pursuant to Section 11.1(d) and either (x) prior to the CT Stockholders Meeting an Acquisition Proposal has been publicly announced or (y) within twelve (12) months of such termination of this Agreement, CT or any of its Subsidiaries enters into a Contract with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, or (iii) Purchaser shall terminate this Agreement pursuant to Section 11.1(e) or Section 11.1(f) (provided that, with respect to a termination pursuant to Section 11.1(f) due to an inaccuracy (or inaccuracies) of CT’s representations and warranties, any such inaccuracy (or inaccuracies) must be the result of knowing and intentional action on the part of CT or due to the gross negligence of CT), then, in any such case, CT shall be obligated to reimburse Purchaser for all fees and expenses incurred by or on behalf of Purchaser and its Affiliates in connection with the Contemplated Transactions and the pursuit and negotiation thereof, including any fees and expenses of their Representatives in connection therewith, subject to a cap of one million and five hundred thousand dollars ($1,500,000) in the aggregate (the “Purchaser Expense Reimbursement”).

(b) The Purchaser Expense Reimbursement shall be paid by CT by wire transfer to an account or accounts designated by Purchaser within three (3) Business Days of receipt by CT of a written notice from Purchaser setting forth the amount of such fees and expenses. If CT fails promptly to pay the Purchaser Expense Reimbursement when due, CT shall pay Purchaser its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any Proceeding instituted to obtain such Purchaser Expense Reimbursement, together with interest on the amount of the Purchaser Expense Reimbursement from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

(c) In the event that CT shall terminate this Agreement pursuant to Section 11.1(g) (provided that, with respect to a termination pursuant to Section 11.1(g) due to an inaccuracy (or inaccuracies) of Purchaser’s representations and warranties, any such inaccuracy (or inaccuracies) must be the result of knowing and intentional action on the part of Purchaser), then, in any such case, Purchaser shall be obligated to reimburse CT for all fees and expenses incurred after July 3, 2012 by or on behalf of CT and its Affiliates in connection with the Contemplated Transactions and the pursuit and negotiation thereof, including any fees and expenses of their Representatives in connection therewith, subject to a cap of one million and five hundred thousand dollars ($1,500,000) in the aggregate (the “CT Expense Reimbursement”).

(d) The CT Expense Reimbursement shall be paid by Purchaser by wire transfer to an account or accounts designated by CT within three (3) Business Days of receipt by Purchaser of a written notice from CT setting forth the amount of such fees and expenses. If Purchaser fails promptly to pay the CT Expense Reimbursement when due, Purchaser shall pay CT its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any Proceeding instituted to obtain such CT Expense Reimbursement, together with interest on the amount of the CT Expense Reimbursement from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

ARTICLE 12

MISCELLANEOUS

12.1 Notices. All notices, demands or requests required or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:

(a)	if to Purchaser, to:

c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154
		Attention:	Chief Legal Officer and
Randall Rothschild
		Facsimile:	646-253-8983
646-253-8405
		Email:	John.Finley@blackstone.com
Rothschild@blackstone.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
		Attention:	Brian Stadler
Patrick Naughton
		Facsimile:	212-455-2502
		Email:	bstadler@stblaw.com
pnaughton@stblaw.com

(b)	if to Seller:

Capital Trust, Inc.
410 Park Avenue, 14th Floor New York, NY 10022 Attention: Stephen D. Plavin
		Facsimile:	212-655-0044
Email: splavin@capitaltrust.com

with copies to:

Paul Hastings LLP
75 East 55th Street New York, NY 10022 Attention: Michael L. Zuppone, Esq.
		Facsimile:	212-230-7752
Email: michaelzuppone@paulhastings.com

All notices, demands and requests to be sent to a party pursuant to this Agreement shall be deemed to have been properly given or served if: (i) sent by email; (ii) personally delivered; (iii) deposited for next day delivery by FedEx, or other similar nationally recognized overnight courier services, addressed to such party; (iv) transmitted by facsimile (and telephonically confirmed) or (v) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested. All notices, demands and requests so given shall be deemed received: (A) when received, if sent by email; (B) when personally delivered; (C) on the date of facsimile delivery and telephonic confirmation; (D) twenty-four (24) hours after being deposited for next day delivery with an overnight courier; or (E) seventy-two (72) hours after being deposited in the United States mail.

12.2 Severability. The provisions of this Agreement or any other Transaction Document shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any provision of this Agreement or such Transaction Document, or the application thereof to any Person or circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement or such Transaction Document and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.3 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Transaction Documents, including all exhibits and schedules attached hereto constitute the entire agreement of the Parties and supersede any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement and the other Transaction Documents do not, and are not intended to, confer upon any other Person any right, benefit or remedy hereunder (other than as provided expressly in Section 7.10(c) and Article 10).

12.4 Amendment; Waiver. This Agreement may be amended only in a writing signed by all Parties. Any waiver of rights hereunder must be set forth in writing and signed by the Party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement or any Transaction Document shall not in any way affect, limit or waive a Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement or such Transaction Document.

12.5 Binding Effect; Assignment. This Agreement and the Transaction Documents shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement and the Transaction Documents shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of each of the other Parties and any such purported assignment shall be void ab initio, except that Purchaser shall have the right to assign this Agreement, in whole or in part, and any rights and/or obligations hereunder to any of its Affiliates or Subsidiaries without the prior written consent of CT.

12.6 Disclosure Schedules. The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The disclosures in any section or subsection of the Disclosure Schedules, as the case may be, shall qualify only (a) the corresponding section or subsection, as the case may be, of this Agreement, (b) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection of the Disclosure Schedules and (c) other sections or subsections of this Agreement to the extent it is otherwise reasonably apparent, on the face of such disclosure, that such disclosure also applies to another section or subsection of the Disclosure Schedules or another Section or subsection of this Agreement.

12.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, (a) the laws of the State of Maryland with respect to matters, issues and questions relating to the duties of the CT Board and (b) the laws of the State of New York with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.8 Jurisdiction; Jury Trial.

Except as and to the extent provided in Sections 2.1(f) and 2.4 with respect to disputes relating to adjustments to and the allocation of the Purchase Price, each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City and County of New York in the State of New York for any litigation arising out of or relating to this Agreement, any Transaction Document or any Contemplated Transaction (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.1, shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or any Transaction Documents in the courts of the State of New York or the courts of the United States of America located in the City and County of New York in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY CONTEMPLATED TRANSACTION.

12.9 Equitable Remedies. The Parties agree that the breach of the provisions of any Transaction Document (excluding the Excluded Transaction Documents) would not be adequately compensated by money damages. It is accordingly agreed that prior to termination of this Agreement pursuant to Section 11.1, a Party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach and to specific performance of any such provision of such Transaction Document, and in either case no bond or security shall be required in connection therewith.

12.10 Construction. The headings of the Articles and Sections in this Agreement are provided for convenience only, are not part of the agreement of the Parties and shall not affect its construction or interpretation of this Agreement. The language used in this Agreement or any Transaction Document is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The Transaction Documents were negotiated by the Parties with the benefit of legal representation. To the fullest extent permitted by applicable Law, if an ambiguity or question or intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring and or disfavoring a Party by virtue of the authorship of any of the provisions of any Transaction Document.

12.11 Time of the Essence. Time is of the essence regarding all dates and time periods set forth or referred to in any Transaction Document.

12.12 Counterparts. This Agreement and the Transaction Documents may be executed in one or more counterparts (including by facsimile or electronic PDF submission), each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

HUSKIES ACQUISITION LLC

By:	/s/ Laurence A. Tosi
	Name:	Laurence A. Tosi
	Title:	Chief Financial Officer

[Signatures Continued on Following Page]

[Signature Page to Purchase and Sale Agreement]

CAPITAL TRUST, INC.

By:	/s/ Stephen D. Plavin
Name: Stephen D. Plavin
Title: Chief Executive Officer and President

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

Assignment of Lease

See attached.

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Agreement”) is made as of [                         ,] 2012, by and between CAPITAL TRUST, INC., a New York corporation (“Assignor”) and HUSKIES ACQUISITION LLC, a Delaware limited liability company (“Assignee”).

For and in consideration of that certain Purchase and Sale Agreement, dated September 27, 2012, by and between Assignor and Assignee and the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers, sets over and conveys to Assignee, all of Assignor’s right, title and interest in and to that certain Agreement of Lease dated May 30, 2000 between 410 Park Avenue Associates, L.P., as landlord, and Assignor, as tenant (as such lease was amended by that certain Additional Space, Lease Extension and First Lease Modification Agreement dated May 23, 2007, Second Lease Modification Agreement dated May 26, 2009, Third Lease Modification Dated August 31, 2009 and Fourth Lease Modification Agreement dated September 17, 2009, the “Lease”). Provided that Landlord consents and agrees to this Agreement as required pursuant to the Lease, Assignee hereby accepts the assignment and agrees to assume, fulfill, perform and discharge all the commitments, obligations and liabilities of Assignor, as tenant under the Lease, in accordance with the terms of the Lease. Assignee hereby agrees to indemnify, defend and hold harmless Assignor from all of the liabilities and obligations of the tenant under the Lease which arise or accrue on or after the date hereof.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing express or implied in this Agreement is intended to confer upon any person, other than the parties hereto, or their respective successors or permitted assigns, any rights, remedies obligations or liability under or by reason of this Agreement.

This Assignment shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

This Agreement shall be governed by, and construed under, the laws of the State of New York.

IN WITNESS WHEREOF, Assignor and Assignee do hereby execute and deliver this Agreement as of the date and year first above written.

ASSIGNOR:

CAPITAL TRUST, INC., a New York corporation

By:
Name:
Title:

ASSIGNEE:

HUSKIES ACQUISITION LLC
a

By:
Name:
Title:

EXHIBIT B

Form of CT Charter Amendment

See attached.

Filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012.

EXHIBIT C

Form of New CT Management Agreement

See attached.

Filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012.

EXHIBIT D

Form of Old CT/CTIMCO Management Agreement Termination Agreement

See attached.

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), is made as of [—], 2012, by and between Capital Trust, Inc., a Maryland corporation (the “Company”), and CT Investment Management Co., LLC, a Delaware limited liability company (the “CTIMCO”).

Preliminary Statement

A. The Company and CTIMCO are parties to that certain amended and restated investment management agreement, dated as of December 16, 2011 (the “Investment Management Agreement”).

B. Pursuant to the Purchase and Sale Agreement, dated as of September 27, 2012, by and between the Company and Huskies Acquisition LLC, a Delaware limited liability company (“Purchaser”), Purchaser has agreed to acquire CTIMCO’s investment management business and certain related interests on the terms and conditions set forth therein.

C. In connection therewith, the Company and CTIMCO desire to terminate the Investment Management Agreement as of the date hereof.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. From and after the date hereof, subject to the conditions set forth herein, the Investment Management Agreement is hereby cancelled and terminated and is of no further force or effect.

2. No Management Fees (as such term is defined in the Investment Management Agreement) are due or are outstanding as of the date hereof.

3. Each of the parties has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4. This Agreement shall be binding upon the parties hereto, their affiliates, successors and assigns.

5. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

6. Each of the parties agrees to take whatever additional actions shall be required to give effect to the intention of the parties as set forth in this Agreement.

7. This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart, except that no counterpart shall be binding unless a counterpart has been signed by all parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CAPITAL TRUST, INC.

By:
Name:
Title:

CT INVESTMENT MANAGEMENT CO., LLC

By:
Name:
Title:

EXHIBIT E

Form of Registration Rights Agreement between CT and Purchaser

See attached.

Filed as Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012.